Exhibit 99.2

Management's Proposal

General Shareholders' Meeting

09/14/2023 at 09:30h

About Sinqia

Sinqia is a leading technology provider for the financial sector. Since 2005, it has carried out a consolidation strategy that has resulted in the most comprehensive portfolio and leadership in the sector after 24 acquisitions. The company operates through 6 units: banks, funds, pension funds, consortium, digital and services.

Investor Relations
Thiago Rocha, Vice-Chief Executive Officer
Emerson Faria, Officer
ri@sinqia.com.br
ri.sinqia.com.br

The proposed transaction involves the securities of a foreign company. The shareholder vote is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the subject company is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may acquire securities of the subject company otherwise than pursuant to completion of the merger, such as in open market or privately negotiated purchases.

São Paulo, August 14, 2023. Sinqia S.A. (B3: SQIA3) (“Sinqia” or “Company”), a technology provider for the financial sector, in compliance with CVM Resolution No. 81 of March 29, 2022 (“RCVM 81”), hereby makes available to its shareholders the documents and information for the Extraordinary General Shareholders’ Meeting (“EGM”) to be held, on the first call, exclusively in digital format, under the terms of RCVM 81, as indicated below:

Date: 09/14/2023, Thursday Time: 09:30h

Attendance: The EGM will be held exclusively in digital format, under the terms of RCVM 81, through the Zoom platform, as described in the Call Notice published on this date.

Participation through the Electronic System (Zoom)

Shareholders wishing to participate in the EGM, via the Zoom platform (“Electronic System”), must send a request to the e-mail address ri@sinqia.com.br, at least 48 hours before the EGM, i.e. until 09:30 a.m. (Brasília time) on September 12, 2023, accompanied by the following documents:

For natural persons:
◾          shareholder’s photo ID.

For legal entities:
◾          latest bylaws or consolidated articles of association and corporate documents proving the shareholder’s legal representation;
◾          photo ID of the legal representative.

For investment funds:
◾          latest consolidated fund regulations;
◾         bylaws or articles of association of its administrator or manager, as the case may be, observing the fund’s voting policy and corporate documents proving powers of representation;
◾          photo ID of the legal representative.

For all shareholders:
◾          statement of the shareholder’s position, issued by the depositary institution or by the bookkeeping agent of the Company’s shares, depending on whether or not their shares are deposited in a central depositary, issued no more than 3 days prior to the EGM; and
◾          in the case of representation by an attorney-in-fact, instruments of mandate for representation of the shareholder by an attorney-in-fact, granted under the terms of §1º of Art. 126 of Law No. 6.404/76 (“Brazilian Corporations Law”), without the need for notarization.

Once the request has been received and the documentation provided has been verified, the Company will reply to the respective e-mail with the instructions for the shareholder to access the EGM through the Electronic System, and the shareholder will be able to exercise their respective voting rights and will be considered present and sign the minutes, pursuant to Articles 28, §1 and 47, III and §1 of RCVM 81. If the shareholder does not receive this e-mail by 08:00 on 14/09/2023, they should contact the Company for support, immediately, by telephone (11) 3478-4788.

In accordance with the regulations in force, anyone who fails to register, accompanied by the requested documentation, within the aforementioned period, will not have access to the Electronic System on the date of the EGM.

By registering in advance, shareholders or their authorized representatives undertake to: (i) use the access data to the Electronic System received solely and exclusively for participation and remote voting during the EGM; (ii) not transfer or disclose, in whole or in part, the access data to any third party, shareholder or not, recognizing that these are for individual and non-transferable use; and (iii) not record or reproduce, in whole or in part, nor transfer, to any third party, shareholder or not, the content or any information transmitted by digital means during the holding of the EGM.

The Electronic System made available by the Company complies with the requirements set out in Article 28, § 1, of RCVM 81, including: (i) recording the attendance of shareholders and their respective votes; (ii) simultaneous expression and access to documents presented during the EGM that may not have been made available previously; (iii) full recording of the EGM by the Company itself; and (iv) communication between shareholders.

Todos os direitos reservados para Sinqia

The Company is not responsible for any operational or connection problems that the shareholder may face, as well as any other possible issues beyond the Company’s control that may make it difficult or impossible for the shareholder to participate in the EGM on the Electronic System.

Shareholders who request to participate in the Electronic System should familiarize themselves in advance with the use of the Zoom digital platform, as well as ensure the compatibility of their respective electronic devices with the use of the platform (by video and audio).

Participation by Remote Voting

The Company will also adopt the remote voting system, allowing the delivery of the Remote Voting Form (“RVF”) (i) directly to the Company; (ii) through the bookkeeper of the Company’s shares (Banco Bradesco S.A.) or (iii) through the shareholder’s respective custodian, in accordance with the guidelines of the RVF disclosed on this date and in accordance with the deadlines established by the respective custodians.

In order for the remote voting form to be considered valid, the shareholder opting for remote voting or their legal representative must (i) fill in all the fields of the respective RVF, and (ii) initial all the pages and sign the last page of the RVF. No notarization, sworn translation, notarization or consularization will be required.

In order for the RVF to be considered delivered, the shareholder who opts for remote voting must adopt one of the following alternatives: (i) sending it to the Company: the shareholder must send the respective RVF exclusively as a digital file, to the e-mail ri@sinqia.com.br with the subject “BVD AGE SET 2023” - physical copies sent to the Company’s head office will not be accepted - accompanied by the documents required by the Company, at least 7 days before the date of the EGM (RVFs received after this date may be disregarded); (ii) sending to the book-keeper: the shareholder must transmit the instruction to fill in the RVF to the book-keeping agent for the Company’s shares (Banco Bradesco S. A.), if your shares are deposited with the bookkeeping agent; or (iii) sending to the custodian: the shareholder must transmit the instruction to fill in the RVF to the custodian of your shares, if your shares are deposited with the central depositary, observing the procedures established by the respective custodian.

The documents that must accompany the RVF are:

For natural persons:
◾          shareholder’s photo ID.

For legal entities:
◾          latest bylaws or consolidated articles of association and corporate documents proving the shareholder’s legal representation;
◾          photo ID of the legal representative.

For investment funds:
◾          latest consolidated fund regulations;
◾          bylaws or articles of association of its administrator or manager, as the case may be, observing the fund’s voting policy and corporate documents proving powers of representation;
◾          photo ID of the legal representative.

Pursuant to Article 46 of RCVM 81, the Company will inform the shareholder within 3 days of receipt of the RVF and the documents, whether the documents received are sufficient for the vote to be considered valid, or the procedures and deadlines for any rectification or resubmission, if necessary. If necessary, the rectification or resubmission of the ballot must also be made no later than 7 days before the date of the EGM, i.e. no later than September 7, 2023 (including).

Pursuant to Art. 48, §2 of RCVM 81, if there are differences between the RVF received directly by the Company and the voting instruction contained in the voting map from the bookkeeper for the same CPF or CNPJ number, the voting instruction from the bookkeeper shall prevail.

The RVF for participation in the AGM is available on the Company’s website at Company (ri.sinqia.com.br), CVM (www.gov.br/cvm/) and B3 (www.b3.com.br).

Todos os direitos reservados para Sinqia

The Company also clarifies that, pursuant to Art. 49 of RCVM 81, if it becomes necessary to hold the EGM on the 2nd call, the voting instructions sent by shareholders via RVF (either directly to the Company or via service providers) and validly received by the Company for the EGM on the 2nd call will be validly considered at the EGM on the 2nd call, without the need for a new manifestation or express renewal of such voting instructions, and such shareholders will also be considered as present at the EGM, observing their respective shareholdings on the day of the EGM on the 2nd call.

Agenda:

As they are considered part of a single transaction, subject of the material fact published on July 20, 2023, the approval of each of the matters on the agenda will be conditioned to the full approval of all matters on the agenda of the EGM, provided that the consummation of the Transaction (defined below) is conditioned to the implementation of all the conditions precedent provided for in the Protocol and in the Merger Agreement, as defined below.

1.         To examine, discuss and resolve on the “Protocol and Justification for the Merger of Shares Issued by Sinqia S.A. by Evertec Brasil Informática S.A.” (“Protocol”) and on the merger of shares issued by the Company by Evertec Brasil Informática S.A. (“Evertec BR”) (“Merger of Shares”) upon the delivery, to the Company’s shareholders, of class A preferred shares and class B preferred shares issued by Evertec BR, automatically redeemable upon delivery, as consideration, of a cash installment and Level I Brazilian Depositary Receipts (BDRs) backed by common shares issued by Evertec, Inc. (“Evertec Inc”), under the terms and conditions set forth in the Protocol, hereby authorizing the Company’s board of officers to adopt all the necessary measures to implement the resolutions that may be approved at the EGM.

On July 20, 2023, the Company entered into the “Merger Agreement and Other Covenants” (“Merger Agreement”) with Evertec BR and with Evertec Inc, a company listed on the New York Stock Exchange - NYSE, headquartered in Puerto Rico (Evertec Inc and Evertec BR, jointly, “Evertec”), by which the terms and conditions of a business combination between the Company and Evertec were agreed, through the merger of the shares issued by Sinqia by Evertec BR (“Transaction”).

On the same date, shareholders holding shares issued by the Company representing more than 40% of the total shares with voting rights entered into certain Voting Agreements (“Voting Commitments”), which establish their obligation to vote in favor of the approval of the Transaction at the Company’s EGM. In addition, during the term of the Voting Commitments, such shareholders have undertaken not to transfer of or in any way dispose of the shares issued by the Company and held by them until the date of the Company’s EGM.

The Merger Agreement and the Voting Commitments were disclosed to the market by the Company on June 20, 2023 and are available on the Company’s website (ri.sinqia.com.br), the CVM’s website (www.gov.br/cvm/) and B3’s website (www.b3.com.br).

The Transaction will be implemented through (i) the Merger of Shares, which will result, after its consummation, in the conversion of the Company into a wholly-owned subsidiary of Evertec BR, with the attribution to the Company’s shareholders of mandatorily redeemable class A and class B preferred shares issued by Evertec BR (“New Evertec BR Shares”); and (ii) the automatic redemption of all these new redeemable preferred shares of Evertec BR (“Redemption”), through the payment of cash and the delivery of Brazilian Depositary Receipts (BDRs) Level I admitted to trading on B3, whose underlying assets will be common shares issued by Evertec Inc (“BDR”) traded on the NYSE.

Pursuant to articles 224 and 225 of the Brazilian Corporations Law, the managers of Sinqia and Evertec entered into, on August 14, 2023, the Protocol, as approved by the Board of Directors at a meeting held on August 13, 2023, set out in Exhibit I to this Proposal, which reflects the terms and conditions set out in the Merger Agreement and establishes the overall basis for the Merger of Shares, pursuant to article 252 of the Brazilian Corporations Law.

The Company’s Appraisal Report for the purposes of the Merger of Shares, prepared by Apsis Consultoria e Avaliações Ltda., is attached to this Proposal as Exhibit II.

In accordance with Article 22 of RCVM 81, more detailed information on the proposed Merger of Shares is available in Exhibit III to this Proposal.

Todos os direitos reservados para Sinqia

The business combination between Sinqia and Evertec is based on strategic fundamentals for the expansion of the companies’ activities, allowing the capture of synergy gains arising from their integration. The complementarity between Sinqia’s software and services for the financial system and Evertec’s payment solutions represents an opportunity to generate value for both parties, creating a more competitive and innovative company with greater capacity for growth.

The Company’s Board of Directors received a fairness opinion from Banco BTG Pactual S.A. regarding the reasonableness of the exchange ratio and the economic terms of the Transaction, having concluded that its terms are fair and equitable for all of the Company’s shareholders.

Therefore, in accordance with the provisions of the Protocol and the Merger Agreement, the Company’s Management hereby submits to the resolution of its shareholders and proposes the approval, within the scope of the EGM, of the Protocol, whose object is the terms and conditions of the Transaction, and of the Merger of Shares. Management informs that the approval of this item is subject to the approval of shareholders holding at least half of the shares with voting rights, under the terms of article 252, 2nd paragraph, of the Brazilian Corporations Law.

Information on the withdrawal right, as required by article 21 of RCVM 81, is provided in Exhibit IV to this Proposal.

Management also informs that (i) the Company’s financial statements as of March 31, 2023, (ii) Evertec BR’s financial statements as of March 31, 2023 and (iii) the pro forma financial information required under RCVM 81 and CVM Resolution 78, of March 29, 2022, are available in Exhibit V, Exhibit VI and Exhibit VII, respectively, to this Proposal.

In addition, management points out that the minutes of the meetings of the Board of Directors and Fiscal Council that discussed and resolved on the Transaction are included in Exhibit VIII and Exhibit IX to this Proposal.

2.          To resolve on the waiver of Evertec BR’s obligation to join the Novo Mercado segment of B3 (“Novo Mercado”) in the context of the Merger of Shares, pursuant to Article 46, sole paragraph, of the Novo Mercado Regulation

Pursuant to Article 46 of the Novo Mercado Regulation, except upon the approval of the majority of the holders of outstanding shares present at the EGM, the company resulting from a corporate reorganization involving the transfer of the shareholder base of a company listed on the Novo Mercado must apply for entry into the Novo Mercado segment within 120 days of the date of the shareholders’ meeting that resolves on said reorganization.

Under the terms of the Merger Agreement and the Protocol, and as detailed in Exhibit III to this Proposal, the consummation of the Transaction is conditioned to the waiver of Evertec BR’s eventual obligation to join the Novo Mercado segment, as expressly permitted by the sole paragraph of article 46 of the Novo Mercado Regulation.

Therefore, considering that (i) the New Evertec BR Shares delivered to Sinqia’s shareholders will be immediately redeemed in accordance with the Redemption Ratio described in Exhibit III to this Proposal; and (ii) the Transaction will not take place in the absence of a waiver of such obligation, Management proposes to waive the requirement for Evertec BR to enter the Novo Mercado segment.

As the matter depends on the approval of the majority of the holders of the Company’s outstanding shares present at the EGM, under the terms of the sole paragraph of article 46 of the Novo Mercado Regulation, the Company’s managers will not vote on this matter, given that the shares held by them do not fall within the concept of “outstanding shares” for the purposes of article 9 of the Novo Mercado Regulation.

3.        To resolve on the termination of the Sinqia Share Grant Plan (“Plan”), immediately following the delivery of the shares covered by said Plan to the beneficiaries

As provided for in the Merger Agreement, the Company’s Board of Directors approved, at the meeting held on July 20, 2023, the acceleration of the vesting and restriction periods of the stock options and restricted shares subject to the long-term incentive plans in shares of the Company, subject to the approval of all the matters of this EGM, in order to allow eligible beneficiaries to hold shares issued by the Company immediately prior to the date of consummation of the Transaction.

Todos os direitos reservados para Sinqia

In addition, as a condition precedent to the consummation of the Transaction, the Company undertook to cancel the long-term incentive plans in shares immediately after the delivery of the shares which are the object of the long-term incentive plans in shares to the eligible beneficiaries who comply with the procedures and deadlines stipulated by the Board of Directors.

Accordingly, Management proposes to approve the termination of the Plan, immediately following the delivery of the shares to such beneficiaries, as approved by the Company’s Board of Directors on July 20, 2023, which, in turn, will occur before the date of consummation of the Transaction.

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Todos os direitos reservados para Sinqia

Annex I to Exhibit 99.2 – PROTOCOL AND JUSTIFICATION OF THE MERGER OF SHARES OF SINQIA S.A. BY EVERTEC BRASIL INFORMÁTICA S.A.

PROTOCOL AND JUSTIFICATION OF THE MERGER OF SHARES OF SINQIA S.A. BY EVERTEC BRASIL INFORMÁTICA S.A.

The Companies qualified below, through their managers:

(i)        EVERTEC BRASIL INFORMÁTICA S.A., a closed company incorporated and existing in accordance with the laws of the Federative Republic of Brazil, enrolled with CNPJ under No. 06.187.556/0001-15, with head offices in the City of São Paulo, State of São Paulo, at Alameda Lorena, 638, 3rd floor, suites 31 and 32, Jardim Paulista, CEP 01424-002, herein represented in accordance with its bylaws (“Evertec BR”);

(ii)        SINQIA S.A., a publicly held company incorporated and existing in accordance with the laws of the Federative Republic of Brazil, enrolled with CNPJ under No. 04.065.791/0001-99, with head offices in the City of São Paulo, State of São Paulo, at Rua Bela Cintra, No. 755, 7th floor, Consolação, CEP 01415-003, herein represented in accordance with its bylaws (“Sinqia” and, jointly with Evertec BR, the “Companies” or “Parties”);

And also,

(iii)       EVERTEC INC., a company incorporated and validly existing in accordance with the laws of Puerto Rico, listed on the NYSE, with registered office at Cupey Center Building, Road 176, Km. 1.3, San Juan, Puerto Rico 00926, hereby represented in the form of its articles of incorporation.

NOW, THEREFORE, the Parties have decided to enter into, on this date, as set forth under articles 224, 225 and 252 of Law No. 6.404/1976 (“Brazilian Corporations Law”) this Protocol and Justification of the Merger of Shares of Sinqia by Evertec BR (“Protocol”), which shall be submitted for the approval of their shareholders, under the following terms and conditions:

1.	Description of the Transaction

1.1.        Description of the Transaction. This Protocol governs the terms and conditions of a business combination between the Companies, to be submitted to the resolution of their shareholders, which will result in (a) the ownership, by Evertec BR, of all the shares issued by Sinqia; (b) the receipt, by Sinqia’s shareholders, of class A mandatorily redeemable preferred shares (“Evertec BR PNA Share”) and class B mandatorily redeemable preferred shares (“Evertec BR PNB Share” and, jointly with Evertec BR PNA Shares, the “Evertec BR New PN Shares”), all registered and without par value, issued by Evertec BR, in replacement of the common shares issued by Sinqia that Sinqia’s shareholders hold on the date of the consummation of the Merger of Shares (as defined below), to be timely disclosed to the market (“Sinqia Shareholders”); and, subsequently and interdependently, (c) the redemption of all the Evertec BR New PN Shares, through the delivery to their holders of the assets described in clause 2. 1(ii) et seq. below (“Transaction”).

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1.2.       The entirety of the terms and conditions related to the Transaction are set out in the Merger Agreement and Other Covenants entered into between the Companies, with Evertec Inc. and certain of Sinqia’s shareholders as intervening consenting parties, on July 20, 2023 (“Merger Agreement”), as well as in the Voting Agreement and Other Covenants, entered into by and between the Companies, Evertec Inc and certain shareholders of Sinqia (“Voting Commitment”), both filed at Sinqia’s headquarters and disclosed by it, on the same date, through its Investor Relations website (ri.sinqia.com.br), as well as on the websites of the Brazilian Securities Commission (www.cvm.gov.br) and B3 (www.b3.com.br).

1.3.        The Companies reaffirm and ratify all provisions contained in the Merger Agreement and in the Voting Commitment.

1.4.        Capitalized terms that are not defined under this Protocol shall have the meanings attributed to them in the Merger Agreement.

2.	Transaction Steps, Exchange Ratio, Redemption Ratio and Justification

2.1.      Transaction Steps: Exchange Ratio and Redemption Ratio. The Transaction, subject to the corporate approvals provided for in Section 6 and the verification of the Conditions Precedent referred to in Section 3 below, will comprise the following stages, all interdependent and linked to each other, so that no stage will be effective individually without the others also having and being fully implemented:

(i)
Merger of all shares issued by Sinqia, except for the shares already held by Evertec BR, pursuant to article 252 of the Brazilian Corporations Law, at market value, by Evertec BR, assigning to Sinqia Shareholders the Evertec BR New PN Shares (“Merger of Shares”). The Merger of Shares will observe the following exchange ratio: for each common share issued by Sinqia, there will be delivered (a) one (1) Evertec BR PNA Share; and (b) one (1) Evertec BR PNB Share (“Exchange Ratio”). Since they are already part of the equity of Evertec BR, the shares issued by Sinqia held by Evertec BR will be disregarded for the purposes of the Merger of Shares.

(ii)
On the same date of the implementation of the Merger of Shares, and as a subsequent and interdependent act, the automatic redemption of the Evertec BR New PN Shares (“Redemption”) will be implemented, through the delivery of the following assets to their holders (“Redemption Ratio”):

(a)
for each 1 (one) Evertec BR PNA Share held by its holder, it shall be paid, as consideration for the redemption, R$ 24.47 (twenty-four reais and forty-seven cents), adjusted pursuant to Section 2.3 and 2.4 below (“Cash Portion”); and

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(b)
for each one (1) Evertec BR PNB Share held by its holder, it shall be delivered, as consideration for the Redemption, 0.014354 Level I Brazilian Depositary Receipts (BDR) backed by common shares issued by Evertec Inc, with a par value of US$ 0.01 (one cent) per share and traded on the New York Stock Exchange, which will be admitted to trading on B3 – Brasil, Bolsa, Balcão (“B3”) as set forth in Section 6.6 (“Evertec Inc BDR”).

2.1.1.   After consummation of the Merger of Shares, Sinqia will become a wholly owned subsidiary of Evertec BR and will retain its status as a legal entity, rights and obligations for all purposes, with no legal succession.

2.2.        Assumptions of the Transaction. The Transaction, the Exchange Ratio and the Redemption Ratio were freely negotiated between the Companies and took into account the following assumptions:

(i)
except with respect to the interest on equity already declared by Sinqia’s GSM held on April 27, 2023, in the amount of R$ 4,690,007.39 (four million, six hundred and ninety thousand and seven reais and thirty-nine cents) that will be paid until July 31, 2023 (“JCP Sinqia 2023”), there will be no declaration, payment of dividends or interest on equity by Sinqia between the date of signature of the Merger Agreement and the Closing Date;

(ii)
Sinqia’s corporate capital is represented by 87,941,972 (eighty-seven million, nine hundred and forty-one thousand, nine hundred and seventy-two) common, registered, book-entry shares, without par value, on a fully diluted basis, including treasury shares;

(iii)	Sinqia has 3,254,876 (three million, two hundred and fifty-four thousand, eight hundred and seventy-six) shares of its own issue held in treasury;

(iv)
there are 1,370,540 (one million, three hundred and seventy thousand, five hundred and forty) stock options issued by Sinqia under stock option plans and restricted shares issued by Sinqia under share granting plans that will have their respective vesting periods and share transfer restriction periods accelerated upon the approval of the Transaction at Sinqia’s GSM (“Sinqia’s Stock Plans”). Prior to the Closing Date, Sinqia will deliver, from its treasury, up to 1,370,540 (one million, three hundred and seventy thousand, five hundred and forty) shares in the context of Sinqia’s Stock Plans, and thereafter, all Sinqia Stock Plans will be terminated, with no remaining stock option or restricted share issued by Sinqia ; and

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(v)	except as set forth in this Section, after the Closing Date, there shall be no further issue of shares or remaining obligation relating to Sinqia’s Stock Plans.

2.3.       SELIC Update. The Cash Portion provided for in Section 2. 1(ii)(a) will be duly updated by the SELIC rate on the amount of R$ 27.50 (twenty-seven reais and fifty cents) from the date of execution of the Merger Agreement until the Closing Date (“SELIC Adjustment”), subject to the following: (a) the SELIC Adjustment may not exceed R$ 1.00 (one Real) per Evertec BR PNA Share to be redeemed (“SELIC Adjustment Cap”); and (b) the SELIC Adjustment Cap shall not be applicable in case the Closing of the Transaction is delayed due to a delay in the fulfillment of the Conditions Precedent borne by Evertec provided for in Section 3. 2(iv) and Section 3.2(v), provided that all Conditions Precedent to be Fulfilled by Sinqia have been implemented in accordance with the provisions of Section 3.3 below (“Incremental Events”).

2.3.1.   Except with respect to the JCP Sinqia 2023, any distribution of dividends or interest on equity by Sinqia will reduce the calculation basis of the SELIC Adjustment of the Cash Portion, from the date of such distribution (including) until the Closing Date (excluding).

2.3.2.   For clarification purposes, any increase due above the SELIC Adjustment Cap must be calculated exclusively in relation to the period of time between the fulfillment of all Conditions Precedent to be Fulfilled by Sinqia (including) and the Incremental Events (excluding).

2.3.3.   For clarification purposes, the Selic Adjustment Cap shall limit the Cash Portion to the amount of R$ 25.47 (twenty-five reais and forty-seven cents), provided that, as set forth in Section 2.3(b), this limitation shall not apply if the Incremental Events occur.

2.3.4.   For the purposes of Section 2.3, the Condition Precedent set forth in Section 3.3(viii) shall only be deemed fulfilled after the expiration of thirty (30) days from the date of publication of the minutes of Sinqia’s GSM, during which period the shareholders of Sinqia may exercise their right of withdrawal in relation to the approval of the Merger of Shares by Sinqia’s GSM, pursuant to article 137 of the Brazilian Corporations Law.

2.4.        Cash Portion Adjustment. The Cash Portion shall be adjusted in the event that, up to and including the Closing Date, there is any change in the number of shares into which the corporate capital of Sinqia is divided on a fully diluted basis, except as authorized in Section 2.2(iv). Except with respect to the Sinqia 2023 JCP, the total amount of the Cash Portion shall also be reduced by the same amount of any dividends, interest on equity and other income declared or paid by Sinqia between the date of signing of the Merger Agreement and the Closing Date (including), adjusted by SELIC as of the date of payment.

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2.5.      Any repurchase or issuance of new shares by Evertec BR, Evertec Inc or any of their respective Subsidiaries, whether in the context of a merger and acquisition (M&A), capital increase, public offering, private offering, issuance of restricted share units (RSU), incentive programs or shares for their executives or exercise of stock options will not imply adjustments to the Redemption Ratio.

2.6.        Evertec BR may (but will not in any way be obliged to), unilaterally and without the need to amend this Protocol, increase the total cash value and/or the amount of Evertec Inc BDR, as the case may be, to be delivered as consideration for the Redemption of the Evertec BR New Shares.

2.7.       Treatment of fractions. There will be no fractions resulting from the Merger of Shares described in Section 2.1(i). Any fractions of Evertec Inc BDRs delivered to the shareholders of Sinqia as consideration for the Redemption will be grouped into whole numbers to be then sold in an auction managed by B3, after the Closing Date, under the terms of a notice to shareholders to be timely disclosed by Sinqia. The amounts earned as a result of such sale will be made available, net of fees, to the former Sinqia shareholders holding the respective fractions, in proportion to their participation, on a date to be duly disclosed by Sinqia, provided that Evertec BR must acquire the BDRs Evertec Inc that have not been acquired at the end of the auction, except if Evertec Inc. and/or its controlled companies hold material non-public information about Evertec Inc, as defined in the applicable legislation.

2.8.        Evertec BR New PN Shares. The Evertec BR New PN Shares will have the rights and benefits attributed to them under the terms of the bylaws of Evertec BR. The Evertec BR New PN Shares will not have voting rights, will have priority in the repayment of capital in the event of liquidation, without premium, and shall be automatically redeemed on the Closing Date, without the need, therefore, for a special meeting, in a date to be announced in due course by Sinqia.

2.9.      Justification. The business combination between the Companies is based on strategic fundamentals for the expansion of their activities, allowing the capture of synergy gains derived from their integration. The complementarity between Sinqia’s software and services for the financial system and Evertec Inc’s payment solutions represents an opportunity to generate value for the Parties, creating a more competitive and innovative company with greater capacity for growth.

2.10.      Tax Withholding. The amounts to be paid by Evertec BR to the Sinqia Shareholders under the Transaction shall be deducted, where applicable, from any taxes withheld at source that are due. To this end, Evertec BR may, when necessary, withhold part of the Cash Portion of a specific shareholder, as may be required in order to enable the withholding of taxes provided for herein.

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2.10.1.  In the case of Sinqia shareholders who are not, for tax purposes, residents in Brazil, as defined by Applicable Law, Evertec BR shall withhold and pay to the Brazilian Governmental Authorities any amounts of withholding taxes on capital gains or other taxes, which shall be deducted from the Cash Portion due to such shareholder. Such shareholders of Sinqia shall submit to Evertec BR, directly or through their custodian agents, five (5) days prior to the Closing Date, a written statement, accompanied by the documents capable of proving their average cost of acquisition of the shares issued by Sinqia, and Evertec BR shall use such information to calculate any capital gain taxes (withholding income tax on capital gain) related to such payments (“Withholding Amount”), if any. Evertec BR will then deduct the Withholding Amount from any Cash Portion payment in favor of such Sinqia’s shareholders and pay the Withholding Amount to the applicable Governmental Authority.

2.10.2.  If such Sinqia’s shareholders fail to present the documents able to prove their average acquisition cost of the shares issued by Sinqia, as set forth in this Section, Evertec BR may consider that their corresponding acquisition cost in the shares issued by Sinqia is equal to zero, for purposes of calculating the Withholding Amount .

2.10.3. Tax on foreign exchange transactions (IOF/Câmbio) or any other Tax applicable to such transactions at any time, levied or to be withheld from any Sinqia’s shareholders as a consequence of the foreign exchange transactions and/or remittances necessary for Evertec BR to fulfill its obligations under this Section shall be deducted by Evertec BR from any such payment .

2.11.      After the consummation of the Transaction, the shares issued by Sinqia will cease to be traded in B3’s Novo Mercado segment.

3.	Conditions Precedent to the Closing of the Transaction

3.1.       Condition Precedent of the Parties. Parties’ obligation to consummate the Transaction and perform the Closing is subject to the condition precedent that, on the Closing Date, there shall be no Governmental Order with the effect of preventing or otherwise preventing the consummation of the Transaction (“Condition Precedent of the Parties”) .

3.2.        Sinqia’s Conditions Precedent. The obligation of Sinqia to consummate the Transaction and perform its Closing is subject to the fulfillment or waiver (at Sinqia’s sole discretion) of each of the following conditions precedent (“Conditions Precedent to be Fulfilled by Evertec”) :

(i)
Evertec BR’s Representations and Warranties. The representations and warranties made by Evertec BR in Section 8.1 of this Protocol shall be true and correct in all material respects between the date of execution of the Merger Agreement and the Closing Date (except where the representations and warranties themselves contain reference to an earlier date, when they shall be true and correct in all material respects as of such date);

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(ii)
Evertec Inc’s Representations and Warranties. The representations and warranties made by Evertec Inc in the Merger Agreement shall be true and correct in all material respects between the date of execution of the Merger Agreement and the Closing Date (except where the representations and warranties themselves contain reference to an earlier date, when they shall be true and correct in all material respects as of such date);

(iii)	Compliance with Obligations. Evertec BR and Evertec Inc shall have complied with all material obligations and relevant commitments entered into in this Protocol and in the Merger Agreement;

(iv)
BDR Registration and Trading Admission. The registration of the BDR Level I program sponsored by Evertec Inc concerning the Evertec Inc BDRs (“BDR Program”) with CVM shall have been obtained and the Evertec Inc BDRs shall have been admitted for trade at the B3;

(v)
Evertec Notification. Upon completion of Evertec’s Financing efforts under the Merger Agreement, Evertec BR shall notify Sinqia that it has completed its Financing efforts for the Closing of the Transaction;

(vi)	Execution of the Protocol. This Protocol shall be approved and signed by Evertec BR’s management; and

(vii)	Corporate Approvals. Evertec BR shall have approved the Transaction, pursuant to the Applicable Laws and their articles of incorporation, as provided in Section 6.1(ii) and 6.1(iii) below.

3.2.1.   With respect to the Condition Precedent to be Fulfilled by Evertec set forth in Section 3.2(iv) above, Sinqia acknowledges and agrees that it may not waive such Condition Precedent prior to November 1, 2023.

3.3.       Evertec BR’s Conditions Precedent. The obligation of Evertec BR to consummate the Transaction is subject to the fulfillment or waiver (at Evertec BR’s sole discretion) of each of the following conditions precedent (“Conditions Precedent to be Fulfilled by Sinqia” and, jointly with the Condition Precedent of the Parties and the Conditions Precedent to be Fulfilled by Evertec, the “Conditions Precedent”):

(i)
Sinqia’s Representations and Warranties. The representations and warranties made by Sinqia in Section 8.2 of this Protocol shall be true and correct in all material respects between the date of signature of the Merger Agreement and the Closing Date (except in the event that the representations and warranties themselves contain reference to an earlier date, when they shall be true and correct in all material respects as of such date;

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(ii)
Key Shareholders’ Representations and Warranties. The representations and warranties made by the Key Shareholders in the Merger Agreement shall be true and correct in all material respects between the date of signature of the Merger Agreement and the Closing Date (except where the representations and warranties themselves contain reference to an earlier date, when they shall be true and correct in all material respects on such date);

(iii)	Compliance with Obligations Sinqia. Sinqia shall have complied with all material obligations and material commitments undertaken in this Protocol and in the Merger Agreement;

(iv)
Compliance with obligations by Key Shareholders. The Key Shareholders shall have complied with all material obligations and relevant commitments that, under the terms of the Merger Agreement and other documents of the Transaction, must be complied with prior to the Closing Date;

(v)
Third Party Consents. Sinqia shall have obtained the consent or waiver relating to the early redemption or early maturity of the obligations arising from the following two issues of debentures of Sinqia, as a result of the Transaction, or performed their prepayment: (a) 2nd issue of simple debentures, non-convertible into shares, of unsecured type, with real and additional fiduciary guarantees, in a single series; and (b) 3rd issue of simple debentures, non-convertible into shares, of the unsecured type, with additional real and additional fiduciary guarantees, in a single series;

(vi)
Sinqia’s Stock Plans. The one million, three hundred and seventy thousand and five hundred and forty (1,370,540) outstanding stock options and restricted shares issued by Sinqia related to Sinqia’s Stock Plans shall have their respective grace periods and transfer restriction periods accelerated or shall have been canceled by the Closing Date and all Sinqia’s Stock Plans shall be canceled until Closing;

(vii)	Execution of the Protocol. This Protocol shall be approved by Sinqia’s Board of Directors and signed by Sinqia, and immediately afterwards Sinqia shall call the Sinqia’s GSM;

(viii)
Corporate Approvals. Sinqia’s GSM (as defined in Section 6.1(i)) shall have approved the matters related to the Transaction, pursuant to the Brazilian Corporations Law, as set out in Section 6.1(i) below; and

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(ix)
No Material Adverse Change. From the date of execution of the Merger Agreement until the Closing Date, there will be no material adverse change on Sinqia, which is understood to mean (1) any event, circumstance, effect, occurrence or factual situation, or any combination thereof, which, individually or as a whole, adversely affects or may be reasonably expected to adversely affect the business, operations, assets, properties, commercial or financial condition of Sinqia or any of its Subsidiaries, taken as a whole, in an amount equal to or greater than (a) fifteen (15%) of the consolidated net worth of Sinqia according to its annual financial statements of the fiscal year ended in 2022; or (b) fifteen (15%) of the consolidated gross revenues of Sinqia according to its annual financial statements of the fiscal year ended in 2022, whichever is lower, except to the extent that such change or adverse effect results from adverse economic or exchange effects on the whole industry in which Sinqia operates in Brazil, so long as such changes or conditions do not have an adverse impact in Sinqia or any of its Subsidiaries, as the case may be, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate or (2) bankruptcy of Sinqia or any of its Subsidiaries or filing for recuperação judicial or extrajudicial of Sinqia or any of its Subsidiaries.

3.4.        Waiver of Conditions Precedent. Any waiver of a Condition Precedent shall be expressly notified to the other Party in writing.

3.5.       Satisfaction of Conditions Precedent to Closing. Upon satisfaction and/or waiver by the applicable Party of all Conditions Precedent, as the case may be, such Party shall, as soon as reasonably practicable, send a notice to the other Party confirming such satisfaction and/or waiver of the Conditions Precedent, as applicable, which notice shall be accompanied by sufficient evidence (“Closing Notice”). Upon receipt of the Closing Notice, the relevant Party shall, within ten (10) Business Days, reply to the Closing Notice indicating (a) its agreement with the Closing Notice sent by the other Party (“Confirmation Notice”); or (b) if it requires additional information to confirm the satisfaction of the Conditions Precedent, as  set forth in the Closing Notice, indicating in detail any such request for information.

3.5.1.   In the event the relevant Party fails to respond to the Closing Notice within ten (10) Business Days as provided above, then a Confirmation Notice shall be deemed to be issued on the Business Day following the lapse of such period.

3.5.2.   As it usually occurs in similar transactions, as a result of operational matters with B3 and the necessary procedures with non-resident investors who are holders of shares issued by Sinqia, the Parties estimate that the consummation of the Transaction, with the delivery of the Redemption Ratio, will take place in approximately 15 (fifteen) days from the Confirmation Notice, unless otherwise determined by B3, or on another date defined jointly by Sinqia and Evertec BR.

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3.6.       Cooperation for Closing. The Parties and Intervening Parties shall mutually cooperate for the Conditions Precedent to be satisfied within the shortest term reasonably possible, using reasonable efforts to perform the acts and take the measures necessary for that. The Parties, in an irrevocable and irreversible manner, undertake to cooperate with the practice of all necessary acts by the other Parties for the preparation of any documents related to the Transaction. Sinqia shall within 2 Business Days counted from the date of Sinqia’s GSM provide the publication of the minutes of Sinqia’s GSM.

3.6.1.   Each Party, as the case may be, shall inform the other Party as soon as possible, subject to Applicable Law, of any act, fact or omission of which it becomes aware and which may affect the satisfaction of any Condition Precedent.

3.6.2.   Sinqia shall keep Evertec BR informed in case of occurrence of any Material Adverse Change as from the date hereof

4.	Appraisal of sinqia’s shares for the Merger of Shares

4.1.       Appraisal Company: Evertec BR’s management has hired Apsis Consultoria Empresarial Ltda. (“Appraisal Company”) as a specialized company to prepare the appraisal report of the shares issued by Sinqia to be merged by Evertec BR at their market value (“Appraisal Report”), whose hiring will be submitted for ratification by the Evertec BR’s GSM that resolves on the Merger of Shares. The Appraisal Report is part of this Protocol as its Exhibit 4.1.

4.1.1.   Base Date. The base date used for purposes of the Merger of Shares is March 31, 2023 (“Base Date”).

4.1.2.   Determined Value. Under the terms of the Appraisal Report, the market value attributed to the shares issued by Sinqia to be merged into Evertec BR for purposes of the Merger of Shares is of R$ 26.50 per share (“Determined Value”).

4.1.3.   Accounting of Equity Variations. The equity variations occurred in Sinqia between the Base Date and the Closing Date will be borne by Sinqia, since a merger of shares does not result in the extinction of the company whose shares will be merged; provided that such variations will not impact the Exchange Ratio nor the Redemption Ratio, except in the cases expressly provided for in the Merger Agreement and in this Protocol.

4.2.       Representations. The Appraisal Company has declared (i) that there is no conflict or common interest, actual or potential, with the shareholders of the Companies or, also, in relation to the Merger of Shares itself; and (ii) that the shareholders or managers of the Companies have not directed, limited, hindered or practiced any acts that have or may have compromised the access, use or knowledge of information, assets, documents or working methodologies relevant to the quality of its conclusions.

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4.3.       Pro Forma Financial Statements. The pro forma financial statements on the Base Date were prepared in compliance with the provisions of article 7 of CVM Resolution 78/22 and submitted to reasonable assurance by an independent auditor registered with the Brazilian Securities Commission (“Pro Forma Financials”).

5.	Evertec BR’s Capital Increase

5.1.        In accordance with the amount determined in the Appraisal Report, the consummation of the Merger of Shares will result in an increase in the net equity of Evertec BR, which will be allocated to its corporate capital and to the capital reserve account, as the case may be. Continuously, through the Redemption of the Evertec BR New Shares, the Evertec BR New Shares will be cancelled through payment of the Redemption Ratio against the corporate capital or the capital reserve account, as the case may be. Accordingly, upon Closing of the Transaction, the bylaws of Evertec BR will be amended to reflect the aforementioned capital increase with the issuance of the New Evertec BR PN Shares, to be delivered to the shareholders of Sinqia.

6.	Corporate approvals, Right of Withdraw and Closing of the Transaction

6.1.       The consummation of the Transaction will depend on the performance of the following acts, all interdependent and with effects subject to the satisfaction (or waiver, as applicable) of the Conditions Precedent:

(i)
Sinqia’s extraordinary general shareholders’ meeting to approve (a) this Protocol; (b) the Merger of Shares; (c) the authorization for Sinqia’s management to subscribe the Evertec BR New PN Shares on the Closing Date; (d) the waiver of Evertec BR’s admission to B3’s Novo Mercado special listing segment, pursuant to article 46, sole paragraph, of the Novo Mercado regulation; and (e) the authorization for the management to perform all acts necessary for the implementation of the resolutions taken (“Sinqia’s GSM”).

(ii)
Evertec BR’s extraordinary general shareholders’ meeting to approve (a) this Protocol; (b) the ratification of the engagement of the Appraisal Company; (c) the Appraisal Report; (d) the Merger of Shares; (e) the increase in the corporate capital of Evertec BR due to the Merger of Shares with the consequent issuance of the Evertec BR New PN Shares and amendment of its bylaws; (f) the Redemption of the Evertec BR New PN Shares and the cancellation of the Evertec BR New PN Shares upon payment of the Redemption Ratio, with the consequent amendment of its bylaws; (g) the authorization for the management of Evertec BR to adopt all measures necessary to implement the resolutions taken (“Evertec BR’s GSM”);

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6.2.       Sinqia’s management shall call Sinqia’s GSM within a period of up to five (5) Business Days from the date of signature of this Protocol. The call notice for Sinqia’s GSM must be published thirty (30) days in advance of Sinqia’s GSM, and such period may not be postponed without the prior written consent of Evertec BR, except in the case of a Governmental Order issued by a Governmental Authority. If the legal quorum required for installation of Sinqia’s GSM or for resolution on matters on the agenda is not obtained, Sinqia shall publish within two (2) Business Days from the date of Sinqia’s GSM the second call notice for Sinqia’s GSM, which must take place within eight (8) days from the said publication.

6.3.      Evertec BR’s GSM. Evertec BR’s GSM shall be held prior to the installation of Sinqia’s GSM, provided that Evertec BR’s GSM shall approve the Transaction subject to the approval of the matters by Sinqia’s GSM, as established in the Merger Agreement.

6.4.       Sinqia Right of Withdrawal. Pursuant to article 252, paragraphs 1 and 2 of the Brazilian Corporations Law, the right of withdrawal shall be ensured to shareholders who own, uninterruptedly since the date of disclosure of the first material fact on the Transaction, common shares issued by Sinqia, who do not vote in favor of the Merger of Shares, who abstain from voting or who do not attend Sinqia’s GSM, provided that they expressly state their intention to exercise the right of withdrawal within thirty (30) days from the publication of the minutes of Sinqia’s GSM referred to in Section 6.1(i).

6.4.1.   Refund Amount. The amount to be paid by virtue of the exercise of the right of withdrawal by Sinqia’s shareholders corresponds to R$ 7.39 (seven reais and thirty-nine cents) per common share issued by Sinqia, equivalent to the value of Sinqia’s net equity per share, based on the financial statements for the fiscal year ended December 31, 2022, without prejudice to the drawing up of a special balance sheet, under the terms of the applicable legislation.

6.5.        Evertec BR Right of Withdrawal. Evertec BR’s sole shareholders shall approve the Transaction, waiving any potential right of withdrawal.

6.6.        Registry of the Evertec BDR Program and Admission to Trading. Evertec Inc and Evertec BR will take all necessary measures to obtain the registration of the BDR Program with CVM and the admission of Evertec Inc’s BDRs to trading on B3.

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6.7.       Sinqia’s Share Compensation Plans. As provided for in the Merger Agreement, on July 20, 2023, a meeting of Sinqia’s Board of Directors was held, which approved, subject to the approval of the Transaction at Sinqia’s GSM, the anticipation of the vesting periods of all outstanding stock options and restricted shares subject to Sinqia’s Stock Plans, totaling one million three hundred and seventy thousand five-hundred and forty (1,370,540) options and restricted shares, so that their beneficiaries may hold shares issued by Sinqia immediately prior to the consummation of the Transaction.

6.8.       Closing of the Transaction. Unless otherwise determined by B3, the consummation of the Transaction shall occur within five (5) Business Days from the receipt of the Confirmation Notification mentioned in Section 3.5 or on another date jointly defined by the Companies (“Closing Date”).

7.	Ordinary Course of Business

7.1.        Between the date of execution of the Merger Agreement and the Closing Date, Sinqia has undertook, pursuant to Section 7.3 of the Merger Agreement, to conduct its operations in the ordinary course of business and to refrain from any acts that may materially affect the business or operations of Sinqia or its Subsidiaries, except if authorized by Evertec BR, which, on the other side, has undertook not to refuse this authorization without reason.

8.	Representations and Warranties

8.1.       Representations and Warranties by Evertec Inc and Evertec BR. Evertec Inc and Evertec BR represent and warrant that the following information is true, complete, precise, accurate and correct, on the date of execution of the Merger Agreement and will continue to be so until Closing (except where the representations and warranties themselves contain a reference to a previous date, in which case they shall be true and correct in all respects as of such date):

(i)
Incorporation, Capacity and Authority. Evertec BR is a corporation duly organized and validly existing under the Laws of the Federative Republic of Brazil. The execution of the Merger and the Protocol were - and the consummation of the transactions contemplated by the Merger Agreement and the Protocol will have been on their respective dates - duly and regularly authorized and approved in accordance with the Applicable Law and the respective charter documents of Evertec BR. The Merger Agreement and the Protocol are valid and binding obligations on Evertec BR and Evertec Inc and are enforceable against it in accordance with their terms. All of Evertec Inc’s corporate approvals necessary for the execution of this Protocol and to comply with the obligations assumed herein have been obtained and there is no additional corporate approval required for Evertec Inc to consummate the Transaction that is not expressly mentioned in this Protocol.

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(ii)
No Conflicts. The performance of the acts set forth in this Protocol and in the other documents entered into in the context of the Transaction by Evertec BR and Evertec Inc does not (a) materially violate any Applicable Law or Governmental Order with jurisdiction over Evertec BR, Evertec Inc or its Subsidiaries; and (b) violate any provision of Evertec BR’s bylaws or Evertec Inc’s charter documents. There is no legal action, suit or investigation known to Evertec BR or Evertec Inc, or proceeding pending or imminent against Evertec BR or Evertec Inc that, if adjudicated unfavorably, would impair Evertec BR or Evertec Inc’s ability to perform its obligations under the Merger Agreement and the Protocol and to consummate the Transaction.

(iii)
Governmental Authorization. The execution of the Merger Agreement and the Protocol and the performance by Evertec BR or Evertec Inc of the acts contemplated by the Merger Agreement and the Protocol are not dependent on any action, approval, consent or declaration of any Governmental Authority having jurisdiction over Evertec BR, assuming that the statements made by Sinqia in Sections 8.2(iv), 8.2(v), 8.2(xiv) below and by the Key Shareholders in Section 6.2(iv) of the Merger Agreement are correct.

(iv)
Exemption of SEC Registration. Assuming that the statement made by Sinqia in Section 8.2(xiv) is correct in all respects, no registration of the shares of Evertec Inc., including in the form of a BDR, under the U.S. Securities Act of 1933, as amended (“U.S. Securities Act”) is required for the offer, issuance and delivery of the BDRs of Evertec Inc. to Sinqia’s shareholders in connection with the transactions contemplated by this Protocol.

(v)
Absence of Revenues for Mandatory Notification with CADE. Evertec BR’s economic group, as defined in Brazilian Administrative Council for Economic Defense (CADE) Resolution No. 33, dated April 14, 2022, did not accrue annual revenues equal to or greater than seven hundred and fifty million Reais (R$ 750,000,000.00) in Brazil in the fiscal year ended on December 31, 2022.

(vi)
Bribery and Anti-Corruption. Evertec BR or Evertec Inc and its Subsidiaries have not carried out, offered, promised, nor given, directly or indirectly, nor allowed, within the terms of their duties, responsibilities and activities, that any director, employee, representative, consultant or other individual or legal entity, as well as any investment fund, entity or organization, national or foreign acting on their behalf to effect, offer, promise or give any gift, entertainment, payment, loan or other illegal contribution to any Governmental Authority or any officials, agents or employees of a Governmental Authority, in order to benefit Evertec BR, Evertec Inc or its Subsidiaries, and/or any of their Related Parties, or any Persons in any way, with the intention of: (a) having influence over the applicable Governmental Authority, servant, agent or employee to perform or perform any act or take any decision regarding his position and/or function; or (b) induce any Governmental Authority or employee, servant or agent thereof to perform or cease to perform any act in violation of the conduct recommended or required by applicable law with respect to the Governmental Authority, servant, agent or employee thereof; or (c) induce a Governmental Authority, servant, agent or employee thereof to use its influence to obtain any advantage or favorable treatment for the purpose of assisting Evertec BR, Evertec Inc or its Subsidiaries, or any of its Related Parties; or (d) perform any act in violation of Anti-Corruption Laws.

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(vii)
Financial Capacity. Evertec BR will have, until the Closing Date, sufficient resources for the consummation of the Transaction and the fulfillment of all obligations assumed by it in the Merger Agreement, in this Protocol and in the other documents of the Transaction, including, but not limited to, the payment of the Redemption.

8.1.1.  No Other Representations or Warranties. Except for the representations and warranties contained in this Protocol and the Merger Agreement, Evertec BR or Evertec Inc do not provide Sinqia with any other representations or warranties, express or implied.

8.2.       Sinqia’s Representations and Warranties. Sinqia represents and warrants that the following information is true, complete, accurate, precise and correct, as of the date of execution of the Merger Agreement, and will continue to be so until the Closing Date (except where the representations and warranties contain a reference to an earlier date, in which case they will be true and correct in all respects as of that date):

(i)
Incorporation, Capacity and Authority. Sinqia is a Brazilian corporation, duly organized and validly existing under the Laws of the Federative Republic of Brazil. The execution of the Merger Agreement and the Protocol were - and, as applicable, the consummation of the events provided for in the Merger Agreement and in the Protocol shall have taken place on the respective applicable dates - duly and regularly authorized and approved under Applicable Law and the respective organizational documents of Sinqia. The Merger Agreement and this Protocol constitute a valid and binding obligation on Sinqia and are enforceable against Sinqia in accordance with their terms.

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(ii)
No Conflicts. The performance of the acts provided for in the Merger Agreement, the Protocol and the other documents entered into in the context of the Transaction by Sinqia will not, (a) except for the contracts referred to in Exhibit 6.1(ii) of the Merger Agreement, result in conflicts or a breach and will not constitute a material default of any contract that has generated gross invoiced revenue equal to or greater than R$ 10,000,000.00 (ten million reais) considered individually, in the last twelve (12) months, counted from July 2022 to June 2023, or create a right, or give cause for allegation of termination or amendment, or require modification of financial obligations, involving an annual amount equal to or greater than R$ 10,000,000.00 (ten million reais) considered individually, in the last 12 (twelve) months counted from July 2022 to June 2023, or will give rise to early maturity of financial obligations, or cancellation or loss of benefit or the constitution of any liens (or obligation to constitute liens) on property, assets or rights of Sinqia or its Subsidiaries; (b) conflict with or result in the breach of any obligation under a Governmental Order or authorization, license, permit or consent of a Governmental Authority to which Sinqia or any of its Subsidiaries is subject or a party; nor (c) violate any provisions of Sinqia’s by-laws or charter documents. As of the date of execution of the Merger Agreement, there is no pending action, legal proceeding or investigation against Sinqia or its respective Subsidiaries that could legally hinder the performance of any of the transactions under this Protocol.

(iii)
Capital Stock. On the of execution of the Merger Agreement, the share capital of Sinqia was represented exclusively by eighty-seven million nine hundred and forty-one thousand nine hundred and seventy-two (87,941,972) book-entry common shares, registered and with no par value, including three million two hundred and fifty-four thousand eight hundred and seventy-six (3,254,876) shares held in treasury, all of which are validly issued and fully subscribed and paid in. Except for the obligations arising from Sinqia’s Stock Plans, (a) there are not, on the date hereof, and there will not be on the Closing Date, any put or call options, rights of first refusal, rights of conversion, repurchase or redemption rights or agreements of any nature to the benefit of any Person, to acquire, sell, subscribe, convert, exchange for, repurchase, redeem or otherwise transfer shares issued by Sinqia, that has been granted or issued by Sinqia; and (b) there are no contractual obligations to approve repurchase, redemption or any other form of acquisition of any shares issued by Sinqia or its Subsidiaries.

(iv)
Governmental Authorization. The execution of the Merger Agreement and the Protocol and the performance of the acts contemplated in these documents by Sinqia are not dependent on any action, approval, consent or declaration of any Governmental Authority, assuming that the statements made by Evertec BR and Evertec Inc in Section 8.1(v) are true.

(v)
Absence of Revenues for Mandatory Notification with CADE. Sinqia’s economic group, as defined in Brazilian Administrative Council for Economic Defense (CADE) Resolution No. 33, dated April 14, 2022, did not accrue annual revenues equal to or greater than seven hundred and fifty million Reais (R$ 750,000,000.00) in Brazil in the fiscal year ended on December 31, 2022.

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(vi)
Sinqia’s Financial Statements. Sinqia’s audited financial statements as of December 31, 2022, disclosed on CVM’s website, as well as any Quarterly Information - ITR or financial statement referring to the period subsequent to December 31, 2022, (jointly, “Sinqia’s Financial Statements”) are or shall be complete and true in all their material aspects, were or shall be prepared in accordance with the Brazilian GAAP, on a consistent basis, throughout all the relevant periods, adequately reflecting, in accordance with the Brazilian GAAP, Sinqia’s individual and consolidated financial position, results of operations and cash flows. Sinqia did not have, in the periods covered by Sinqia’s Financial Statements, any liabilities or obligations of any nature, involving material amounts, in addition to the liabilities or obligations that were disclosed, reflected or referred to in Sinqia’s Financial Statements in accordance with the Brazilian GAAP or in its reference form, disclosed on CVM’s website (“Reference Form”). Since December 31, 2022, Sinqia has been conducting its activities in the normal course of business and in a manner consistent with previously adopted practices.

(vii)
Reference Form. Sinqia’s Reference Form, as filed with CVM, is complete in all material aspects and does not contain any untrue information or statement about a relevant event or omission of information or relevant event that may cause the information and statements contained in Sinqia’s Reference Form not to be true, complete, consistent and/or misleading. On the date of execution of the Merger Agreement, except for the disclosure of the material fact notices related to the Transaction, there were no material fact pending disclosure to the market by Sinqia.

(viii)
Operational Activities. As of the date of execution of the Merger Agreement, there was no event or circumstance that could cause a Material Adverse Change on the operations of Sinqia or its Subsidiaries (including due to the execution of the Merger Agreement). Except as set forth in Sinqia’s Reference Form, Sinqia and its Subsidiaries have, as at the date of execution of the Merger Agreement and up to the Closing Date, all licenses, permits, permissions and authorizations for opening and operation that are materially necessary to conduct their businesses. There are no material challenges or disputes of any kind regarding the license, permit, permission or authorization for the operation of their establishments.

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(ix)
Intellectual Property. Sinqia’s and its Subsidiaries’ material Intellectual Property are duly registered and/or protected under Applicable Law and represent all Intellectual Property assets necessary to enable Sinqia and its Subsidiaries to conduct their businesses. Except as referred to in Exhibit 6.1(ix) of the Merger Agreement, Sinqia and its Subsidiaries have not received any notice of violation or conflict with third-party rights in connection with any Intellectual Property. The conduct of business by Sinqia and its Subsidiaries does not infringe, misappropriate, unduly use or violate any third-party Intellectual Property rights. All Sinqia’s and its Subsidiaries’ Software are solely owned by Sinqia or its Subsidiaries, as the case may be. Any employee or service provider participating in the development of Software has assigned its copyrights and all software development rights to Sinqia or its Subsidiaries, as the case may be, by operation of Applicable Law or by specific and licit agreements. No developer or any other third parties have any reason to claim ownership of Sinqia’s or its Subsidiaries’ Software or any rights related thereto.

(x)
Contingencies, Litigation and Liabilities. There are no obligations, liabilities, contingencies, direct damages, losses, pecuniary or convertible to pecuniary liability (including monetary adjustment, reasonable attorneys’ fees and court costs), claims, actions, investigations (that are known by Sinqia), lawsuits, final and non-appealable judgments (including judicial, administrative or arbitration judgements), fines, interest, penalties, costs, expenses and imposition of Liens (including the attachment of assets, property, rights or credits, and/or partial or total, temporary or permanent limitation, to the free use or disposition of any amounts deposited in bank accounts), of any nature, including but not limited to civil, labor, social security, tax, judicial, arbitration or administrative (before or by any person, public entity or arbitrator), involving Sinqia and its Subsidiaries that, according to Sinqia’s management best knowledge, is likely to result in a loss, individually or in the aggregate, higher than five million Reais (R$ 5,000,000.00) and which have not been disclosed in Sinqia’s Reference Form and/or in Sinqia’s Financial Statements.

(xi)
Agreements with Related Parties. All transactions carried out by Sinqia and its Subsidiaries with Related Parties complied with the Applicable Law, were carried out under market conditions and were duly accounted for. Any and all Taxes levied on operations carried out by Sinqia and/or its Subsidiaries with Related Parties were duly accounted for and paid. There are no transactions carried out by Sinqia and/or its Subsidiaries with Related Parties that have not been disclosed in Sinqia’s Reference Form as required in Applicable Law.

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(xii)
Bribery and Anti-Corruption. Sinqia and its Subsidiaries have not carried out, offered, promised, nor given, directly or indirectly, nor allowed, within the terms of their duties, responsibilities and activities, that any director, employee, representative, consultant or other individual or legal entity, as well as any investment fund, entity or organization, national or foreign acting on their behalf to effect, offer, promise or give any gift, entertainment, payment, loan or other illegal contribution to any Governmental Authority or any officials, agents or employees of a Governmental Authority, in order to benefit Sinqia or its Subsidiaries, and/or any of their Related Parties, or any Persons in any way, with the intention of: (a) having influence over the applicable Governmental Authority, servant, agent or employee to perform or abstain to perform any act or take any decision regarding his position and/or function; or (b) induce any Governmental Authority or employee, servant or agent thereof to perform or cease to perform any act in violation of the conduct recommended or required by applicable law with respect to the Governmental Authority, servant, agent or employee thereof; or (c) induce a Governmental Authority, servant, agent or employee thereof to use its influence to obtain any advantage or favorable treatment for the purpose of assisting Sinqia or its Subsidiaries, or any of its Related Parties; or (d) perform any act in violation of Anti-Corruption Laws.

(xiii)
Sanctions. Sinqia and its Subsidiaries are not (a) listed on any economic or financial sanctions-related restricted or prohibited list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, Brazil, the European Union or any European Union member state or Her Majesty’s Treasury of the United Kingdom (“Blocked Person”); (b) operating, organized or resident in a country, region or territory which is itself the subject of comprehensive economic or financial sanctions; (c) an entity in which one or more Blocked Persons have in the aggregate, directly or indirectly, a fifty percent (50%) or greater equity interest; (d) an entity Controlled by a Blocked Person; or (e) been notified by any Governmental Authority that it may become a Blocked Person in the future.

(xiv)
US Shareholding Base Test Confirmation. As of July 19, 2023, U.S. holders (as defined in Rule 800(h) under the U.S. Securities Act of 1933, as amended (the “Securities Act”)) hold no more than ten percent (10%) of common shares issued by Sinqia that are the subject of the Transaction, in each case as calculated and determined in accordance with Rules 800 and 802 under the Securities Act.

8.2.1.   No Other Representation or Warranty. Except for the representations and warranties contained in this Protocol, Sinqia does not provide Evertec BR with any other express or implied representations or warranties.

9.	Applicable Law and Dispute Resolution

9.1.        Applicable Law. This Protocol shall be governed by and construed in accordance with the Laws of the Federative Republic of Brazil.

9.2.       Arbitration. Any dispute arising out of or in connection with this Protocol that is not amicably settled shall be submitted to arbitration, pursuant to Brazilian Law No. 9,307/96, to be administered by the Arbitration Chamber instituted by B3 (“Arbitration Chamber”) in accordance with its arbitration rules in force at the time of initiation of the arbitration (“Arbitration Rules”).

19

9.3.       Constitution of the Arbitral Tribunal. The arbitral tribunal shall be composed of three (3) arbitrators.  The claimant(s) shall appoint one (1) co-arbitrator and the respondent(s) shall appoint one (1) co-arbitrator, as per the Arbitration Rules. The two (2) co-arbitrators, shall jointly appoint the third arbitrator, who will act as president of the arbitral tribunal. If any of the parties to the arbitration fail to appoint the respective co-arbitrator, or if the two (2) co-arbitrators fail to agree on the appointment of the president of the arbitral tribunal within the time limits established by the Arbitration Chamber, the Arbitration Chamber shall make the missing appointments, as per the Arbitration Rules. Any provision in the Arbitration Rules referring to limitations to the appointment of arbitrators among those included in any arbitrators’ list shall not be applied.

9.4.        Multiparty Arbitration. In case of an arbitration involving three (3) or more parties in which (i) these parties are not set in just two groups of claimants or respondents; or (ii) the parties set in the same group of claimants or respondents disagree in relation to the appointment of the respective co-arbitrator, all arbitrators shall be appointed by the Arbitration Chamber, as per the Arbitration Rules, unless all the parties to the arbitration agree otherwise.

9.5.       Seat, Applicable Law and Language of the Arbitration. The seat of arbitration shall be the City of São Paulo, State of São Paulo, Brazil. The law applicable to this Agreement, the Transaction and the arbitration shall be the Brazilian law and the arbitrators shall not decide the dispute ex aequo et bono or as amiable compositeur. The language of the arbitral proceedings shall be English, provided that evidence may be produced in Portuguese without the need for translation.

9.6.      Urgent Measures. Prior to the constitution of the arbitral tribunal, any request for urgent measure may be addressed to the courts or to the emergency arbitrator, as per the Arbitration Rules. After the constitution of the arbitral tribunal, any request for urgent measures shall be addressed directly to the arbitral tribunal, which may grant, uphold, modify or revoke any measure previously requested to the courts or to the emergency arbitrator, as the case may be.

9.7.     Venue for Judicial Measures. Without prejudice to this arbitration clause, the Courts of São Paulo, State of São Paulo, Brazil shall have exclusive jurisdiction for any judicial request related to (i) the commencement of the arbitration, as per Article 7 of Brazilian Law No. 9,307/96; (ii) provisional or urgent measures, as per art. 22-A of Brazilian Law No. 9,307/96; (iii) the enforcement of extrajudicial enforcement title, without prejudice to the creditor’s prerogative pursuant to art. 781 of Brazilian Law No. 13,105/2015; (iv) the enforcement of arbitral awards, without prejudice to the creditor’s prerogative pursuant to art. 516, sole paragraph, of Brazilian Law No. 13,105/2015; (v) the annulment of or request for a supplemental arbitral award, as per Articles 32 and 33, § 4, of Brazilian Law No. 9,307/96; and (vi) any other disputes that are not subject to arbitration pursuant to Brazilian law. The filing of any judicial request admitted by or compatible with Brazilian Law No. 9.307/96 shall not be construed as a waiver to arbitration.

20

9.8.       Confidentiality. The arbitral proceedings (including its existence, the parties’ allegations and statements, third-party statements, evidence and documents presented, as well as any decisions rendered by the arbitral tribunal) shall be confidential and shall only be disclosed: (i) to the arbitral tribunal, the parties to the arbitration, its representatives and any person necessary to the proper conduction and the result of the arbitration; (ii) if disclosure of a specific information is required for compliance with duties imposed by Applicable Law; (iii) if the relevant information has been made public by any mean that does not represent a breach of this provision; or (iv) if disclosure of such information is necessary for purposes of any judicial request admitted by or compatible with Brazilian Law No. 9,307/96.

9.9.       Costs and Expenses.  During the arbitration, the costs of the proceedings, including the administrative costs of the Arbitration Chamber, arbitrator’s fees and independent expert’s fees, when applicable, shall be borne by the parties to the arbitration as per the Arbitration Rules. The arbitral award shall order the losing party to reimburse the winning party, according to the outcome of their respective claims and taking into account other circumstances that the arbitral tribunal may deem relevant, for the costs of the arbitration as well as other reasonable expenses incurred by the parties to the arbitration, including contractual attorney’s fees, expert’s fees and other expenses that may be necessary or useful for the arbitral proceedings. The arbitral tribunal shall not order payment of legal attorney’s fees (honorários de sucumbência).

9.10.     Consolidation. The Arbitration Chamber (if before the execution of the terms of reference) or the arbitral tribunal (if after the execution of the terms of reference) may, upon request of one of the parties to simultaneous arbitral proceedings, consolidate simultaneous arbitral proceedings involving this agreement or related instruments if: (i) the arbitration agreements are compatible; (ii) the existing or pending arbitrations relate to substantially similar questions of law or fact; and (iii) there is no unjustifiable harm caused to one of the parties to the consolidated arbitrations. In this case, the jurisdiction to consolidate shall be incumbent upon the first arbitral tribunal constituted and its decision shall be final and binding upon all parties to the consolidated arbitrations.

9.11.       Prevalence. In case of any dispute arising out of or in connection with the Sinqia’s bylaws, this arbitration agreement shall be applicable and shall prevail over the provisions of Section VIII, Article 33 of the bylaws in case of any discrepancy or incompatibility.

9.12.     Commitment Clause. The Parties hereby declare that they are bound by this arbitration clause and undertake to participate in any arbitration that may be commenced, as well as to comply with the arbitral tribunal’s orders, decisions and awards. The Parties declare their consent for any eventual disputes also related to the Merger Agreement and the Voting Commitment shall be decided in the same arbitration procedure based on this arbitration clause.

21

10.	Miscellaneous

10.1.     The applicable documentation will be available to shareholders at the respective head offices of the Companies as of the date of the call of the general meetings, as well as on the websites of the Brazilian Securities Commission (www.cvm.gov.br), B3 (www.b3.com.br) and Sinqia’s Investor Relations website (ri.sinqia.com.br).

10.2.      Amendment. This Protocol may only be amended by means of a written instrument signed by the Companies.

10.3.      Expenses. Except as otherwise expressly provided in this Protocol, each Party shall bear all costs and expenses it incurs.

10.4.     Termination. This Protocol shall terminate as of right in the event of the termination, rescission or expiration of the Merger Agreement in any of the events provided for therein and may not be terminated or rescinded in any other event.

10.5.     Irrevocability. Subject to the provisions of the Merger Agreement, this Protocol is irrevocable and irreversible, and the obligations assumed herein by the Companies shall also bind their successors in any capacity.

10.6.      Assignment. The assignment of any of the rights and obligations agreed in this Protocol is prohibited without the prior and express written consent of the Parties.

10.7.     Waiver. The failure or neglect by either Party to exercise the rights and privileges provided for in this Protocol shall not constitute a waiver or novation thereof, which shall continue to be exercisable at any time in accordance with Applicable Law. Any waiver shall only be effective if made in writing.

10.8.    Severability. If any provision of this Protocol is held to be void or ineffective under Applicable Law, the validity or effectiveness of the remaining provisions shall not be affected, and the Parties shall, for those provisions held to be void or ineffective, negotiate in good faith alternative arrangements in order to maintain the substance of this Protocol.

10.9.    Execution Instrument. This Protocol, signed together with two (2) witnesses, shall serve as an extrajudicial execution instrument in the form of civil procedural law (art. 784, III, of the Code of Civil Procedure), for all legal purposes.

10.10.   Specific Performance. The Parties undertake to fulfill, formalize and perform their obligations at all times in strict compliance with the terms and conditions set forth in this Protocol. The Parties hereby acknowledge and agree that all obligations assumed or that may be imputed under the terms of this Protocol are subject to specific performance under the terms of Articles 497 et seq., 537, 806 et seq. and 815 et seq. of the Code of Civil Procedure, without prejudice to the cumulative recovery of losses and damages as a result of non-compliance with the obligations agreed in this Protocol. The Parties expressly admit and bind themselves to the specific fulfillment of their obligations and to accept court orders, arbitration or any other similar acts.

22

10.11.    The Companies recognize the veracity, authenticity, integrity, validity and effectiveness of this Protocol and its respective terms in electronic format or signed by the Parties by means of electronic certificates, pursuant to article 10, paragraph 2, of Provisional Measure No. 2,220-2, of August 24, 2001, as well as the position of the respective electronic signatures by means of an electronic signature platform used as a means of proving authorship and integrity of documents in electronic form, producing all its effects in relation to the signatories. The Parties recognize that the electronic signature of this Protocol shall not prevent or prejudice its enforceability and shall be considered, for all legal purposes, an extrajudicial execution instrument. This Protocol shall take effect for all Parties from the date indicated therein, even if one or more Parties sign it electronically at a later date.

IN WITNESS WHEREOF, the Parties have caused this Protocol to be duly executed electronically in the presence of the two (2) witnesses below.

São Paulo, August 14, 2023.

23

(Signature page of the Protocol and Justification of the Merger of Shares of Sinqia S.A. by Evertec Brasil Informática S.A. executed on August 14, 2023

SINQIA S.A.
By: Bernardo Francisco Pereira Gomes e
Thiago Almeida Ribeiro da Rocha

EVERTEC BRASIL INFORMÁTICA S.A.
By: Pilar Maria Bazterrica

EVERTEC, INC.
By: Alberto López Gaffney

Witnesses

Name: Roberta Sabino	Name: Jorge de Jesus Medina

24

Annex II to Exhibit 99.2 – Valuation Report for Purposes of the Merger of Shares

APPRAISAL REPORT: AP-00685/23-01
BASE DATE: August 01, 2023

APPLICANT: SINQIA S.A., hereinafter SINQIA.

A listed joint stock company with head offices at Rua Bela Cintra, 755, 7th floor, Consolação, City and State of São Paulo, corporate taxpayer’s registration (CNPJ) No. 4.065.791/0001-99.

SUBJECT MATTER: SINQIA STOCK ISSUE.

BUYER: EVERTEC BRASIL INFORMÁTICA S.A., hereinafter EVERTEC.

A closely held joint stock company with head offices at Alameda Lorena, 638, 3rd floor, Suites 31 and 32, Jardim Paulista, City and State of São Paulo, corporate taxpayer’s registration (CNPJ) No. 06.187.556/0001-15.

PURPOSE:

To determine the market value of SINQIA stock that EVERTEC plans to incorporate using a methodology based on the average weighted prices by volume and market multiples to comply with article 252 in Law 6404/1976.

EXECUTIVE SUMMARY

APSIS CONSULTORIA EMPRESARIAL LTDA., hereinafter APSIS, has been appointed to calculate the market value of SINQIA stock that EVERTEC plans to incorporate and thereby comply with article 252 in Law 6404/1976.

The Report’s uses the average of the market multiples and average weighted stock price methodologies.

The average weighted stock price methodology is based on the daily closing price weighted by each day’s trading volume. Based on the analyses described in Chapter 6, we obtained the weighted average stock price from a 9 business-day interval that corresponds to the period after the market announcement of SINQIA’S incorporation, i.e., from July 20, 2023 to the Report’s based date of August 1, 2023.

The market multiples methodology considers the average of a particular multiple for comparable companies1 (operating in the same sector) and transactions involving similar firms. We used SINQIA’S financial figures for the 12 months ending in the first quarter of 2023 (1Q23); the information on comparable companies and similar deals was collected from the S&P Capital IQ platform.

FINAL PRICE

The following table presents a summary of SINQIA’S enterprise value based on the average of 4 methodologies, including the 9-day VWAP2 subsequent to the transaction’s announcement and the EV/EBITDA and EV/ROL market multiples obtained on the closest date to the Report’s base date:

[1]	The comparable companies are presented on page 20 of the Report.
[2]	Volume weighted average price.

METHODOLOGY	PERIOD	BRL/SHARE
VWAP[1] in the 9 business days prior to the deal announcement	7/20/2023 to 08/01/2023	26.45
Market Multiple Value (EV/EBITDA)	03/31/2023	27.89
Market Multiple Value (EV/ROL)	03/31/2023	24.96
Transaction Multiple Value (EV/EBITDA)	Last five years from the Base Date	26.72
SINQIA’S ENTERPRISE VALUE PER SHARE		26.50
NUMBER OF SHARES[2]		85,309,792
SINQIA’S ENTERPRISE VALUE (BRL thousands)		2,261,095

[1]	Volume weighted average price.
[2]	On the report’s base date SINQIA had 85,309,792 in circulation excluding treasury shares and including open share call options.

PRICE USING THE SINQIA MARKET PRICE METHODOLOGY

VALUE PARAMETER	MARKET VALUE (BRL thousands)	TOTAL NUMBER OF SHARES[1]	BRL/SHARE
9 day VWAP	2,256,449.55	85,309,792	26.45
1 On the report’s base date SINQIA had 85,309,792 in circulation excluding treasury shares and including open share call options.

PRICE USING THE EV/EBITDA MARKET MULTIPLES METHODOLOGY

SINQIA EBITDA (BRL thousands)	MARKET MULTIPLES	OPERATIONAL VALUE	NET DEBT[3]	VALOR ECONÔMICO	BRL/SHARE[4]
165,132	15.94 x	2,632,496	252,890	2,379,606	27.89
SINQIA’S EBITDA values are for the 12 months ending in the first quarter of 2023 and were taken from the Investor Relations website.
2  Refers to the company debt in march 2023 according to the quarterly report also taken from the Investor Relations website
3   On the report’s base date the company had 85,309,792 in circulation excluding treasury shares and including open share call options.

PRICE USING THE EV/ROL MARKET MULTIPLES METHODOLOGY

SINQIA ROL (BRL thousands)	MARKET MULTIPLES	OPERATIONAL VALUE	NET DEBT[2]	VALOR ECONÔMICO	BRL/SHARE[3]
641,857	3.71 x	2,381,955	252,890	2,129,065	24.96
1 SINQIA’S Net Operating Revenue (ROL) values are for the 12 months ending in the first quarter of 2023 and were taken from the Investor Relations website.

[3]	Refers to the company debt in march 2023 according to the quarterly report also taken from the Investor Relations website
[4]	On the report’s base date the company had 85,309,792 in circulation excluding treasury shares and including open share call options.

PRICE USING THE MARKET TRANSACTIONS MULTIPLES METHODOLOGY

SINQIA ROL (BRL thousands)	TRANSACTION MULTIPLES	OPERATIONAL VALUE	NET DEBT*	VALOR ECONÔMICO	BRL/SHARE[3]
641,857	3.95 x	2,532,151	252,890	2,279,261	26.72
[1]	SINQIA’S Net Operating Revenue (ROL) values are for the 12 months ending in the first quarter of 2023 and were taken from the Investor Relations website.
[2]	Refers to the company debt in march 2023 according to the quarterly report also taken from the Investor Relations website
[3]	On the report’s base date the company had 85,309,792 in circulation excluding treasury shares and including open share call options.

CONCLUSION

Based on our results, we have concluded SINQIA’S market value is BRL 2,266,610,000.00.

METHODOLOGY	PERIOD	BRL/SHARE
VWAP[1] in the 9 business days prior to the deal announcement	7/20/2023 to 08/01/2023	26.45
Market Multiple Value (EV/EBITDA)	03/31/2023	27.89
Market Multiple Value (EV/ROL)	03/31/2023	24.96
Transaction Multiple Value (EV/EBITDA)	Last five years from the Base Date	26.72
SINQIA’S ENTERPRISE VALUE PER SHARE		26.50
NUMBER OF SHARES[2]		85,309,792
SINQIA’S ENTERPRISE VALUE (BRL thousands)		2,261,095

[1]	Volume weighted average price.

SUMMARY

PURPOSE:	1
EXECUTIVE SUMMARY	2
FINAL PRICE	2
PRICE USING THE EV/ROL MARKET MULTIPLES METHODOLOGY	4
CONCLUSION	5
SUMMARY	6
1. INTRODUCTION	8
This report was produced by:	8
2. PRINCIPLES AND DISCLAIMERS	9
3. DISCLAIMER	9
5. SECTOR ANALYSIS	14
Global IT Market in 2022	15
Information Technology Investment by Region in 2022	16
6. APPRAISAL METHODOLOGY	17
MARKET APPROACH – STOCK EXCHANGE PRICES	17
SINQIA STOCK PRICES	17
MARKET APPROACH – MULTIPLES OF COMPARABLE COMPANIES	19
The market multiples methodology defines an average parameter that can be used to value companies in the same industry. This is based on the assumption companies in the same business are subject to the same risks and influences and have similar expected returns. This is how assets with similar characteristics can be priced.	19
MARKET APPROACH – TRANSACTION MULTIPLES	20
7. ESTIMATED MARKET VALUE	22
8. CONCLUSION	23
9. LIST OF ATTACHMENTS	24

1.  INTRODUCTION

APSIS CONSULTORIA E AVALIAÇÕES LTDA., hereinafter APSIS, with head offices at Rua do Passeio, 62, 6th floor, Centro, City and State of Rio de Janeiro, corporate taxpayer’s enrolment (CNPJ) No. 08.681.365/0001-30, was appointed to determine the market value of SINQIA stock that EVERTEC plans to incorporate and thereby comply with article 252 of Law No 6,404/1976.

Our work used public data and information for closing prices and trading volumes. The estimates used in this process are based on:

■	The report on the daily closing prices and trading volumes for SINQIA stock obtained from the S&P Capital IQ platform:
■	SINQIA’S Financial Statements, available from the company’s Investor Relations website.

This report was produced by:

■	ALLAN LOUZADA PARENTE - Projects
■	LEONARDO REBELLO DE MENDOZA – Projects
■	MIGUEL CÔRTES CARNEIRO MONTEIRO – Director / Economist and Accountant (CORECON/RJ 26898 and CRC/SP-344323/O-6)
■	THIAGO RICHTER FONSECA - Projects

2.    PRINCIPLES AND DISCLAIMERS

The Report, a detailed, calculated and paid project, complies fully with the following fundamentals, which are important and should be read carefully.

■	The consultants have no direct or indirect interest in the companies involved or the transaction and there are no other material circumstances that might represent a conflict of interest.
■	APSIS’ fees are in no way conditional on the Report’s conclusions.
■	To the best of the consultants’ knowledge, the Report’s analyses, opinions and conclusions are based on accurate and correct data, verifications, surveys and research.

■	Information received from third parties is presumed to be accurate and all sources are included and cited in the Report.
■	Forecasting is based on the assumption there are no judicial or extrajudicial burdens or onus on the companies in question and that have not been listed in this Report.
■	The Report provides all the limitations imposed by the methodologies that were adopted, if any, and which may affect our analyses, opinions and conclusions.
■	The Report was produced by APSIS and the analyses and corresponding conclusions were prepared by the consultants themselves.
■	APSIS takes full liability, including any implicit liability, for the Appraisal and for their work, which is subject to rules set out in various laws, codes and regulations.
■
The Report compliance with the criteria and recommendations issued by the Brazilian Association of Technical Standards (ABNT), the Uniform Standards of Professional Appraisal Practice (USPAP) and the International Valuation Standards (IVS).

■
Neither the controlling shareholders no management of the companies involved have directed, limited, hampered or otherwise taken steps that have previously or could in the future compromise the availability of any information, assets, documents or methodologies that is relevant in reaching the Report’s conclusions.

■
The internal process involved in producing and improving this document followed the steps described below: (I) analysis of documentation provided by management; (II) analysis of the market in which the company and comparable firms operate; (III) submission of the report for an independent in-house review; (IV) adoption of any suggested changes or improvements; (V) production of the final report.

3.   DISCLAIMER

■
APSIS used audited and unaudited historical data and information submitted in writing by the company’s management and other data and information obtained from the aforementioned sources to produce this Report. APSIS has therefore assumed the information obtained for this Report is accurate and correct and takes no liability for its veracity.

■
The scope of work did not include auditing the financial statements or reviewing any of the work carried out by the auditors. Consequently, APSIS is not expressing an opinion on the Applicant’s financial statements.

■
We take no liability for any losses the Applicant or its subsidiaries, shareholders, officers, creditors or other parties may suffer from using the0 data and information the company provided and which has been included in this Report.

■
This Report was produced solely for the Applicant and its shareholders for internal use and should not be used for any other purpose (involving tax, corporate or other issues). This Report should not be published, circulated, reproduced, disclosed or updated for any purpose other than as a source of internal information without express, written approval from APSIS’ legal representative.

■
The analyses and conclusions contained herein are based on a number of assumptions themselves based on information provided prior to the date of this Report. This means the company’s future operating results may differ from any of the estimates or forecasts included in this Report, particularly if information not available at the time the Report was produced subsequently comes to light.

■	The appraisal does not reflect any events occurring after the date of this Report, or any related impacts.
■	APSIS takes no liability for any indirect or direct losses or business interruption that could result from misuse of this Report.
■
We draw your attention to the fact that the Report and its attachments should be read in full in order to properly understand its conclusions; consequently, no conclusions should be drawn from a partial reading of the Report, as they may be incorrect or misleading.

4. DESCRIPTION OF SINQIA
SINQIA is a company that provides financial technology and software solutions to financial institutions in Brazil. Founded in 1996, it is based in São Paulo and, over the years, it has achieved market prominence and built a reputation as a go-to supplier of specialized systems to banks, credit cooperatives, brokers, fund managers, insurers and other financial market agents.

The company offers innovative and intelligent solutions that help customers drive growth and efficiency. Its mission is to provide reliable, secure and high performance systems that allow its customers to offer more flexible and efficient financial services that can adapt to market demands.

SINQIA offers a wide range of highly specialized products and solutions in various areas that are vital to the financial sector, including:

1.
Banks − The Full Banking platform provides end to end solutions for major bank and fintech processing requirements. It includes applications that range from front-end customer services channels to backend operational, calculation, accounting and accounting, tax and regulatory control operations, as well as settlement (Pix, SPB etc.).

2.
Funds − The company provides a cloud-based web interface provided as a software as a service (SaaS) or on premise solution. It serves various types of assets and portfolios (portfolios, clubs and funds). It is flexible and can be adapted to fund manager, distributor, controlling shareholder, custodian and management business requirements.

3.
Pensions − Focusing on the user experience, the platform can be used to manage and control investment portfolios and automate operational processes and customer service for pension, welfare, financial and controller areas and also provides a fully fledged health autosuggestion solution.

4.
Consortia − The suites for consortia include solutions for managing groups, from disposals to winding down procedures. They include accounting control and accounts payable, regulatory and digital library modules that can be used to create a database with version controls, document recovery and search features.

5.
Services − This unit installs, deploys, integrates and personalizes Sinqia’s systems. Date office services that allow customers to outsource management of systems and critical processes and provides consultancy on setting up, reorganizing, planning and process reviews for financial institutions.

6.
Digital − Created in 2021, this unit offers software as a service to manage and authorize transactions based on electronic signatures that have legal validity, thereby simplifying registration and analysis of antifraud documents, debt negotiations and regulatory compliance management.

Since SINQIA’S 2013 IPO, the company has shown continued growth driven by acquisitions and integrations that have increased its revenues. SINQIA has a wide-ranging product portfolio and robust customer base; this has created a reliable path toward ongoing expansion and sustainable profitability.

Based on its most recent financial statements (March 2023), SINQIA has the following shareholder structure:

SHAREHOLDERS	NUMBER OF SHARES*	PERCENTAGE INTEREST %
HIX Investimentos Ltda.	9,588,025	10.90%
Antônio Luciano de Camargo	6,483,752	7.37%
Bernardo Francisco Pereira	5,689,450	6.47%
SFA Investimentos Ltda.	5,404,400	6.15%
SK Tarpon	4,405,877	5.01%
Treasury Shares	3,360,684	3.82%
Other shareholders	53,009,784	60.28%
TOTAL(=)	87,941,972	100%
* Source: Sinqia S.A. and Subsidiaries - Quarterly Information - ITR dated March 31, 2023.

The following organizational chart summarizes the information about its controlling shareholders.

Source: Sinqia S.A. and Subsidiaries - Quarterly Information - ITR dated March 31, 2023.

5.    SECTOR ANALYSIS

Software can be defined as a set of computer programs, data and instructions used to carry out various functions on a computer system. It is made up of algorithms, instructions and code that is written in a particular programming language.

There are various types of software, which can be divided into three main product categories. First there are infrastructure items, which include operating systems, server programs, middleware and network management, storage management and security system software. Then there are tools including languages for programming, data modeling, development management, business intelligence, data warehousing and Internet tools. Finally there are applications for areas such as Enterprise Resource Planning, Customer Relationship Management and Supply Chain Management.

The “Software Market 2023: Overview and Trends” survey conducted by the Brazilian Association of Software Companies (ABES) using data from the International Data Corporation (IDC) shows that global information technology (IT) output rose 7.4% in 2022. Growth in Brazil was 3.0%, a somewhat more moderate increase compared with the significant 17.4% growth seen in 2021. Despite softer growth, ABES indicated that information technology continues to outpace GDP growth in Latin America and Brazil. According to ABES director Jorge Sukarie Neto, factors such as the outbreak of the war in the Ukraine, the strong impact inflation has had on the global economy - and which affected investment in Brazil - rising rates of interest and US dollar volatility have, over the past several years, and responsible for lower IT sector growth.

Brazil is in 12th position on the global ranking for IT investment, dropping two places from the previous year; including the software, services and hardware markets, total investment was US$45.2 billion. Additionally, Brazil represents 36% of total IT investment in Latin America, which received a total of US$124 billion in investment. Brazil invests more in this sector than any other Latin American country.

The following chart highlights 2022 investment participation in the biggest countries.

Global IT Market in 2022
(Figures in US$ billions)

In terms of regional distribution, the domestic IT market is concentrated in the southeast, which represents 62.63% of the total IT market and 64.40% of the software market. It is followed by the South Region with 13.82% of the total IT market and 13.63% of the software market.

The following chart shows the percentage of IT investment in each Brazilian region in 2022.

Information Technology Investment by Region in 2022

Source: ABES.

The number of software and services companies globally has also arisen: there were 29,027 in 2021, rising to 33,475 in 2022; they can be divided into development (25.3%), distribution (35.3%) and services (39.3%) companies.

The “IDC Predictions Brasil 2023: Trends and Predictions for IT and Telecommunications in Brazil” report, looking at the outlook for industry growth, predicted the Brazilian hardware, software and services market will grow 5.4% in 2023, compared with 4.5% forecast expansion globally. The business IT market also grew 8.7%; this represents the amount invested in hardware, software and services, excluding products for general consumption.

The “Impact and Future of Artificial Intelligence in Brazil” study published by Google for Startups in conjunction with Abstartups and Box1824 reported that artificial intelligence (AI) has the potential to transform various areas of the Brazilian economy, drive innovation, increase efficiency and create pioneering artificial intelligence solutions. AI is already being applied in areas such as health, agriculture, finance, education and urban mobility, benefiting each of these sectors. Nevertheless, the survey indicates Brazil is likely to face a number of difficulties developing ARI, including the lack of labor qualified to work with technology and develop artificial intelligence projects and regional inequalities, as most technology companies are based in the south and southeast.

6.    APPRAISAL METHODOLOGY

MARKET APPROACH – STOCK EXCHANGE PRICES

This methodology values a company based on the sum of all its stock at market prices. As a price of the stock is defined by the present value of future dividend flows and a single price at the end of this period at a requisite rate of return, under the efficient markets hypothesis this model should provide investors with a correct valuation for the company. Once we obtained the closing prices and historical trading volumes for SINQIA (SQIA3) stock trading on the B3, we calculated the VWAP (volume weighted average price) for different periods; the inputs used are detailed in Annex 1.

SINQIA STOCK PRICES

SINQIA’s stock had an average price of BRL 22.00 in the two months preceding July 19, 2023. SINQIA’S incorporation by EVERTEC was announced on July 20, pushing the price up to a new level of BRL 26.29, which can be interpreted as the market viewing this announcement positively. According to the EVERTEC website, the acquisition will drive its growth strategy, provide geographic diversification and allow it to offer complementary products by creating an opportunity to provide SINQIA customers with access to EVERTEC’S tier one payment solutions.

The criterion that was chosen was the average weighted price of the stock on the stock exchange or organized over-the-counter market from the time the announcement was made up to the date of this Report, which is a nine-day period beginning on July 20, 2023 and ending on August 1, 2023 (the base date), as this was considered a period during which market agents received more information.

The methodology is intended to value the company based on the sum of all its stock in circulation and trading volumes. As a price of the stock is defined by the present value of future dividend flows and a single price at the end of this period at a requisite rate of return, in an ideal financial market this approach should provide investors with the correct price for the company.

The following chart and table show the daily closing price changes for SINQIA stock and B3 trading volumes.

Average historical prices B3:SQIA3 (5/9/2023 - 8/1/2023)

The chart above shows the day-to-day changes in closing prices for SINQIA stock and trading volumes between May 9, 2023 and August 1, 2023. The gray line shows when management announced EVERTEC was acquiring SINQIA. We used the average between the post announcement period and the dates of the Reports to calculate the average price.

MARKET APPROACH – MULTIPLES OF COMPARABLE COMPANIES

The market multiples methodology defines an average parameter that can be used to value companies in the same industry. This is based on the assumption companies in the same business5 are subject to the same risks and influences and have similar expected returns. This is how assets with similar characteristics can be priced.

The methodology also assumes the market prices companies correctly and the multiple takes into account variables such as risk, growth and cash flow patterns. The methodology therefore defines a company’s value by extrapolation; it compares the company with others operating in the same business and in markets with the same characteristics. Market multiples are calculated by dividing variables, such as a company’s market capitalization, by a series of indicators available in the financial statements, such as the equity value, estimated earnings and cash flows.

The multiple most frequently used is EV/EBITDA, which is derived from the ratio between enterprise value and operating income (Earnings Before Interest, Taxes, Depreciation and Amortization — EBITDA). The market price is based on each company’s price on the stock market on the Report’s base date, multiplied by the volume of shares.

Because of its scope and simplicity, EV/EBITDA is widely used as a business appraisal parameter. This metric is used to calculate a company’s price based on its operational income.

Additionally, another multiple uses EV/ROL, which comprise enterprise value with net annual operating revenues. The EV/ROL indicator shows how much a company is worth in terms of its billings.

PHASE 1 - USING THE EV/EBITDA MULTIPLE

As explained above, EV/EBITDA is the most popular multiple and is calculated as the ratio of a company’s market value, compared with its operating income. Use of a multiple that takes into account the company’s EBITDA is the most appropriate method for a company with SINQIA’S characteristics because it includes all of operational factors such as revenues, costs and expenses.

Furthermore, as SINQIA has existed for more than 20 years, it has presented recurrent income and a stable and robust EBITDA margin, which further supports the importance of adopting an EBITDA multiple.

PHASE 2 - DEFINING COMPARABLE COMPANIES

In the second phase we surveyed the S&P Capital IQ platform for public information on stock market prices and historical financial information from companies comparable to SINQIA that also work with technology and provide services to the financial industry.

5  The comparable companies are presented on page 20 of the Report and described in Annex 1.

Based on the public financial information from comparable companies, we analyzed the implicit EV/EBITDA and EV/ROL multiples using the Capital IQ database, as follows:

EV/ROL MARKET MULTIPLES			EV/EBITDA MARKET MULTIPLES
COMPANY	COUNTRY	EV/ROL*	COMPANY	COUNTRY	EV/EBITDA*
EVERTEC, Inc.	USA	4.49 x	EVERTEC, Inc.	USA	12.69x
Jack Henry & Associates, Inc.	USA	6.41 x	Jack Henry & Associates, Inc.	USA	23.42 x
Repay Holdings Corporation	USA	3.92 x	Repay Holdings Corporation	USA	16.82 x
i3 Verticals, Inc.	USA	3.06 x	i3 Verticals, Inc.	USA	18.45 x
WEX Inc.	USA	3.23 x	WEX Inc.	USA	9.35 x
Endava plc	United Kingdom	3.35 x	Endava plc	United Kingdom	17.71 x
Shift4 Payments, Inc.	USA	2.45 x	Shift4 Payments, Inc.	USA	20.16 x
Euronet Worldwide, Inc.	USA	1.74 x	Euronet Worldwide, Inc.	USA	8.20 x
SS&C Technologies Holdings, Inc.	USA	4.19 x	SS&C Technologies Holdings, Inc.	USA	12.23 x
TOTVS S.A.	Brazil	4.27 x	TOTVS S.A.	Brazil	20.40 x
AVERAGE		3.71 x	AVERAGE		15.94x
STANDARD DEVIATION		1.28 x	STANDARD DEVIATION		5.07 x
*Multiples calculated in a period covering the 12 months prior to March 2023			*Multiples calculated in a period covering the 12 months prior to March 2023

MARKET APPROACH – TRANSACTION MULTIPLES

Transaction multiples refers to a valuation method in which past company acquisitions are used to price assets. This method has certain similarities with the comparable multiples method as it uses the same indicates is to give assets relative values.

Transaction multiples are indicators based on the price for which a company in the same sector is acquired. However, transaction multiples only apply to the transaction date and therefore differ from comparable multiples, which use updated market information and the most recent financial statements available. In our analysis, we only selected transactions that took place in the past five years.

In light of the information available, we only implemented the EV/ROL indicator to estimate average transaction multiples. Based on the publicly available financial information from comparable companies, we analyzed the EV/ROL using information from the Capital IQ database, as shown in the table below.

EV/ROL TRANSACTION MULTIPLES
COMPANY (TARGET)	COUNTRY	% ACQUISITION	EV/ROL
Electra Information Systems, Inc.	USA	100%	2.69 x
Eze Software Group LLC	USA	100%	5.18 x
FICANEX Technology Inc.	Canada	100%	6.38 x
Fidessa Group Holdings Limited	United Kingdom	100%	4.10 x
Harvest S.A.	France	61%	3.72 x
Trustquay Financial Systems Limited	United Kingdom	100%	2.86 x
PATRONAS Financial Systems GmbH	Germany	100%	2.70 x
AVERAGE			3.95 x
STANDARD DEVIATION			1.40 x

7.    ESTIMATED MARKET VALUE

Based on our results and on the 4 methodologies we employed, we have concluded SINQIA’S market value is BRL 2,266,610,000.00.

METHODOLOGY	PERIOD	BRL/SHARE
VWAP[1] in the 9 business days prior to the deal announcement	7/20/2023 to 08/01/2023	26.45
Market Multiple Value (EV/EBITDA)	03/31/2023	27.89
Market Multiple Value (EV/ROL)	03/31/2023	24.96
Transaction Multiple Value (EV/EBITDA)	Last five years from the Base Date	26.72
SINQIA’S ENTERPRISE VALUE PER SHARE		26.50
NUMBER OF SHARES[2]		85,309,792
SINQIA’S ENTERPRISE VALUE (BRL thousands)		2,261,095
[1]	Volume weighted average price.
[2]	On the report’s base date SINQIA had 85,309,792 in circulation excluding treasury shares and including open share call options.

8.   CONCLUSION

According to the studies APSIS has presented and in light of article 252 of Law 6404/76, the specialists have concluded that on the appraisal date, August 1, 2023, the market value for SINQIA stock is BRL 26.50. As there are 85,309,792 shares in circulation, we estimate the company’s total market value is BRL 2,261,095.

This Report did not take into account an appraisal of the ESG ( environmental, social or governance) aspects of the assets analyzed. Positive and negative ESG impact on the company can be assessed in an independent report issued exclusively for this purpose and based on a specific methodology.

Appraisal Report AP-00685/23-01 was produced by APSIS (CRC/RJ-005112/O-9), a company that specializes in asset valuations; it is legally represented herein by its consultants, who are happy to respond to any questions you may have.

Rio de Janeiro, August 01 2023

Officer	Projects

9.  LIST OF ATTACHMENTS

1.	Daily Closing Prices and Trading Volumes – B3:SQIA3
2.	Description of Comparable Companies
3.	Glossary

2 On the report’s base date SINQIA had 85,309,792 in circulation excluding treasury shares and including open share call options.

Annex III to Exhibit 99.2 – Information Regarding the Merger of Shares

EXHIBIT III
INFORMATION REGARDING THE MERGER OF SHARES
(in accordance with Exhibit I of CVM Resolution No. 81)

1.   Protocol and Justification of the Transaction, as set forth in Articles 224 and 225 of Law No. 6,404/1976.

The “Protocol and Justification of the Merger of Shares Issued by Sinqia S.A. by Evertec Brasil Informática S.A.”, as approved by Sinqia S.A.’s (“Sinqia” or “Company”) Board of Directors in a meeting held on August 13, 2023 (“Protocol”), is set out in Exhibit I to this Management Proposal (“Proposal”).

In addition, the Protocol is also available at the websites of the Company (ri.sinqia.com.br), the Brazilian Securities Commission – CVM (“CVM”) (www.gov.br/cvm/) and B3 S.A. - Brasil, Bolsa, Balcão (“B3”) (www.b3.com.br).

2.  Other agreements, contracts and precontracts regulating the exercise of voting rights or the transfer of shares issued by the companies subsisting or resulting from the transaction, filed at the company’s headquarters or to which the company’s controlling shareholder is a party to.

On July 20, 2023, shareholders holding shares issued by the Company representing more than 40% of the total shares with voting rights entered into certain Voting Agreements (“Voting Commitments”), which establish their obligation to vote in favor of the approval of the Transaction at the Company’s General Shareholders’ Meeting now called (“GSM”). In addition, during the term of the Voting Commitments, such shareholders have undertaken not to transfer of or in any way dispose of the shares issued by the Company and held by them until the date of the Company’s GSM.

These Voting Commitments are filed at the Company’s headquarters, as well as available at the electronic addresses of CVM (www.cvm.gov.br), B3 (www.b3.com.br) and the Company (ri.sinqia.com.br).

3.     Description of the Transaction, including:

a.      Terms and Conditions

Pursuant to the Protocol and to the Merger Agreement and Other Covenants (“Merger Agreement”), entered into between the Company, Evertec Brasil Informática S.A. (“Evertec BR”) and, as consenting parties, Evertec, Inc., a company headquartered in Puerto Rico and listed on the New York Stock Exchange - NYSE (“Evertec Inc” and, jointly with Evertec BR, “Evertec”) and certain shareholders of the Company, the integration of the activities of the Company and Evertec BR will be implemented through the following steps:

(i)    the merger of all shares issued by the Company into Evertec BR, pursuant to article 252 of Law No. 6,404/76 (“Brazilian Corporations Law”), at market value (“Merger of Shares”), with the attribution to the Company’s shareholders of mandatorily redeemable preferred class A shares (“Evertec BR PNA Share”) and mandatorily redeemable preferred class B shares (“Evertec BR PNB Share” and, together with Evertec BR PNA Share, “Evertec BR New Shares”) issued by Evertec BR; and;

(ii)    on the same date, as a subsequent and interdependent act, the redemption of all the Evertec BR New Shares (“Redemption”), through (a) the payment of a cash installment; and (b) the delivery of Level I BDR admitted to trading on B3, whose underlying assets will be common shares issued by Evertec Inc. (“BDR”) traded on the NYSE (“Transaction”).

I) Exchange Ratio

Within the scope of the Merger of Shares, the Evertec BR New Shares will be attributed to Sinqia’s shareholders, so that, for each common share issued by Sinqia that they hold, it will be delivered, in replacement: (i) one (1) Evertec BR PNA Share; and (ii) one (1) Evertec BR PNB Share.

The Evertec BR New Shares will have the rights and benefits attributed to them under the bylaws of Evertec BR. The Evertec BR New Shares will not have voting rights, will have priority in the reimbursement of capital in the event of winding up, without premium, and will be automatically redeemed on the date of consummation of the Transaction, without the need, therefore, for a special meeting for this purpose.

II) Redemption Ratio

Subject to the provisions of items V and VI below, on the same date of the implementation of the Merger of Shares, and as a subsequent and interdependent act, the Redemption will be implemented, through the delivery of the following assets to its holders (“Redemption Ratio”):

(i)    each Evertec BR PNA Share will be redeemed through payment, to its holder, of the amount of R$ 24.47 (twenty-four reals and forty-seven cents) (“Cash Portion”); and

(ii)    each Evertec BR PNB Share will be redeemed upon delivery, to its holder, of 0.014354 Level I BDR backed by Evertec Inc common shares, with a par value of US$0.01 (one dollar cent) per share, traded on the New York Stock Exchange – NYSE, whose value was equivalent to R$ 2.72 on the date of execution of the Merger Agreement.

The amount of the Cash Portion will be updated by positive variation of the SELIC rate calculated on the base value of R$ 27.50 (twenty-seven reals and fifty cents) between the date of execution of the Merger Agreement (i.e. July 20, 2023) and the date of consummation of the Transaction, it being certain that the update amount may not exceed R$ 1.00 (one real) per Evertec BR PNA Share to be redeemed, except in the cases specified in the Merger Agreement (“SELIC Adjustment Cap”).

Any fractions of Evertec Inc BDR delivered to Sinqia shareholders in consideration for the Redemption will be grouped into whole numbers to be then sold in an auction administered by B3, after the date of consummation of the Transaction, under the terms of a notice to shareholders to be timely disclosed by Sinqia. The amounts earned as a result of the aforementioned sale will be made available, net of fees, to the former Sinqia shareholders holding the respective fractions, in proportion to their participation, on a date to be duly disclosed by Sinqia, provided that Evertec BR undertakes to acquire any leftover BDR Evertec Inc at the auction, except in the event that Evertec Inc and/or its subsidiaries have material non-public information under the terms of the applicable law.

Also, Evertec BR may, unilaterally and without the need to amend the Protocol, increase the total amount of the Cash Portion and the amount of BDR Evertec Inc, as the case may be, to be delivered as consideration for the Redemption.

III) Evertec Inc BDR

Prior to the consummation date of the Transaction, Evertec shall promote (i) the registration of the Level I BDR Program relating to the BDR (“BDR Program”) with the CVM and (ii) the admission of the BDR to trading on B3.

IV) Right of Withdrawal

Pursuant to Art. 252, §2, of the Brazilian Corporations Law, the right of withdrawal will be ensured to the Company’s shareholders holding, uninterruptedly since the close of the trading session of July 20, 2023 (date of disclosure of the first material fact on the Transaction), common shares issued by the Company, who vote against the Merger of Shares, who abstain from voting or who do not attend the GSM, and who expressly express their intention to exercise the right of withdrawal within 30 days from the date of publication of the minutes of the GSM that approves the Merger of Shares.

Further details on the exercise of the right of withdrawal are set out in Exhibit IV to the Proposal.

V) Conditions Precedent

Sinqia’s and Evertec BR’s obligation to consummate the Transaction is conditioned on the fulfillment or waiver, as the case may be, of certain conditions precedent, usual in this type of transaction, duly described in the Merger Agreement and in the Protocol, among which the following are highlighted:

(i)     the approval, by the Company’s shareholders, of the Protocol, with the terms and conditions of the Merger of Shares, and of the other matters submitted to the Company’s GSM to which this Proposal makes reference to;

(ii)   obtaining the consent or waiver for non-acceleration of the maturity date, or performance of the prepayment of the: (a) second (2nd) issuance of simple debentures, non-convertible into shares, of unsecured type, single series, with real and additional fiduciary guarantees; and (b) third (3rd) issuance of simple debentures, non-convertible into shares, of the unsecured type, with real and additional fiduciary guarantees, in a single series;

(iii)    non-occurrence, until the date of consummation of the Transaction, of a Material Adverse Change on Sinqia, as defined in the Protocol and the Merger Agreement; and

(iv)     the registration of the BDR Program with the CVM and the admission for trading of BDR on B3.

If the conditions precedent are not fulfilled or waived by the respective party, as the case may be, the Transaction will not be implemented, and the resolutions taken at the Company’s GSM and the acts carried out within the scope of the intended Transaction will become null and void.

(VI) Closing Date of the Transaction

As usually occurs in similar transactions, due to operational issues with B3 and the necessary procedures with non-resident investors who hold shares issued by the Company, it is estimated that the consummation of the Transaction, with the delivery of the Redemption Ratio, will occur in approximately 15 days from the confirmation of the implementation or waiver, as the case may be, of the conditions precedent, under the terms of the Merger Agreement and the Protocol, unless otherwise determined by B3, or on another defined date, jointly by the Company and Evertec BR.

In this context, the Company and Evertec Inc will disclose to the market (i) the base date of the ownership of the shares issued by Sinqia object of the Exchange Ratio, with the consequent definition of the shareholders who will receive the Evertec BR New Shares; and of (ii) the closing date of the Transaction, including the date on which the shares issued by Sinqia will cease to be traded on B3.

The other terms and conditions of the Transaction are set forth in the Protocol (Exhibit I) and in the Merger Agreement, available at the websites of the Company (ri.sinqia.com.br), CVM (www.gov.br/cvm/) and B3 (www.b3.com.br).

b.    Obligation to Indemnify:

(i)   The managers of any of the companies involved;

None.

(ii)    In case the Transaction does not occur.

Pursuant to the Merger Agreement, no fine will be due in case of mere non-approval of the Transaction by the Company’s GSM.

As set forth under item 2 above, shareholders holding approximately forty percent (40%) of the Company’s voting capital assumed, among other obligations, the obligation to (a) vote in favor of the Transaction at the Company’s GSM; and (b) not dispose of or in any way dispose of their shares issued by the Company until the date of the Company’s GSM.

In the event of non-compliance with such obligations, as well as the occurrence of other events described in the Voting Commitments, such shareholders have individually undertaken to pay Evertec BR a fine corresponding to 25% (twenty-five percent) of the number of shares held by them multiplied by R$ 28.50 (twenty-eight reals and fifty cents).

Pursuant to the Merger Agreement, the parties agreed that, in the event of non-compliance by the Company with the exclusivity obligations set forth in the Merger Agreement and of the occurrence of other events provided for in the Merger Agreement, the Company shall pay a fine to Evertec Inc in the amount of R$ 120,000,000.00 (one hundred and twenty million reals) (“Sinqia Break-Up Fee”).

In the event that Evertec Inc or Evertec BR fails to fulfill its obligation to consummate the Transaction after the fulfillment (or waiver, as the case may be) of all conditions precedent set forth in the Merger Agreement and the Protocol, Evertec BR shall pay Sinqia a fine in the amount of R$ 72,000,000.00 (seventy-two million reals) (“Evertec Break-Up Fee” and, together with Sinqia Break-Up Fee, “Break-Up Fee”).

In any of the cases provided for above, the responsible party shall pay the Break-Up Fee to the other party within 5 (five) business days from the date of occurrence of the event giving rise to the Break-Up Fee.

In the event of delay in the payment of the Break-Up Fee, the party responsible for the payment of the fine shall pay (i) a fine of 1% (one percent) of the unpaid amount; plus (ii) the unpaid amount adjusted by SELIC; plus (iii) default interest equivalent to 1% (one percent) per month, calculated pro rata die, from the first day of delay until the date of actual payment.

c.    Comparative table of the rights, advantages and restrictions of the shares of the companies involved or resulting from the transaction, before and after the transaction .

Below is a table comparing the rights, advantages and restrictions of the shares issued by the Company and the Evertec BR New Shares:

	Company	Evertec BR (PNA and PNB shares)
Right to Dividends
Pursuant to the Company’s bylaws, at least 25% of the balance of the net income remaining after the allocations to the legal reserve and to the contingency reserve, will be allocated to the payment of the minimum mandatory dividend, which may be paid through interest on equity.

The remaining net income, after the allocations described above, may be allocated to the formation of the reserves provided for in the Company’s bylaws, subject to certain limits set forth in the bylaws.

At least 25% of the balance of the net profit remaining after the allocations to the legal reserve, under the terms of the Brazilian Corporations Law, will be allocated to the payment of the minimum mandatory dividend.

The remaining balance will be allocated as determined by the General Shareholders’ Meeting of Evertec BR.

Voting Rights	Full	No
Conversibility	No	No

	Company	Evertec BR (PNA and PNB shares)
Rights in Equity Repayment	Under the terms of the Brazilian Corporations Law.	Priority in the repayment of equity in the event of winding-up, without premium.
Restrictions to Circulation	No	No
Conditions for modifying the rights granted by such securities
The rights granted to the shares that are not established by the applicable legislation may be modified by amending the bylaws, approved at a general shareholders’ meeting, to be held in accordance with the installation and resolution quorums and conditions established in the Brazilian Corporations Law.

In accordance with the Brazilian Corporations Law, the company’s bylaws and the resolutions adopted by its shareholders at general meetings may not deprive its shareholders of the following rights: (i) the right to participate in the distribution of profits; (ii) the right to participate, in proportion to their interest in the share capital, in the distribution of any assets remaining in the event of winding-up; (iii) preemptive rights in the subscription of shares, debentures convertible into shares or subscription warrants, except in certain circumstances provided for in the Brazilian Corporations Law; (iv) the right to supervise, in the manner provided for in the Brazilian Corporations Law, the management of corporate business; and (v) the right to withdraw in the cases provided for in the Brazilian Corporations Law.

The rights granted to the shares that are not established by the applicable legislation may be modified by amending the bylaws, approved at a general shareholders’ meeting, to be held in accordance with the installation and resolution quorums and conditions established in the Brazilian Corporations Law.

In accordance with the Brazilian Corporations Law, the company’s bylaws and the resolutions adopted by its shareholders at general meetings may not deprive its shareholders of the following rights: (i) the right to participate in the distribution of profits; (ii) the right to participate, in proportion to their interest in the share capital, in the distribution of any assets remaining in the event of winding-up; (iii) preemptive rights in the subscription of shares, debentures convertible into shares or subscription warrants, except in certain circumstances provided for in the Brazilian Corporations Law; (iv) the right to supervise, in the manner provided for in the Brazilian Corporations Law, the management of corporate business; and (v) the right to withdraw in the cases provided for in the Brazilian Corporations Law.

Possibility of Redemption	No	Mandatorily redeemable shares, whose redemption will occur on the Transaction consummation date, under the terms described in this exhibit.
Other relevant characteristics	Listed at B3’s Novo Mercado special segment.	Not applicable.

d.    Need for approval by debenture holders or other creditors.

In order to implement the Transaction, the Company must perform the early redemption or obtain consent or waiver regarding the early maturity of the obligations arising from the following issues of debentures of Sinqia: (i) 2nd issue of simple debentures, non-convertible into shares, unsecured, with real and additional fiduciary guarantees, in a single series; and (ii) 3rd issue of simple debentures, non-convertible into shares, unsecured, with real and additional fiduciary guarantees, in a single series. In mutual cooperation with Evertec BR, the Company’s management is already taking all the necessary measures for such approvals.

e.    Assets and liabilities that will form each portion of the equity, in case of spin-off.

Not applicable.

f.    Intention of the resulting companies to obtain registration as issuer of securities.

The waiver of Evertec BR’s obligation to list its shares in the Novo Mercado special listing segment of B3, pursuant to the sole paragraph of article 46 of the Novo Mercado Regulation, is part of the agenda and will be resolved by the Shareholders at the GSM.

With the consummation of the Transaction, the shares issued by Sinqia will cease to be traded in the Novo Mercado segment of B3. As mentioned in item 3(a) above, Sinqia’s shareholders will receive, within the scope of the Redemption, BDR from Evertec Inc. The BDR program will be registered with the CVM and trading of the BDRs will be admitted to B3.

4.     Plans for the conduction of corporate affairs, in particular with regard to specific corporate events that are intended to be promoted.

Except for the Redemption, which will occur indissociably and immediately after the Merger of Shares, to be timely promoted by Evertec Inc, there is no decision or plans by Sinqia’s management regarding specific corporate events that are intended to be promoted after the consummation of the Merger of Shares.

As a result of the Merger of Shares, Sinqia will become a wholly-owned subsidiary of Evertec BR and Evertec BR will remain as a closed company, not registered with the CVM and not adhering to the Novo Mercado Regulation of B3.

5.    Analysis of the following aspects of the transaction:

a.    Description of the main expected benefits, including: (i) synergies, (ii) tax benefits; and (iii) strategic advantages.

The business combination between the Companies is based on strategic fundamentals for the expansion of their activities, allowing the capture of synergy gains derived from their integration and, according to the fairness opinion produced by Banco BTG Pactual, has fair and equitable economic terms for all Sinqia shareholders. The complementarity between Sinqia’s software and services for the financial system and Evertec Inc’s payment solutions represents an opportunity to generate value for the parties, creating a more competitive and innovative company, with greater capacity for growth.

b.    Costs.

According to the estimate of Sinqia’s management, the costs of carrying out the Transaction will be of approximately R$ 60 million, which mainly include costs with financial advisors, legal advisors, appraisals and publications, among other costs necessary for the implementation of the Transaction.

The management of Evertec BR and Evertec Inc estimate that the costs of carrying out the Transaction, for Evertec, will be approximately R$ 172 million, which mainly include costs with the financing of the Transaction, financial advisors, legal advisors, appraisals and publications, among other costs necessary for the implementation of the Transaction.

c.    Risk Factors.

The Transaction seeks to integrate the businesses of Sinqia and Evertec in order to take advantage of the synergies between both operations. This integration process may result in risks of an operational, regulatory, commercial, financial and contractual nature, which may cause the companies to fail to take advantage of the expected synergies, or imply unforeseen losses or expenses.

The market value of the shares of Sinqia and Evertec Inc at the time of consummation of the Transaction may have varied materially from the quotation used as a reference for the definition of the agreed Exchange Ratio and Redemption Ratio. The variation in the market value of the shares may occur as a result of a variety of factors that are beyond the control of Sinqia and Evertec Inc, including changes in their business, operations and projections, timing and regulatory issues, general market and economic conditions as well as industry-related conditions. Nevertheless, there are also natural risks of changes in the price of Evertec Inc’s shares after the consummation of the Transaction, which are inherent in the capital markets.

Volatility in the Brazilian real/U.S. dollar exchange rate and the depreciation of the Brazilian real against the U.S. dollar may also impact the value originally negotiated in the Transaction for the Redemption Ratio, as they may affect the price of the common shares of Evertec Inc, the underlying asset of the BDR. As the exchange rate of the Brazilian real and the US dollar fluctuates, the implied value of this portion of the Redemption Ratio also fluctuates.

In addition, there are potential risks regarding the implementation of the Transaction itself, given that it is subject to the verification of conditions precedent, some of which are not under the control of the Company and Evertec Inc and may, as a result, delay or make impossible the consummation of the Transaction. The uncertainty regarding the possible non-implementation of the Transaction may also negatively affect the price of the shares issued by the Company and Evertec Inc. shares issued by the Company and Evertec Inc.

d.  In the case of a transaction with a related party, any alternatives that could have been used to achieve the same objectives, indicating the reasons why these alternatives were discarded.

Not applicable, considering that the Transaction is not a transaction with a related party.

e.    Exchange Ratio.

Pursuant to the Merger Agreement, the Protocol and article 252 of the Brazilian Corporations Law, the Merger of Shares will be carried out in compliance with the following Exchange Ratio: for each common share issued by Sinqia, it shall be delivered: (i) one (1) Evertec BR PNA Share; and (ii) one (1) Evertec BR PNB Share.

On the closing date, immediately after the issuance and delivery of the Evertec BR New Shares to the then shareholders of Sinqia, the Evertec BR New Shares will be automatically redeemed and canceled, subject to the Redemption Ratio described under item 3(a) above.

f.    In transactions involving parent companies, subsidiaries or companies under common control:

Not applicable.

6.    A copy of the minutes of all meetings of the Board of Directors, Fiscal Board and special committees at which the transaction was discussed, including any dissenting votes.

The minutes of the meetings of the Company’s Fiscal Board and Board of Directors at which the Transaction was discussed and approved are attached as Exhibits VIII and IX to this Proposal.

7.    Copies of studies, presentations, reports, opinions or appraisal reports of those involved in the transaction made available to the controlling shareholder at any stage of the transaction.

Not applicable, given that the Company has no controlling shareholder. In any event, the minutes of the meetings of the Board of Directors and the Fiscal Board of the Company that assessed the Transaction and the appraisal report on the Merger of Shares are available in this Proposal.

8.    Identification of any conflicts of interest between the financial institutions, companies and professionals who have drawn up the documents mentioned in item 7 and the companies involved in the transaction.

Not applicable.

9.    Draft articles of association or amendments to the articles of association of the companies resulting from the transaction.

The consummation of the Merger of Shares will result in the increase of the corporate capital of Evertec BR, corresponding to the market value of the shares issued by Sinqia, according to the appraisal report prepared by Apsis Consultoria Empresarial Ltda. through the issuance of Evertec BR PNA Shares and Evertec BR PNB Shares.

Continuously, the Evertec BR New Shares will be redeemed, pursuant to the Redemption Ratio, and subsequently canceled.

Therefore, upon consummation of the Transaction, the bylaws of Evertec BR will be amended to reflect the aforementioned capital increase with the issuance of the Evertec BR New Shares, to be delivered to Sinqia’s shareholders.

10.    Financial statements used for the purposes of the operation, in accordance with the applicable rules.

The quarterly financial information of Sinqia and Evertec BR for the quarter ended March 31, 2023, was used, which, accompanied by the respective special review reports of their independent auditors, are attached, respectively, as Exhibits V and VI to this Proposal.

11.    Pro forma financial statements prepared for the purposes of the transaction, in accordance with the applicable rules.

In compliance with article 7 of CVM Resolution No. 78, of March 29, 2022, the management of Evertec BR prepared pro forma financial statements of Evertec BR for the purposes of the Merger of Shares, reflecting its effects as if it had already been consummated on the base date of March 31, 2023, which were submitted to reasonable assurance by BDO RCS Auditores Independentes - SS Ltda. and are attached as Exhibit VII to this Proposal.

12.     Documents containing information on the companies directly involved that are not public companies, including :

a.    Risk factors, in accordance with items 4.1 to 4.3 of the reference form.

The information below has been transmitted by Evertec BR. Expressions such as “our”, “ours”, “the Company” or related should be interpreted as referring to Evertec BR and the economic group in which it is inserted, and to which Sinqia will be inserted as from the consummation of the Transaction.

Evertec BR holds direct and indirect interest in other companies and has a relatively small operation. If the Transaction is consummated, the interest held in Sinqia will come to represent the greater part of Evertec BR’s activities, equity and potential revenues, as well as the greater part of its risks.

Currently, Evertec BR is subject to the risks factors listed below, among others that may have not been identified.

If we cannot keep pace with rapid developments and change in our industry and continue to acquire new clients, the use of our services could decline, reducing our revenues.

The financial software and electronic payments and processing market in which we compete is subject to rapid and significant changes. This market is characterized by rapid technological change, new product and service introductions, evolving industry standards, changing client needs and the entrance of non-traditional competitors. In order to remain competitive and continue to acquire new clients, we are continually involved in a number of projects to develop new services or compete with these new market entrants, including the development of mobile phone applications, e-commerce services, digital banking, ERP, digital wallet account and processing offerings and other new offerings emerging in the electronic payments and processing industry. These projects carry risks, such as cost overruns, delays in delivery, performance problems and lack of client adoption. Any delay in the delivery of new services or the failure to differentiate our services or to accurately predict and address market demand could render our services less desirable, or even obsolete, to our clients. Furthermore, even though these markets are evolving, they may not continue to develop rapidly enough for us to recover the costs we have incurred in developing new services targeted at this market.

In addition, the services we deliver are designed to process very complex transactions and provide reports and other information concerning those transactions, all at high volumes and processing speeds. Any failure to deliver an effective and secure service or any performance issue that arises with a new service could result in significant processing or reporting errors or other losses. As a result of these factors, our development efforts could result in increased costs and/or we could also experience a loss in business that could reduce our earnings or could cause a loss of revenue if promised new services are not timely delivered to our clients or do not perform as anticipated. We also rely in part, and may in the future rely in part, on third parties, including some of our competitors and potential competitors, for the development of, and access to, new technologies. Our future success will depend in part on our ability to develop or adapt to technological changes and evolving industry standards. We cannot predict the effects of technological changes on our business. If we are unable to develop, adapt to or access technological changes or evolving industry standards on a timely and cost-effective basis, our business, financial condition and results of operations could be materially and adversely affected.

Furthermore, our competitors may have the ability to devote more financial and operational resources than we can to the development of new technologies and services, including e-commerce and mobile payment processing services, that provide improved operating functionality and features to their existing service offerings. If successful, their development efforts could render our services less desirable to clients, resulting in the loss of clients or a reduction in the fees we could generate from our offerings.

Degradation of the quality of the products and services we offer, including support services, could adversely affect our ability to attract and retain clients and partners.

Our clients expect a consistent level of quality in the provision of our products and services. The support services that we provide are also a key element of the value proposition to our clients. If the reliability or functionality of our products and services is compromised or the quality of those products or services is otherwise degraded, or if we fail to continue to provide a high level of support, we could lose existing clients and find it harder to attract new clients and partners. If we are unable to scale our support functions to address the growth of our merchant and partner network, the quality of our support may decrease, which could adversely affect our ability to attract and retain clients and partners.

The Company is subject to risks related to errors and malfunctions of its products that may be difficult or even impossible to correct.

We offer technically complex products that, when first introduced to the market or released as new versions, may contain defects not previously identified in the approval phase or whose correction is complex to perform.

The existence of defects, errors, and any delays or inability to correct them may cause negative consequences, including: (i) cancellation of orders; (ii) additional warranty expenses; (iii) delays in collecting receivables; (iv) termination of agreements; (v) loss of acceptance of the Company’s products in the market; (vi) relocation of research and development resources that could be used in the creation and development of new products; (vii) potential actions for damages; and (viii) reputation problems in the market. The occurrence of such defects or delays and the inability to correct them may adversely affect our results and reputation in the market.

The Company may not be able to compete effectively in the highly competitive software industry.

The Company competes in markets characterized by high competitiveness, technological developments, changing needs of customers/clients, standards adopted by the industry in which it operates, and frequent introductions of new products, technologies and services. In addition, the Company competes with several companies operating in the global, regional, and local market for software and related services, including integrated business management software providers, developers that make their software available for free, and companies providing consulting services and technology startups. Some of the Company’s current or potential competitors are involved in a broader range of businesses, some of which have a larger installed base of customers/clients for their products and services or have significantly larger financial, technical, sales, and other resources compared to those of the Company, thus increasing their ability to compete with the Company. Competition in the Company’s market may become more intense because of mergers between potential customers of the Company’s products, as well as partnerships between its competitors and other companies. In response to competition, to mergers in the sectors in which the Company operates, and to adverse economic conditions, the Company may be led to grant discounts or other price reductions to its customers/clients, or even change its billing models, to remain competitive.

Likewise, the Company may lose market share or become unable to advance into new markets if it cannot advance in the digitalization of its sales and distribution channels at a speed equal to or greater than its competitors, as well as the companies with which it is up to them to introduce or acquire new products that compete with theirs or add new features to them.

The Company may not be able or may fail to protect its intellectual property rights, which could have a negative impact on its operating results.

The success of the Company’s business depends on its ability to protect its current and future intellectual property assets, such as trademarks, source codes, domain names, among other intellectual property rights.

Events such as the definitive rejection of the Company’s trademark registration applications before the National Institute of Industrial Property of Brazil (“INPI”), any unauthorized or improper use of such trademarks, or even the possible recognition of administrative nullity of trademark registrations may decrease the value of the Company’s intellectual property assets, adversely affecting its business and/or reputation.

Moreover, the Company may not be able to renew the registration of any of its brands in a timely manner or its competitors may contest the use of any of our registered or future assets requested or licensed by the Company.

In addition, third parties may claim that the products or services of the Company violate their intellectual property rights. In these cases, lawsuits may be required to guarantee the Company’s intellectual property rights. Any dispute or litigation connected to intellectual property assets can be costly and time-consuming due to the uncertainty of litigation on the matter. The Company may also be required to change, in whole or in part, some of its brands that, as the case may be, violate the intellectual property rights of third parties, and may be required to pay significant fines, royalties, or licensing fees for the use of patents or copyrights of third parties that, could eventually be charged or claimed as compensation.

Any unauthorized access to physical or digital media may increase the risk of theft or misuse of its property. In addition, third parties may be able to copy or steal, by reverse engineering, a portion of the Company’s products or otherwise obtain and use its intellectual property, which could harm the Company’s competitive position in certain segments and reduce the value of its brands and products.

Any discussion about the Company’s right to use and exploit brands may adversely affect the Company’s reputation, negatively impacting its results. In addition, such changes may require management attention and/or lead to additional expenses, including legal expenses, factors that could materially and negatively affect the Company’s financial operating results.

If we fail to manage our growth effectively, our business could be harmed.

In order to manage our growth effectively, we must continue to strengthen our existing infrastructure, develop and improve our internal controls, create and improve our reporting systems, and timely address issues as they arise. These efforts may require substantial financial expenditures, commitments of resources, developments of our processes, and other investments and innovations. Furthermore, we aim to quickly develop and launch new features for our products and services. As we grow, we may not be able to execute as quickly as smaller, more efficient organizations. If we do not successfully manage our growth, our business will suffer.

Acquisitions present risks, and the Company may not reach the strategic goals foreseen at the time of any transaction.

Mergers and acquisitions are an important factor of the Company’s strategy and it expects to continue to acquire companies, products, services, and technologies. The Company is subject to the following risks in these acquisitions: (i) the acquisition may not contribute to the Company’s business strategy, or it may pay more than its fair value for it; (ii) the Company may find it difficult to assimilate the technologies or products acquired to its product lines, failing to maintain uniform standards, controls, procedures and policies; (iii) the relationship with current and new professionals, customers/clients and distributors may be impaired; (iv) the due diligence process may not identify technical problems, such as issues related to product quality or product structure of the acquired company, as well as aspects related to deficiencies in governance, in the internal environment and other unknown liabilities; (v) the Company may face contingencies with respect to product liability, intellectual property, financial disclosures and accounting practices or internal controls; (vi) acquisitions may lead to lawsuits filed by dismissed employees or third parties; (vii) acquisition processes may suffer setbacks, and the attention of the Company’s management may be diverted to issues related to transition or integration; (viii) the Company may not be able to obtain, in a timely manner, licenses/permits from public authorities under the laws that govern antitrust issues; and (ix) purchases and acquisitions of companies having an organizational culture with very different characteristics versus the Company’s culture, thus hindering the process of integration and retention of strategic talent for the business; and (x) loss of key people with specific knowledge of the business of the purchased companies.

Likewise, the integration process of the acquired operations may not result in the expected benefits, which could adversely affect the Company’s businesses. In addition to the aforementioned risks, during such integration process the Company may face other risks, including those detailed below:

• Integration difficulties, such as: (i) higher-than-expected costs to continue expanding the distribution channel network with quality and capillarity to serve the market; (ii) inability to manage a larger number of employees, geographically dispersed; (iii) inability to create and effectively implement uniform standards, controls, procedures and policies, which may even lead to non-compliance with the conduct guidelines set forth by the Company; (iv) resistance and delays in the process of dissemination and unification of the organizational culture, and (v) limitations imposed by antitrust authorities.

• Possible inability to coordinate and integrate sales and software development efforts to effectively communicate product mix-selling possibilities, cross-sell products, and successfully manage product mix-selling, as well as the integration of development activities performed by acquired, failing to maximize the expected synergies.

Further, other unknown and undisclosed liabilities associated with the acquisition and integration of operations acquired by the Company may exist.

These factors could have a material adverse effect on the Company’s business, results of operations, financial condition, or cash flows, particularly in the case of acquisitions of larger companies or a greater number of acquisitions.

Our systems and our third party providers’ systems may fail due to factors beyond our control, which could interrupt our service, cause us to lose business and increase our costs.

The Company’s operations depend on the functionality, availability, integrity, and operational stability of its information technology systems, as well as require a highly complex technological structure and depend on the uninterrupted and efficient operation of its systems, including software systems, data centers, internet, telecommunications and third parties systems. Accordingly, we rely on our information technology systems to process, transmit, and store electronic data, as well as to communicate with consumers and suppliers.

The Company may be adversely affected if those systems are interrupted, damaged by unforeseen events or failures over a long period, including because of third-party action, natural disasters, cyberattacks, information security failures in the development, operation and maintenance of our products, telecommunications problems, viruses, lack of evaluation of information security requirements in hiring suppliers, absence or insufficiency of vulnerability tests in their systems, as well as security failures in companies purchased by the Company, among other factors.

Despite the Company having cyber insurance to reduce the effects of any IT occurrences in the cloud, the results of its activities might be detrimentally affected in the instance of a technology system incident, particularly if it is not covered by the corresponding cyber insurance policy.

Any information security incidents could cause a disruption in the Company’s business and result in reduced performance and increased operating costs, which could have an adverse effect on the Company’s business, financial condition, and results of operations. Furthermore, security incidents could result in misappropriation of the Company’s exclusive or confidential information and/or the personal data of its customers, clients, employees, and third parties, which may materially and adversely affect the Company’s reputation.

Any security incident in the computing environment that results in unauthorized access, unauthorized loss or disclosure of data, unavailability of access to the Company’s systems, malware, phishing, ransonware and other events that may have an adverse impact on the security of the Company’s data technology may subject it to significant litigation, regulatory fines, and other penalties, customer/client losses or damage to its reputation, which may have a material adverse effect on its business, financial condition, operating results, cash flow, liquidity, reputation and/or future business of the Company.

Therefore, the success of the Company’s businesses significantly depends on the good performance of information technology systems, so that any failure of the Company to prevent violations that affect the confidentiality, integrity, or availability of information and/or personal data stored and processed by the Company, could harm its reputation and, also, substantially affect the Company’s business and results of its operations.

The Company is subject to risks associated with non-compliance with data protection laws (both domestic and international) and may be adversely affected by the imposition of fines and other types of sanctions.

The Company is subject to the Federal Constitution of Brazil, besides to the Brazilian Law No. 10.406/02 (Civil Code of Brazil), Law No. 8.078/90 (Consumer Defense Code) and), Law No. 12.965/14 (Internet Civil Mark), Decree No. 8.771/16 and the recent Law No. 13.709/2018, which entered into force on September 18, 2020, called the General Data Protection Law of Brazil (“LGPD”), these being the main laws that regulate practices related to the processing of personal data in Brazil.

The LGPD law sets forth rules for the processing of personal data in Brazil in all sectors of the economy, for organizations of all sizes, both digital and physical. Among other requirements provided for in the legislation, in order for the Company to collect, use, store and otherwise process personal data, it is necessary that there is a legal hypothesis for each processing and that all the principles and rights of the subjects stipulated in the legislation are complied with, including information to data subjects on the Company’s personal data processing practices. The LGPD law also provides for administrative sanctions in case of any non-compliance with its provisions, which range from a simple warning and order to delete personal data processed irregularly to the imposition of a fine.

The security measures adopted on our internal networks and platforms may not work as expected or may not be sufficient to protect our internal networks and platforms against certain attacks. In addition, the techniques used to sabotage or gain unauthorized access to networks on which data is stored or through which data is transmitted change and improve frequently. As a result, the Company may not be able to anticipate these techniques or implement suitable preventive measures to prevent attacks on its systems.

On February 27, 2023, the ANPD published a Resolution with the standards for the Dosimetry and Application of Administrative Sanctions, thus such sanctions and fines can already be applied by such agency for any non-compliance with the LGPD, including for processes opened before the publication of said Resolution.

If the Company does not comply with such legislation, it will be subject to the following penalties, individually or cumulatively: (i) of warning, and a deadline will be determined for it to take corrective measures; (ii) obligation to disclose the corresponding incident, after its occurrence is duly investigated and confirmed; (iii) temporary blocking until its regularization and/or elimination of the personal data corresponding to the infringement; (iv) fine of up to 2% (two percent) of the gross income of the company, group or business conglomerate in Brazil in its last fiscal year, excluding taxes, up to the global amount of R$50,000,000 (fifty million Reals) per violation. In case of recurrence, more severe administrative penalties provided for in the LGPD law may be applied, such as:(i) partial suspension of the operation of the database and/or the activity of personal data processing to which the violation refers to, for a maximum period of 6 (six) months, extendable for an equal period; and (ii) partial or total prohibition of the exercise of activities related to data processing.

The Company may also be held legally responsible for material, moral, individual, or collective damages caused to the holders of personal data, including when caused by subsidiaries, service providers, and partners who act as operators of personal data on behalf of the Company or as controllers in with the Company, because of any non-compliance with the obligations provided for in the LGPD. Any administrative sanctions or legal convictions may cause material financial impacts, in addition to adversely affecting the Company’s reputation in the market.

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises, such as the COVID-19 pandemic, may have an adverse impact on our clients’ financial condition, consequently impacting our business.

Our business and the businesses of our clients could be materially and adversely affected by the risks (or the public perception of the risks) related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of novel coronavirus (COVID-19).

An occurrence of a natural disaster, widespread health epidemic or other outbreaks could have a material adverse effect on our business, financial condition and results of operations.

Our business could be materially and adversely affected by natural disasters, such as fires or floods, or other events, such as wars, acts of terrorism, environmental accidents, power shortages or communication interruptions. The occurrence of a disaster or similar event could materially disrupt our business and operations. These events could also cause us to close our operating facilities temporarily, which would severely disrupt our operations and have a material adverse effect on our business, financial condition and results of operations. In addition, our net sales could be materially reduced to the extent that a natural disaster, health epidemic or other major event harms the economy of the countries where we operate. Our operations could also be severely disrupted if our clients or other participants were affected by natural disasters, health epidemics or pandemics or other major events.

If the Company’s customers/clients lose confidence in the security and use of their data because of the risk of leakage and/or misuse, the Company’s revenues may be adversely affected.

Attempts by experienced programmers or hackers to break into the security of networks of clients and customers or the security of Internet sites to misappropriate confidential information and data is currently a widespread phenomenon in the industry and affects computers and networks, passing through all platforms.

Actual or perceived security vulnerabilities of the Company’s products (or the Internet generally speaking) may lead some customers/clients to scale back or delay future purchases or purchase competing products other than Internet-based applications. Customers and clients will also be able to increase their spending to protect their computer networks from security breaches, which could delay the adoption of new technologies.

Any of such actions by customers and clients could harm the Company’s business and revenues.

The Company may have its customer base affected if its support and customer success processes are not adequate to serve its customers.

In view of the Company’s growth strategy, whether through acquisitions or organic growth, its product portfolio and customer base are expected to increase, bringing challenges from the point of view of covering the digitalization of customer support and service processes, as well as the implementation and maintenance of customer success initiatives.

If the Company is unable to provide service and support in an agile manner, in an appropriate period and in accordance with clients expectations, as well as contribute to the success of these customers through effective customer success processes and tools, our customer retention rate and its results may be adversely affected.

Unfavorable conditions in the Company’s industry or the global economy, as well as reductions in information technology expenditures, may limit the Company’s ability to grow and develop its business and negatively affect its operating results.

The Company’s operating results may vary depending on the impact of changes in the industry or the global economy relating to the Company or its customers/clients. The growth in revenue and potential profitability of our business depends on the demand for the Company’s software, processing services and support services related thereto, whose operation may also be affected by macroeconomic variables that significantly alter the interest rate, as well as low economic growth, factors that may inhibit customer demand for credit, change the conditions for granting credit and the company’s competitiveness.

In view that the Company acts as a service provider, part of its revenue comes from the number of new users in each of its customers/clients, which in turn is influenced by the policy for hiring employees of customers and potential customers/clients. To the extent that unfavorable economic conditions cause the Company’s customers/clients and potential clients to maintain or reduce demand for its services, its revenue may be negatively affected. Historically, economic crises have resulted in global reductions in information technology spending, as well as the pressure for longer billing cycles.

Proceedings involving the Company’s subsidiaries may give rise to subsidiary legal liability for the Company.

The Company may also be held jointly and severally liable for paying a fine and full compensation for the damages caused because of practices against the Anti-Corruption Law by its subsidiaries, affiliates, consortium or, within the scope of the corresponding agreements entered into with third parties, which could materially and adversely affect its reputation, business, financial condition and operating results or the market price of its shares.

Negative results of controlled companies may negatively affect the Company’s operating result.

The Company holds direct and indirect interest in several companies. Thus, part of its result derives from the results of such companies and, therefore, their unsatisfactory results may negatively affect the Company’s results. Moreover, the worsening of the sectorial and market conditions in the operations of such businesses could negatively affect the consolidated result of the Company’s operations.

Risks related to the Company’s managers

The Company’s continuity largely depends on its capacity to form and maintain potential successors to assume positions in the administration and in other positions considered strategic and depends on of the qualification of its professionals to succeed in its business, especially in relation to the definition and implementation of its strategies and development of its operations, products and services. Additionally, in the case of acquired companies, entrepreneurs may not remain in business after the period earn-out, and the Company may not have successors prepared to succeed them. If we are unable to promote the succession in these companies properly, the Company may be adversely affected by the loss of knowledge of the business (know-how) and having its operating results and its growth strategy impacted.

In this way, the loss of any person holding a key position could significantly harm the business and operating results of the Company, in case its succession plan is not effective. The company is also based on the continuity of service provision by qualified key employees with specific knowledge in technology, admittedly scarce in the current scenario, considering the high demand for these professionals in the market and the increasingly globalized competition for these talents.

In addition, the increasing adoption of remote work models in the general market increases competition for hiring these professionals, by breaking down or limiting the impact of territorial barriers. Furthermore, there are strong and continued competition in the information technology industry for hiring highly skilled professionals in the commercial, technical and other areas, and the Company competes, at a global level, in hiring these professionals. Consequently, the Company may not be able to obtain skilled labor or may have to offer higher remuneration to attract and retain skilled labor, which may represent costs additional costs not offset by increased productivity or higher prices.

The Company, additionally, may not be able to train and qualify its internal professionals in time and sufficient quantities to reduce dependence on hiring market professionals to meet demand.

Judicial or administrative decisions unfavorable to the Company’s management may affect adversely affect its operating results.

The Company’s managers may become, defendants in investigations, proceedings judicial and administrative and arbitration procedures, of the most diverse natures, including, but not limited to, civil, tax, labor, personal data protection and criminal proceedings.

Contrary decisions or agreements unfavorable to the Company’s management may affect its business, its financial condition and reputation in a negative way, including causing the loss of rights to contract with the public administration, to receive tax incentives or benefits or any funding and resources from the public administration or the right to exploit the telecommunications services provided. Still, we cannot ensure that the provisions constituted by the Company, in view of subjective aspects and critical judgments exercised by management in determining the possibility of loss attributed to each lawsuit, will be correct and sufficient to cover the total cost arising from judicial or administrative proceedings.

Judicial and administrative decisions unfavorable to the Company’s directors and directors, especially in processes involving relevant amounts and related causes, which reach substantial amounts or prevent the conducting business as initially planned, may have an adverse effect on the results of the Company, as well as its business, financial condition and the market value of its shares. Furthermore, any unfavorable decisions to the Company’s directors and directors may prevent the exercise of the functions they perform in the Company.

The loss of relationship with and/or bankruptcy of service providers, including as regards to services provided by information technology partners, or support services to maintain products and services, may impact the continuity of the Company’s operations.

The Company has suppliers and providers that are critical for the continuity of the operation and the provision of services to its customers and clients. The services and products that the Company uses from its partners, for example, telecommunication systems, internet, and data centers are essential parts of its infrastructure. In the event of interruptions or fluctuations in the level of service provision of these suppliers, including because of information security and data protection failures, the products and services offered by the Company to its clients and customers may be affected, and the failures that have occurred may negatively affect the market’s perception of the quality and reliability of its products or services.

The concentration on a few providers of services that are critical to the Company’s operation can generate a level of dependence that is harmful to the Company and negatively impact the quality of its products and services in any event of failure or inadequacy of the service level by its providers.

If the Company’s suppliers or service providers have problems that impact or prevent the delivery and quality of products and services or suffer an insolvency or bankruptcy process that compromises the fulfillment of their contracts, the Company may be adversely impacted on its operations and on the products and services offered to its clients/customers, as well as on its result, its reputation with customers/clients and the market, and the rate of customer/client retention.

The Company licenses technological platform providers that may affect and/or not keep up with delivery expectations according to our constantly developing product portfolio.  Such providers may also impact the initiatives of converging technologies.

Dependence on such suppliers and potential absences or failures in mapping the prioritization of products and solutions can affect the Company’s decision-making, costs and overall technological interfacing with processes, people, and systems. In addition, there is no way to guarantee that suppliers will follow and respond to changes in the external environment, strategic business goals, and those caused by disruptive solutions. In such cases, the Company’s business and results of operations may be adversely affected.

Changes or different interpretations in tax and labor legislation may adversely affect the Company’s strategy and results.

Tax authorities have been frequently changing tax regimes, such as changes in tax rates and the creation of taxes, whether temporary or permanent, which can affect the Company’s strategy. Some of these changes could increase the Company’s tax burden, which could restrict its ability to do business in our current markets and, therefore, materially adversely affect profitability.

The Company currently receives certain tax benefits and/or special taxation regimes. It is not possible to guarantee that these benefits will be maintained or renewed in the future, given the current political and economic environment in Brazil, especially in election year. If the Company cannot renew its tax benefits, or if such benefits are changed, limited, suspended, or revoked, the Company may be adversely affected. Moreover, certain tax laws may be subject to controversial interpretations by tax authorities. If the tax authorities may interpret tax laws in a way different from the Company’s interpretations, the Company could be adversely affected.

In addition, the activities performed by the Company are subject to the direct or indirect levy of taxes, fees, and contributions, which are subject to change, which may adversely affect its business, financial situation, operating results, and cash flow.

These changes may result in higher taxation to be applied: (i) on the Company’s gross revenue; (ii) on royalties that are paid to the Company’s partners, both in Brazil and abroad; (iii) on financial income; (iv) on gross profits; and (v) on the Company’s workforce costs. The adverse impact of such changes in tax and labor legislation may negatively affect the Company’s strategy and competitiveness vis-à-vis its competitors, especially foreigners, if these changes only increase taxation for companies established in Brazil.

Unforeseen changes in financial sector regulations could significantly impact the success of new business models.

The financial technology market is one of the pillars of the Company’s growth strategy. This requires operating in the financial segment, a domain governed by the Central Bank of Brazil (Bacen), which has a regulatory framework that is historically dynamic because of novel business models and products that arise in this sector.

Revisions in the current regulation or new regulatory requirements of the Central Bank of Brazil may hamper the growth of the products already offered, make it difficult or impossible to introduce new products, or require a significant capital outlay to ensure compliance. Should these events take place, the Company may experience a negative impact on its strategy and outcomes.

Foreign exchange rate risk.

The foreign exchange rate risk results from the possibility of losses because of fluctuations in exchange rates, which increase liabilities arising from loans and purchase commitments in foreign currency or that reduce the assets arising from amounts receivable in foreign currency. We may also have currency risk on any of our other assets and liabilities denominated in currencies, or linked to currencies other than our operating currency, including certain agreements entered into by the Company. Appreciation or depreciation of the Brazilian real against any of these foreign currencies, particularly the American dollar, could have a material adverse effect on our financial position and operational results.

Devaluations of the real against the dollar may create additional inflationary pressures in Brazil and cause interest rates to rise, which could negatively affect economic growth and harm the Company’s financial condition and the results of its operations. On the other hand, appreciation of the real against the American dollar and other foreign currencies could lead to a deterioration of the foreign exchange current account, as well as reduce the growth derived of exports. Depending on the circumstances, either devaluation or appreciation of the real may have an adverse effect on the growth of the Brazilian economy and on the Company.

Main Risks

Among the risks listed above, Evertec BR considers the most relevant to be:

•	The Company may not be able to compete effectively in the highly competitive software industry.
•	If we cannot keep pace with rapid developments and change in our industry and continue to acquire new clients, the use of our services could decline, reducing our revenues.
•	Acquisitions present risks, and the Company may not reach the strategic goals foreseen at the time of any transaction.
•	Our systems and our third party providers’ systems may fail due to factors beyond our control, which could interrupt our service, cause us to lose business and increase our costs.
•
The Company is subject to risks associated with non-compliance with data protection laws (both domestic and international) and may be adversely affected by the imposition of fines and other types of sanctions.

Risks associated to Evertec Inc

Risks associated with Evertec Inc, which is the indirect controller of Evertec BR, and with the direct shareholders of Evertec BR, may indirectly affect Evertec BR. Evertec Inc’s and Evertec  BR’s direct shareholders risks are incorporated by reference into this Proposal and are available at (https://www.sec.gov/ix?doc=/Archives/edgar/data/1559865/00015598652300000 7/evtc-20221231.htm#ifdb1f224722c45ad88af6857149edbf3_25) and (https://www.sec.gov/ix?doc=/Archives/edgar/data/1559865/000155986523000037 /evtc-20230630.htm#i90f052b9c07c4a58b8bb6dc58ddee730_127).

b.  Description of the main changes in risk factors that occurred in the previous year and expectations regarding the reduction or increase in risk exposure as a result of the transaction.

Not applicable, considering that there were no relevant changes in the risk factors of Evertec BR in the previous year, as well as there are no expectations regarding the reduction or increase in the exposure to risks of Evertec BR as a result of the Transaction, except for the fact that it will be exposed to Sinqia’s risks, which are already disclosed in Sinqia’s Reference Form, available on the CVM website (www.gov.br/cvm) and the risks generally related to acquisitions, as detailed under item 12.a above.

c.    Description of its activities, pursuant to items 1.2 to 1.5 of the reference form.

Evertec BR is a corporation organized under the laws of Brazil and governed by its bylaws, whose corporate purpose is the: (i) development and licensing of software and its processing; (ii) provision of maintenance and support services for software related to financial transactions, own or of third parties; (iii) software development consultancy and consultancy in the area of financial transactions, data processing inherent to the activities linked to the aforementioned activities; (iv) sale of software on behalf of third parties; and (v) management of shareholdings in other companies and investments (holding).

d.    Description of the economic group, pursuant to item 6 of the reference form.

Please refer to item 13 below.

e.     Description of the corporate capital, pursuant to item 12.1 of the reference form.

The fully subscribed and partially paid in corporate capital of Evertec BR is of R$ 130,351,636.00 (one hundred and thirty million, three hundred and fifty-one thousand, six hundred and thirty-six reais), divided into 13,035,164 (thirteen million thirty-five thousand one hundred and sixty-four) common shares, all registered and without par value, held by (a) Caleidon S.A., a company headquartered in Uruguay, (b) Evertec Chile SpA., a company headquartered in Chile and (c) Evertec Group, LLC, a company headquartered in Puerto Rico. All of Evertec BR’s corporate capital is held indirectly by Evertec Inc.

The subscribed and not paid-in corporate capital, in the amount corresponding to R$1,240,998.53 (one million, two hundred and forty thousand, nine hundred and ninety-eight reais and fifty-three cents), will be fully paid-in within 1 (one) year from February 15, 2023.

13.     Description of the capital and control structure after the transaction, pursuant to item 6 of the Reference Form.
6.1/6.2 – Captable

Shareholder	CPF/CNPJ	% of Common Shares	% of Preferred Shares	% Total Shares	Controlling Shareholder	Party to a shareholders’ agreement?
EVERTEC BRASIL INFORMÁTICA S.A.	06.187.556/0001-15	100%	0%	100%	Yes	No

6.3 – Corporate Capital Distribution

Date of last general shareholders’ meeting / Date of last change	11/05/2023
Number of natural person shareholders	0
Number of legal entities shareholders	1
Number of institutional investor shareholders	0

Common shares free float	0	0%
Preferred shares free float	0	0%
Total	0	0%

6.4 – Equity in other Companies

Name	CNPJ	Issuer’s Stake (%)
Compliasset Software e Soluções Digitais S.A.	25.025.534/0001-01	60%
Homie do Brasil Informática S.A.	07.914.074/0001-82	60%
LOTE45 Participações S.A.	07.923.056/0001-67	52%
Rosk Software S.A.	06.145.272/0001-66	51%
Sinqia Tecnologia Ltda.	03.017.804/0001-91	100%
Torq Inovação Digital Ltda.	30.256.443/0001-09	100%

6.5 – Corporate Chart of Shareholders and Economic Group

EVERTEC, Inc.
EVERTEC Intermediate Holdings, LLC
EVERTEC Group, LLC
100%
Evertec Chile Holdings SpA
99.99%
EVERTEC Guatemala, S.A.
100%
EVERTEC Panamá, S.A.
99.99%
EVERTEC Dominicana, SAS
100%
EVERTEC Costa Rica, S.A.
65.00%
Evertec Colombia, SAS
100%
EVERTEC USA, LLC
100%
OPG Technology Corp.
100%
BBR SpA
0.01%
0.01%
0.01%
99.99%
EVERTEC México Servicios de Procesamiento, S.A. de C.V.
100%
Evertec PlacetoPay, S.A.S.
19.99%
Consorcio de Tarjetas Dominicanas, S.A. (Equity Investment)
99.99%
BBR Perú S.A.C.
0.01%
100%
Evertec Chile SpA
100%
PayTrue S.A.
100%
Evertec Chile Servicios Profesionales SpA
100%
Evertec Chile Global SpA
100%
Tecnopago España SL
100%
Caleidón, S.A.
0.0076%
0.0 001 %
99.9923%
Evertec Brasil Informática Ltda.
100%
Paysmart Pagamentos Electrônicos Ltda.
100%
Sinqia S.A.
100%
Issuer Holding Ltda.
100%
Issuer Instituição de Pagamentos Ltda

6.6 – Other relevant information

Not applicable.

14.    Number, class, kind and type of securities of each company involved in the transaction held by any other companies involved in the transaction, or by persons connected with such companies, as defined by the rules dealing with public offers for the acquisition of shares.

Evertec Inc holds, on this date, indirectly, 13,035,164 common shares, registered and without par value, representing 100% of the share capital of Evertec BR.

15.    Exposure of any of the companies involved in the transaction, or of persons linked to them, as defined by the rules dealing with public offers for the acquisition of shares, in derivatives referenced to securities issued by the other companies involved in the transaction.

Sinqia: Not applicable.

Evertec BR: Not applicable.

16.    Report covering all trades carried out in the last 6 (six) months by the persons indicated below with securities issued by the companies involved in the transaction:

a.      By the companies involved in the transaction:

(i)      Private purchase transactions

•	Average price:

•	Number of stocks involved:

•	Securities involved:

•	Percentage in relation to class and kind of security:

•	Other relevant conditions:

Sinqia: The Company has not carried out any private purchase transactions in the past 6 months.

Evertec BR: Evertec BR has not carried out any private purchase transactions in the past 6 months.

(ii)     Private sale transactions

Sinqia: the table below refers to the private sales made by the Company of its own shares as a result of the exercise of call options granted under its stock option plan and shares granted under its stock grant plan.

Private sale transactions performed by the Company
1) Average price:	R$ 13.52
2) Number of stocks involved:	163,678
3) Securities involved:	SQIA3
4) Percentage in relation to class and kind of security:	0.1861%
5) Other relevant conditions	Sales related to the exercise of stock options by certain executives of the Company.

Evertec BR: Evertec BR has not carried out any private sale transactions in the past 6 months.

(iii)    Purchase transactions in regulated markets

•	Average price:

•	Number of stocks involved:

•	Securities involved:

•	Percentage in relation to class and kind of security:

•	Other relevant conditions:

Sinqia: The Company has not carried out any purchase transactions in regulated markets in the past 6 months.

Evertec BR: Evertec BR has not carried out any purchase transactions in regulated markets in the past 6 months.

(iv)          Sale transactions in regulated markets

•	Average price:

•	Number of stocks involved:

•	Securities involved:

•	Percentage in relation to class and kind of security:

•	Other relevant conditions:

Sinqia: The Company has not carried out any sale transactions in regulated markets in the past 6 months.

Evertec BR: Evertec BR has not carried out any sale transactions in regulated markets in the past 6 months.

b.      Related parties involved in the transaction

(i)   Private purchase transactions

Sinqia: the table below refers to the private purchases made by related parties of the Company, of shares issued by the Company, as a result of the exercise of call options granted under its stock option plan and shares granted under its stock grant plan.

Private purchase transactions performed by related parties of the Company
1) Average price:	R$ 16.05
2) Number of stocks involved:	114,589
3) Securities involved:	SQIA3
4) Percentage in relation to class and kind of security:	0.1303%
5) Other relevant conditions	Purchases related to the exercise of stock options by certain executives of the Company.

Evertec BR: there was no private purchase transaction of securities issued by the companies involved in the Transaction by Evertec BR related parties in the past 6 months.

(ii)    Private sale transactions

•	Average price:

•	Number of stocks involved:

•	Securities involved:

•	Percentage in relation to class and kind of security:

•	Other relevant conditions:

Sinqia: there was no private sale transaction of securities issued by the companies involved in the Transaction by the Company’s related parties in the past 6 months.

Evertec BR: there was no private sale transaction of securities issued by the companies involved in the Transaction by Evertec BR related parties in the past 6 months.

(iii)     Purchase transactions in regulated markets

•	Average price:

•	Number of stocks involved:

•	Securities involved:

•	Percentage in relation to class and kind of security:

•	Other relevant conditions:

Sinqia: There was no purchase transaction in regulated markets of securities issued by the companies involved in the Transaction by the Company’s related parties in the past 6 months.

Evertec BR: There was no purchase transaction in regulated markets of securities issued by the companies involved in the Transaction by Evertec BR’s related parties in the past 6 months.

(iv)      Sale transactions in regulated markets

Sinqia: the table below refers to the sales in regulated markets made by related parties of the Company of securities issued by the Company in the past 6 months.

Sale transactions in regulated markets performed by related parties of the Company
1) Average price:	R$ 19.56
2) Number of stocks involved:	45,022
3) Securities involved:	SQIA3
4) Percentage in relation to class and kind of security:	0.0512%
5) Other relevant conditions	Sales of shares in the Stock Exchange performed by executives of the Company.

Evertec BR: There was no sale transaction in regulated markets of securities issued by the companies involved in the Transaction by Evertec BR’s related parties in the past 6 months.

17.   Document by which the Special Independent Committee submitted its recommendations to the Board of Directors, if the transaction was negotiated under the terms of Guidance Opinion No. 35 of 2008.

Not applicable.

Annex IV to Exhibit 99.2 – Information on the Exercise of the Withdrawal Rights

EXHIBIT IV
INFORMATION ON THE EXERCISE OF THE WITHDRAWAL RIGHT
(Exhibit H of CVM Resolution No. 81)

1.	Describe the event from which the withdrawal right arose/will arise and its legal base

Pursuant to articles 137, 2nd paragraph and article 252, 2nd paragraph of the Brazilian Corporations Law, the Merger of Shares, as defined in the main section of the Proposal, will give rise to a withdrawal right for shareholders of the Company who do not vote in favor of the Merger of Shares, who abstain from voting or who do not attend the shareholders’ meeting, provided that they expressly state their intention to exercise their withdrawal right within 30 days from the date of publication of the minutes of the shareholders’ meeting that approved the Merger of Shares.

2.	Inform the shares and classes to which the withdrawal right applies

The withdrawal right will apply to all common shares issued by Sinqia.

3.
Provide the date of the first publication of the call notice of the Shareholders Meeting, as well as the date in which the material fact related to the resolution from which the withdrawal right arose was disclosed

Material Fact: July 20, 2023.

Call Notice: August 16, 2023.

4.
Provide the term for the exercise of the withdrawal right and the date that will be considered for the purposes of establishing the holders of the shares who will be entitled to exercise the withdrawal right

Pursuant to articles 137, 2nd paragraph and article 252, 2nd paragraph of the Brazilian Corporations Law, shareholders of the Company who vote against the Merger of Shares, who abstain from voting or who do not attend the shareholders’ meeting, and who expressly state their intention to exercise their withdrawal right within 30 days from the date of publication of the minutes of the shareholders’ meeting that approved the Merger of Shares, will be granted the withdrawal right.

Pursuant to article 137, 1st paragraph, of the Brazilian Corporations Law, the withdrawal right, with the consequent payment of the reimbursement based on the book value of the shares issued by Sinqia, will only be ensured in relation to the shares issued by the Company which the dissident shareholder has demonstrably held since the close of trading on July 20, 2023 (the date of disclosure of the notice of Material Fact relating to the Transaction) and which have been held by him, in an uninterrupted manner, until the date of the effective exercise of the withdrawal right.

5.	Provide the reimbursement value per share or, if not previously determined, the management’s estimate of this value

The reimbursement value, under the terms of article 45 of the Brazilian Corporations Law, corresponds to BRL 7.39 per share.

6.	Inform how the reimbursement value was calculated

In accordance with the provisions of article 45 of the Brazilian Corporations Law, the reimbursement value was calculated based on the book value per share issued by the Company, as calculated in the financial statements for the fiscal year ended on December 31, 2022, approved at the Company’s annual shareholders’ meeting held on April 27, 2023, considering the number of shares issued by Sinqia on that date, without prejudice to the right to request the preparation of a special balance sheet.

7.	Inform if the shareholders will be entitled to request the preparation of a special balance sheet

Pursuant to article 45, 2nd paragraph of the Brazilian Corporations Law, shareholders will be entitled to request the preparation of a special balance sheet, given that the resolution will take place more than 60 days after the date of approval of the Company’s latest balance sheet by the annual shareholders’ meeting. For information purposes, the book value per share issued by the Company, according to the Company’s quarterly financial information for the 2nd quarter of 2023, corresponds to BRL 7.27 per share.

8.	If the reimbursement amount is determined by means of appraisal, list the specialists or specialized firms recommended by management

Not applicable.

9.
In the event of merger, merger of shares or consolidation (fusão) involving controlling, controlled or under common control companies: a) Calculate the replacement ratio of the shares based on the net equity amount at market price or other criteria accepted by the Brazilian Securities Commission (“CVM”); b) Inform if the replacement ratios of the shares provided in the transaction protocol are less beneficial than the ones calculated in accordance with item 9(a) above; c) Inform the reimbursement amount calculated based on the net equity amount at market price or other criteria accepted by CVM

Not applicable, since the Merger of Shares does not involve parent and subsidiary companies or companies under common control.

10.	Provide the equity value of each share according to the latest balance sheet approved

The book value per share calculated according to the latest balance sheet approved by the shareholders’ meeting is BRL 7.39.

***

Annex V to Exhibit 99.2 –Sinqia financial results for quearter ended on March 31, 2023 sinqia

Earnings Release
1Q23

sinqia
Technology and innovation for the Brazilian financial sector.
Nasdaq

SQIA
B3 LISTED NM

SMLL B3 IBRA B3 ITAG B3 IGC-NM B3 IGCT B3 IGPTW B3

1Q23 HIGHLIGHTS	Annualized Net Revenues R$642 million R$164.2 million in the quarter, 18.3% higher than 1Q22

Annualized EBITDA R$165 million R$43.8 million in 1Q23, 20.9% higher than 1Q22, with EBITDA margin of 26.7%

Software ARR R$556 million 21.7% higher than 1Q22

São Paulo, May 8th, 2023. Sinqia S.A. (B3: SQIA3) (“Company”), a leading provider of technology for the financial system, announces the consolidated results for the first quarter of 2023 (“1Q23”).

(R$ '000)	1Q23	1Q22	Var. 1Q23/1Q22	4Q22	Var. 1Q23/4Q22	LTM-1Q23	LTM-1Q22	Var. LTM- 1Q23/LTM-1Q22
ARR	556,217	457,106	21.7%	520,754	6.8%	556,217	457,106	21.7%
Net Revenue	164,241	138,856	18.3%	166,272	-1.2%	641,857	423,214	51.7%
Software	140,336	117,120	19.8%	140,840	-0.4%	545,696	341,510	59.8%
Service	23,905	21,736	10.0%	25,432	-6.0%	96,161	81,702	17.7%
Gross Profit	67,252	58,224	15.5%	72,663	-7.4%	271,976	167,739	62.1%
Gross Margin	40.9%	41.9%	-1.0 p.p.	43.7%	-2.8 p.p.	42.4%	39.6%	2.7 p.p.
Adjusted EBITDA	43,795	36,235	20.9%	41,473	5.6%	165,133	94,358	75.0%
Adjusted EBITDA Margin	26.7%	26.1%	0.6 p.p.	24.9%	1.7 p.p.	25.7%	22.3%	3.4 p.p.

SQIA3: R$ 15.62 per share Total shares: 87,941,972 Market cap: R$ 1.37 billion	EARNINGS CALL May 09th , 2023 (Tuesday) 11 a.m. (Brasília) / 10 a.m. (NYC) / 3 p.m. (London) Access the videoconference via QR code or this link

1Q23 Results	2

| MESSAGE FROM MANAGEMENT

The results of this first quarter confirm our successful growth trajectory. Since our IPO in 2013, driven by successful acquisitions and integrations, we have multiplied by 13 our revenues. This significant progress has secured our market leadership. With a comprehensive product portfolio and a broad customer base, we have established a solid path for growth and profitability.

In this quarter, we reached a record in net sales of Software ARR, totaling R$14.7 million, already reaping the benefits of the recent commercial reorganization, leveraging cross-selling opportunities, and increased investment in R&D. In addition, contractual adjustments for inflation and volume amounted to R$14.1 million, a strong pace despite inflationary slowdown, driven by a significant increase in consumption. Thus, the Software ARR reached a record of R$556.2 million, a growth of 21.7% compared to the same period last year.

Net revenue in the quarter reached R$164.2 million (+18.3% vs. 1Q22), with Software growing 19.8% and Services 10.0%. As for profitability, Gross Profit was R$ 67.3 million (+15.5% vs. 1Q22) and Adjusted EBITDA was R$43.8 million (+20.9% vs. 1Q22), with a record Adjusted EBITDA margin of 26.7%.

Efficiency is our watchword for 2023 and we are conducting several initiatives related to pricing, streamlining our cost structure, and optimizing expenses that will generate significant results as early as the second half of 2023.

Also in the first quarter, we began the integration of Compliasset, our most recent acquisition and a reference in technological solutions for managing regulatory compliance programs. With this consolidation, our customer base reached a record (964 clients), an important progress to further increase cross-selling.

Thinking in the long term, we continue to advance in the unification of our product portfolio, implementation agility, and ensuring customer satisfaction. In terms of M&A, given the current economic scenario, we continue to analyze opportunities available in the market, but in a more selective and careful manner, seeking to maintain a healthy balance between leverage and growth. In the first quarter, we amortized R$ 94.4 million in debt, maintaining the trend of reducing our financial leverage.

Aware of how seasonality impacts our numbers more noticeably in a scenario where there were no new relevant acquisitions, we are satisfied with the first quarter, aware of the challenge imposed by the more adverse economic scenario, but confident in the results for the year. Our business is stable, predictable, and resilient.

1Q23 Results	3

| RECENT EVENTS

Election of the Board of Directors. At the Annual Shareholders’ Meeting held on April 27, our shareholders elected the Board of Directors (“BD”) for the next term of office. The BD continues to include 7 members, 6 of which were re-elected and 1 new member joined the body. Mr. Carlos Furlan (Independent Member) no longer belongs to the Board of Directors, having made valuable contributions to discussions on the Company's innovation program. Mr. Caio Lewkowicz (Independent Member) has joined the staff.

Election of the Fiscal Council. At the Annual Shareholders’ Meeting held on April 27, we installed, for the 2nd consecutive year, the Fiscal Council (“FC”), whose purpose is to supervise the actions of managers and verify their compliance with legal and statutory duties and give an opinion on the financial statements and reports of the management, among other attributions described in Art. 163 of the Brazilian Corporation Law. To compose the FC, the Shareholders’ Meeting elected Messrs. Augusto Frederico Caetano Schaffer (Permanent Member) and Eduardo Sanchez Palma (Alternate); Wesley Montechiari Figueira (Permanent Member) and Cristiana Pereira (Alternate); and Hugo Paulo Ehrentreich (Permanent Member) and Bruno Cals de Oliveira (Alternate).

Payment of Interest on Shareholders' Equity (“JSCP”). At the Annual Shareholders’ Meeting held on April 27, we approved the payment of interest on shareholders’ equity for the year 2022, in the total amount of R$4,690,007.39, equivalent to R$0.055404594 per share. Shareholders on the base date of May 5, 2023 will be entitled to JSCP, and the shares will be traded "ex-JSCP" as from May 8, 2023. JSCP payment will be made in reais, in one single installment, as from August 31, 2023, without monetary adjustment.

1Q23 Results	4

| OPERATING PERFORMANCE

Software ARR1

Software ARR reached a record R$556.2 million in 1Q23, 21.7% higher than that reported in 1Q22, representing a total addition of R$99.1 million. Excluding Compliasset's portfolio of contracts, consolidated in the quarter, in the amount of R$6.7 million, the ARR for the quarter increased by 20.2% in the annual comparison, representing a net addition² of R$92.4 million.

The net addition highlighted above reflected the combination of accumulated balances of: (i) net sales³ in the amount of R$39.1 million, given our satisfactory sales performance in the last 12 months, with an important contribution from cross-selling; and (ii) inflation and volume adjustments in the amount of R$53.2 million, 36.4% of which corresponded to inflationary transfers and 63.6% to increased volumes.

From the business point of view, the accumulated net addition amounted to R$37.7 million in Funds, R$22.2 million in Digital, R$15.2 million in Pension, R$11.4 million in Banks and R$5.9 million in Consortium. Therefore, all business units had positive net additions. In the case of the first two units, that is, Funds and Digital, the last 12 months were marked by important sales and expressive adjustments.

It is worth noting that the net addition in 1Q23 was a record, totaling R$28.7 million. Net sales of R$14.7 million were punctually high in the quarter, as a result of the closing of some sales opportunities that were expected for 2022, combined with above-average churn, mainly driven by Pension customers especially those whose cancellation was foreseen at the time of the acquisition of Mercer Seguridade. Inflation and volume adjustments of R$14.1 million remain strong despite the inflationary slowdown.

Software ARR (R$ million)

1 Annualized signed contracts, implemented or not, which started to generate recurring revenues after completion of the implementation.

2 Result of the sum of sales, contract cancellations and contractual adjustments.

3 Result of the sum of sales and contract cancellations.

1Q23 Results	5

Number of Customers

The Company ended the first quarter of 2023 with 964 customers in its portfolio, or an increase of 250 customers compared to the same period in 2022, as a result of the consolidation of Compliasset’s base and new sales. In 1Q23, the largest customer accounted for 2.2% of net revenues, down 0.3 p.p. against the same period of the previous year, reflecting the dilution of the portfolio on the entry of new customers.

Number of Customers

| FINANCIAL PERFORMANCE

Net Revenues

Net revenues for the quarter reached R$164.2 million, up 18.3% over the same period of the previous year. This result was due to the 19.8% increase in the Software unit, which totaled R$140.3 million, combined with the 10.0% growth in Services, which reached R$23.9 million. The highlight is the Funds unit, which outperformed the other units, having grown 50.2% compared to 1Q22.

Net Revenues (R$ million)

1Q23 Results	6

Recurring Revenues

In 1Q23, recurring revenues reached a record of R$139.5 million, up by 22.9% compared to 1Q22. The level of recurring revenues over total net revenues in the quarter was 84.9%, up by 3.2 p.p. compared to the same period of the previous year. This performance is explained by both, the implementation of the backlog originated by new sales and the contractual readjustments that occurred in the quarter.

It is also worth mentioning that the drop in variable revenues in the annual comparison was mainly due to one-off projects carried out in some Services customers in 1Q22 that were not repeated in 1Q23. In the quarterly comparison, this reduction is explained by the seasonal effect of these revenues, given that Software customers tend to accelerate specific customization projects in the last quarter, which is not observed in other quarters.

Recurring Revenues (R$ million)

Costs

Costs for the quarter totaled R$97.0 million, 20.3% higher than in 1Q22. This increase was mainly due to the growth in the number of employees and salary adjustments arising from the collective bargaining agreement that was paid at the beginning of the year to workers located in São Paulo, which represented 67,0% of Company’s staff.

Gross Profit and Gross Margin

Gross profit for the quarter was R$67.3 million, or 15.5% higher than in the same quarter of the previous year, while the gross margin ended 1Q23 at 40.9%, or 1.0 p.p. below that observed in 1Q22. This performance was impacted by the reduction in variable income, and higher costs due to the increase in the number of employees and collective salary adjustments.

1Q23 Results	7

Total Gross Profit (R$ million)

| Software Unit

Software Net Revenues

In 1Q23, net revenues from Software reached R$140.3 million, up 19.8% over the same period of the previous year, mainly driven by the good performance observed in all business units. We highlight that this growth already reflects the current dynamics of our business, in which we see an intensification of cross-selling with sales both between units, especially between (i) Funds and Pension and (ii) Digital and Consortia, and within the same unit.

Net subscription revenue was R$116.3 million, 24.6% higher than the same period last year, as a result of the good performance of all business units, with emphasis on Funds, which performed 49.4% above 1Q22, followed by Digital, which grew by 39.6% over the same period observed. Implementation and customization revenues, in turn, reached R$24.1 million, up by 1.2% over the same period of the previous year.

Software Net Revenues (R$ thousand)

1Q23 Results	8

Software Costs

Software costs in the quarter totaled R$78.0 million, 24.4% higher than those reported in 1Q22, mainly reflecting the increase in teams in the period and the salary adjustment in January for employees in São Paulo.

Depreciation and Amortization costs totaled R$2.1 million in the quarter.

Software Gross Profit and Gross Margin

Gross profit in the quarter reached R$62.3 million, up by 14.5% compared to 1Q22. The gross margin was 44.4% in the period, 2.0 p.p. below that reported in the previous year, due to the increase in costs against revenues, as explained above.

Software Gross Profit (R$ million)

| Services Unit

Net Revenues from Services

Net Revenues from Services reached R$23.9 million in the quarter, up by 10.0% over the same period of the previous year. Outsourcing revenues was R$23.3 million, up by 15.3% over 1Q22, driven by the increase in operations within the customer’s base. The Projects line, in turn, totaled R$0.7 million, down by 56.0% compared to the amounts reported in 1Q22, mainly impacted by one-off projects observed in 1Q22 that were not repeated in the current quarter.

1Q23 Results	9

Net Revenues from Services (R$ million)

Services Costs

The costs of services totaled R$19.0 million in the quarter, 5.9% above the amount reported in 1Q22, mainly as a result of the increase in expenses related to the expansion of operations in some customers of the base.

Depreciation and Amortization costs in 1Q23 amounted to R$0.9 million.

Gross Profit and Gross Margin from Services

Gross profit from Services in 1Q23 reached R$4.9 million, up by 29.3% over the same period of the previous year, while the gross margin ended the quarter at 20.6%, 3.1 p.p. higher than in 1Q22. This result is explained by the good performance of Outsourcing and the stabilization of turnover against the same period of the previous year. The margin expansion demonstrates that the offer of more specialized services and the expansion of the customer base has proven to be an efficient strategy to circumvent the challenging scenario, where we see customers being more cautious due to the macroeconomic situation.

Gross Profit from Services (R$ million)

1Q23 Results	10

Operational Expenses

Selling, General & Administrative Expenses

Selling, general and administrative expenses totaled R$28.4 million, 17.2% higher than in 1Q22. In the quarter, expenses represented 17.3% as a proportion of net revenues, remaining stable against the same period of the previous year, even considering higher expenses with senior management and the sales and corporate teams, as well as the impacts of the annual collective bargaining agreement applied to the salary base in São Paulo as from Jan/23.

The main variations observed in the annual comparison occurred in the Sales and Administrative lines, which, together, recorded a 34.8% growth against 1Q22, reflecting, as mentioned above, the increase in expenses due to the restructuring of the sales area, the reinforcement of the staff and senior management in 2022, and the impact of the annual collective bargaining agreement in São Paulo. Additionally, IT and Facilities expenses grew by 67.1% compared to the same period of the previous year, due to the increase in the number of employees and salary adjustments, in addition to the increase in expenses with Information Security systems.

These increases were offset by the reduction in expenses with: (i) M&A, due to the lower volume of ongoing transactions; (ii) R&DI, given the activation of expenses relating to project development, which amounted R$2.0 million; and (iii) Other expenses, which were positively impacted by the reversal of the provision for labor and civil contingencies in the amount of R$2.3 million, with no cash impact.

General and Administrative Expenses (R$ thousand)

(R$ ‘000)	1Q23	1Q22	1Q23x1Q22	4Q22	1Q23x4Q22	LTM-1Q23	LTM-1Q22	LTM-1Q23 x LTM-1Q22
SG&A Expenses	(28,413)	(24,238)	17.2%	(34,496)	-17.6%	(122,875)	(81,561)	50.7%
% of Revenue	17.3%	17.5%	2.0 p.p.	20.7%	-3.4 p.p.	19.1%	19.3%	-0.1 p.p.
Commercial	(6,931)	(5,817)	19.2%	(7,032)	-1.4%	(28,464)	(17,357)	64.0%
Marketing	(991)	(918)	7.9%	(1,613)	-38.6%	(5,052)	(2,636)	91.7%
Administrative	(10,367)	(7,014)	47.8%	(10,947)	-5.3%	(38,563)	(22,880)	68.5%
IT and Facilities	(5,982)	(3,581)	67.1%	(5,449)	9.8%	(21,690)	(14,318)	51.5%
M&A	(474)	(1,394)	-66.0%	(469)	1.2%	(1,560)	(4,282)	-63.6%
R&DI	(2,028)	(2,709)	-25.1%	(1,520)	33.5%	(7,444)	(10,647)	-30.1%
Other expenses	(1,639)	(2,805)	-41.5%	(7,466)	-78.0%	(20,102)	(9,442)	112.9%

Depreciation and amortization

In the quarter, total depreciation and amortization, which includes the portion that transits in costs and expenses, amounted to R$22.7 million, an increase of 41.2% over 1Q22. Depreciation of property and equipment totaled R$2.7 million, up by 9.9% compared to 1Q22, explained by the expansion in the lines of computers and peripherals and property leases. Amortization, in turn, amounted to R$19.9 million, increase of 47.0%, mainly impacted by the addition of intangible assets in the period, arising from the acquisitions made by the Company.

1Q23 Results	11

Other amortizations were mainly impacted by the increase in the right of use of leases, given the higher expenses with servers.

Depreciation and Amortization (R$ thousand)

(R$ ’000)	1Q23	1Q22	1Q23 x1Q22	4Q22	1Q23 x4Q22	LTM-1Q23	LTM-1Q22	LTM-1Q23 x LTM-1Q22
Depreciation and Amortization	22,662	16,048	41.2%	26,130	-13.3%	101,740	57,463	77.1%
Depreciation	2,746	2,498	9.9%	4,445	-38.2%	15,323	12,093	26.7%
Amortization	19,916	13,550	47.0%	21,685	-8.2%	86,417	45,366	90.5%
Amortization of acquisitions (Sinqia)	10,883	5,690	91.3%	12,402	-12.2%	50,490	22,596	123.4%
Amortization of acquisitions (minority interests)	1,712	1,832	-6.6%	1,693	1.1%	7,076	4,147	70.6%
Other amortizations	7,321	6,028	21.4%	7,591	-3.6%	28,851	18,623	54.9%

EBITDA and Adjusted EBITDA

Adjusted EBITDA reached a record R$43.8 million in the quarter, up by 20.9% over the same period of the previous year, with a 0.6 p.p. expansion in the EBITDA margin, which reached a record 26.7%. This performance is explained by the consolidation of results from the acquisitions carried out in recent quarters, combined with scale gains obtained in the period, as well as the dilution of expenses.

The adjustment made in the quarter in the amount of R$2.0 million is related to specific commitments assumed in the Company's recent acquisitions, and therefore, are not part of the day-to-day business and were adjusted accordingly.

Adjusted EBITDA (R$ million)

EBITDA reconciliation2 and Adjusted EBITDA3 (R$ thousand)

(R$ '000)	1Q23	1Q22	1Q23 x 1Q22	4Q22	1Q23 x 4Q22	LTM-1Q23	LTM-1Q22	LTM-1Q23 x LTM-1Q22
EBITDA	41,770	36,235	15.3%	41,473	0.7%	161,763	92,997	73.9%
(+) Extraordinary expenses - earnout	2,025	-	n.a	-	n.a	2,674	1.361	96.4%
(+} Extraordinary costs - integration	-	-	n.a	-	n.a	696	-	n.a
Adjusted EBITDA	43,795	36,235	20.9%	41,473	5.6%	165,133	94,358	75.0%
Adj. EBITDA Margin	26.7%	26.1%	0.6 p.p.	24.9%	1.7 p.p.	25.7%	22.3%	3.4 p.p.

2EBITDA is a non-accounting measurement prepared by the Company in accordance with CVM Instruction 527/12, which consists of the net result for the period, plus taxes on profit, financial result, and depreciation and amortization.

3Adjusted EBITDA, in turn, corresponds to EBITDA, plus extraordinary effects from acquisitions and non-recurring events.

1Q23 Results	12

Financial Result

The financial result for the quarter was negative by R$14.5 million. Financial income reached R$5.9 million, up by 11.4% compared to 1Q22, explained by the increase in income from financial investments resulting from higher in interest rates. Financial expenses, in turn, totaled R$20.4 million, up by 14.4% over the same period of the previous year. This performance is explained by the growth in: (i) interest on loans, impacted by both, the increase in debt due to the issuance of debentures in Jul/22 and the increase in interest on the outstanding balance; and (ii) interest on investment acquisitions relating to obligations incurred in acquisitions made by the Company.

Due to the accounting of the options for the remaining installments of share capital of the partial acquisitions carried out by the Company (FEPWeb, QuiteJá, LOTE45 and Compliasset), the financial result started to be impacted by the adjustment to present value of the options, however, without impact on cash. In 1Q23, the net impact was negative by R$4.9 million, against R$7.2 million in 1Q22.

Financial Result (R$ thousand)

(R$ '000)	1Q23	1Q22	1Q23 x 1Q22	4Q22	1Q23 x 4Q22	LTM-1Q23	LTM-1Q22	LTM-1Q23 x LTM- 1Q22
Financial Result	(14,503)	(12,532)	15.7%	12,389	n.a	(29,939)	(7,547)	296.7%
Financial revenues	5,896	5,292	11.4%	34,073	-82.7%	51,535	29,118	77.0%
Financial expenses	(20,399)	(17,824)	14.4%	(21,684)	-5.9%	(81,474)	(36,665)	122.2%

Income Tax and Social Contribution

Income tax and social contribution amounted to R$2.8 million in 1Q23. Current taxes amounted to R$3.4 million, down by 49.8% compared to 1Q22, mainly including the result of acquired companies that still operate on a presumed profit basis (FEPWeb, LOTE45 and Compliasset). Deferred taxes were positive by R$0.6 million, with no cash impact, consisting of temporary differences, mainly due to the tax loss of subsidiaries that have fiscal goodwill amortization (R$ 6.3 million in 1Q23).

Income Tax and Social Contribution (R$ thousand)

(R$ '000)	1Q23	1Q22	1Q23 x 1Q22	4Q22	1Q23 x 4Q22	LTM-1Q23	LTM-1Q22	LTM-1Q23 x LTM- 1Q22
Income Tax and Social Contribution	(2,836)	(2,704)	4.9%	(12,474)	-77.3%	(15,709)	(3,602)	336.1%
Current	(3,428)	(6,824)	-49.8%	(7,268)	-52.8%	(22,979)	(26,052)	-11.8%
Defered	592	4,120	-85.6%	(5,206)	n.a	7,270	22,450	-67.6%

Net Income

Net income attributable to Sinqia shareholders was R$0.7 million in 1Q23, explained by the following variations: (i) increase of R$5.5 million in EBITDA; (ii) deterioration of R$6.6 million in Depreciation and Amortization; (iii) deterioration of R$2.0 million in the financial result; (iv) deterioration of R$132 thousand in income tax and social contribution; and (v) increase of R$1.0 million in non-controlling interest, relating to the portion of results of FEPWeb, QuiteJá, LOTE45 and Compliasset held by other partners.

1Q23 Results	13

Adjusted Net Income (R$ thousand)

(R$ '000)	1Q23	1Q22	1Q23 x 1Q22	4Q22	1Q23 x 4Q22	LTM-1Q23	LTM-1Q22	LTM-1Q23 x LTM- 1Q22
Net income (attributable to shareholders)	681	4,911	-86.1%	14,672	-95.4%	12,555	24,311	-48.4%
(+) Extraordinary effects	2,025	-	n.a	-	n.a	3,370	1,361	147.5%
(+) Intangible Amortization from acquisitions	7,183	3,755	91.3%	8,185	-12.2%	33,323	14,913	123.4%
(+) Recognition of put options (non-cash impact)	3,252	4,754	-31.6%	(13,748)	n.a	(3,291)	4,754	n.a
Adjusted net income	13,141	13,420	-2.1%	9,109	44.3%	45,958	45,340	1.4%
(+) Def. income tax/Social Contr. (goodwill on acquisitions)	4,140	1,951	112.2%	2,099	97.3%	10,142	5,625	80.3%

Note: amounts net of tax calculated at a rate of 34% on the deductible portion.

Excluding the items highlighted in the table above – relating to extraordinary effects, amortization of intangible assets generated from acquisitions, and recognition of put options – the adjusted net income would have reached R$13.1 million.

Additionally, in the table above, it is possible to verify the breakdown of the tax benefit of R$4.1 million resulting from the amortization of goodwill generated from the merger of the acquired companies into the Company in the quarter.

1Q23 Results	14

| FINANCIAL POSITION

Debt / Cash Position

The first quarter of the year showed an accelerated pace of financial deleveraging. At the end of the period the Company disbursed R$94.4 million connected to the amortizations od debentures and the payment of obligations contracted through the M&A transactions.

At the end of 1Q23, the gross cash balance was R$97.8 million, R$92.0 million lower than in 4Q22. In addition to the cash outflow mentioned above, the Company also disbursed R$18.0 million related to the upfront payment for Compliasset.

Adding the amount of R$24.9 million assigned as guarantee for the acquisition of ISP and issuance of debentures and the balance of R$58.2 million related to Treasury Stocks, the Company ended the quarter with an adjusted gross cash balance of R$180.8 million.

Regarding gross debt, the balance at the end of the quarter totaled R$350.6 million, a reduction of R$76.7 million compared to the balance at the end of 4Q22. This variation was due, as explained above, to debt amortization and payment of obligations related to M&As.

It is worth mentioning that, for gross debt calculation purposes, the balance regarding the accounting of the potential purchase of the remaining stakes in FEPWeb, LOTE45, QuiteJá and Compliasset, classified under the caption “Option to sell non-controlling interest”, was not considered in non-current liabilities in the balance sheet. Including this item in the gross debt balance, the adjusted gross debt was R$509.6 million.

At the end of 1Q23, the Company had a net debt of R$252.9 million, R$15.2 million lower than in 4Q22, representing an indebtedness of 1.5x adjusted EBITDA of LTM-1Q23. Including adjustments to gross cash and debt, we ended the period with an adjusted net debt of R$328.8 million, representing a debt level of 2.0x adjusted EBITDA of LTM-1Q23.

1Q23 Results	15

(R$ '000)	1Q23	4Q22	1Q23 x 4Q22	1Q22	1Q23 x 1Q22
Liquidity
(+) Cash and cash equivalents	83,984	37,941	121.4%	29,745	182.3%
(+) Financial investments	13,772	151,766	-90.9%	75,082	-81.7%
Cash and Investments	97,756	189,707	-48.5%	104,827	-6.7%
(+) Collateral balance	24,873	38,563	-35.5%	32,069	-22.4%
(+) Treasury stock	58,194	58,174	n/a	55,457	4.9%
Adjusted Gross Cash	180,823	286,444	-36.9%	192,353	-100.0%
Indebtedness
(-) Loans and financing	218,163	236,656	-7.8%	170,916	27.6%
(-) Investment acquisition obligations	132,483	190,738	-30.5%	189,710	-30.2%
Gross Debt	350,646	427,394	-18.0%	360,626	-2.8%
(-) Non-controlling interest put option	158,945	142,270	11.7%	150,349	5.7%
Adjusted Gross Debt	509,591	569,664	-10.5%	510,975	-0.3%
Leverage
(+) Adjusted Ebitda LTM	165,133	157,573	4.8%	94,358	75.0%
(-) Net debt	252,890	237,687	6.4%	255,799	-1.1%
Adjusted Net Debt/Adjusted EBITDA LTM	1.5	1.5	1.5%	2.7	-43.5%
(-) Adjusted Net Debt	328,768	283,220	16.1%	318,622	3.2%
Adjusted Net Debt/Adjusted EBITDA LTM	2.0	1.8	10.8%	3.4	-41.0%

Cash Flow

The Company's cash flow, measured by Adjusted EBITDA less expenses related to operations not captured by the indicator, namely those related to taxes, leasing, and Capex, totaled R$26,4 million. We highlight that Capex began to be impacted by the activation of a portion of R&D, in line with the strategy signaled by the Company to use these investments to accelerate the integration of solutions and boost cross-sell sales.

It is important to note that, from a managerial perspective, the conversion of Adjusted EBITDA into cash was 60.3%, a healthy level of profitability, demonstrating the predictability and security of our business model.

(R$ '000)	1Q23
Adjusted EBITDA	43,795
Income Tax and Social Contribution	(3,571)
Investments (Capex)	(7,999)
Operating Lease	(5,824)
Adjusted Cash Flow	26,401

1Q23 Results	16

| CAPITAL MARKET

Share Performance

The Company’s shares (NM: SQIA3) ended the first quarter of 2023 quoted at R$15.74, up by 4.7% compared to the quotation registered in the last quarter of 2022, of R$15.03. In the annual comparison, the quotation was 20.5% below that registered in the same quarter of 2022, of R$19.79.

Average Daily Traded Volume (ADTV)

The company’s shares experienced a reduction in liquidity during the first three months of 2023, with an average trading volume of R$9.3 million, compared to R$ R$14.0 million in 4Q22, and R$17.6 million in 1Q22.

Shareholding Base

The shareholding base ended 1Q23 with 73.7 thousand shareholders, down by 5.3% compared to 77.8 thousand in 4Q22, and down by 21.0% compared to 93.3 thousand in 1Q22.

Outstanding Shares (free float)

We ended 1Q23 with 81.1% of our shares in free float, 0.5p.p. lower than that reported in 4Q22, which reached 81.6%, and -0.9p.p. less than that disclosed in the 1Q22, when we ended the quarter with a free float of 82.0%.

1Q23 Results	17

Statement from the Executive Board. According to items V and VI of article 27 of CVM Resolution 80/22, the Executive Board of Sinqia S.A. hereby declares that it has reviewed, discussed, and agreed on (i) the opinions expressed in the independent auditors’ report, and (ii) the Financial Statements for the period ended March 30, 2023.

1Q23 Results	18

| EXHIBIT – FINANCIAL STATEMENTS

Exhibit I – Income Statement (Consolidated)

(R$ '000)	1Q23	1Q22	1Q23 x 1Q22	4Q22	1Q23 x 4Q22	LTM-1Q23	LTM-1Q22	LTM-1Q23 x LTM-1Q22
Gross Revenues	182,731	153,689	18.9%	184,072	-0.7%	710,535	472,693	50.3%
Software	155,867	129,253	20.6%	155,505	0.2%	602,515	380,866	58.2%
Subscription	129,561	103,286	25.4%	123,569	4.8%	490,298	322,642	52.0%
Implementation	26,306	25,967	1.3%	31,937	-17.6%	112,216	58,224	92.7%
Services	26,864	24,437	9.9%	28,567	-6.0%	108,021	91,827	17.6%
Outsourcing	26,080	22,650	15.1%	27,867	-6.4%	104,534	87,599	19.3%
Projects	784	1,787	-56.1%	700	12.0%	3,487	4,228	-17.5%
Sales taxes	(18,490)	(14,833)	24.7%	(17,800)	3.9%	(68,678)	(49,481)	38.8%
Software	(15,530)	(12,133)	28.0%	(14,663)	5.9%	(56,817)	(39,357)	44.4%
Subscription	(13,291)	(9,954)	33.5%	(12,203)	8.9%	(47,889)	(33,424)	43.3%
Implementation	(2,240)	(2,179)	2.8%	(2,460)	-8.9%	(8,928)	(5,932)	50.5%
Services	(2,959)	(2,700)	9.6%	(3,137)	-5.7%	(11,862)	(10,124)	17.2%
Outsourcing	(2,885)	(2,524)	14.3%	(3,068)	-6.0%	(11,518)	(9,700)	18.7%
Projects	(74)	(176)	-57.6%	(67)	11.7%	(341)	(424)	-19.5%
Net Revenues	164,241	138,856	18.3%	166,272	-1.2%	641,857	423,212	51.7%
Software	140,336	117,120	19.8%	140,842	-0.4%	545,698	341,509	59.8%
Subscription	116,270	93,331	24.6%	111,365	4.4%	442,409	289,218	53.0%
Implementation	24,066	23,788	1.2%	29,477	-18.4%	103,288	52,292	97.5%
Services	23,905	21,736	10.0%	25,430	-6.0%	96,159	81,703	17.7%
Outsourcing	23,195	20,125	15.3%	24,798	-6.5%	93,015	77,899	19.4%
Projects	709	1,611	-56.0%	633	12.0%	3,146	3,804	-17.3%
Net Revenues	164,241	138,856	18.3%	166,272	-1.2%	641,857	423,212	51.7%
Recurring	139,465	113,457	22.9%	136,162	2.4%	535,424	367,117	45.8%
Variable	24,776	25,400	-2.5%	30,109	-17.7%	106,433	56,095	89.7%
% of Recurrence	84.9%	81.7%	3.2 p.p.	81.9%	3.0 p.p.	83.4%	86.7%	-3.3 p.p.
Costs	(96,989)	(80,632)	20.3%	(93,609)	3.6%	(369,881)	(255,472)	44.8%
Software	(78,003)	(62,701)	24.4%	(74,704)	4.4%	(295,003)	(190,320)	55.0%
Services	(18,986)	(17,931)	5.9%	(18,906)	0.4%	(74,878)	(65,154)	14.9%
Outsourcing	(18,506)	(16,806)	10.1%	(18,379)	0.7%	(71,799)	(62,819)	14.3%
Projects	(480)	(1,125)	-57.3%	(527)	-9.0%	(3,079)	(2,334)	31.9%
Gross profit	67,252	58,225	15.5%	72,663	-7.4%	271,976	167,740	62.1%
Gross margin	40.9%	41.9%	-1.0 p.p.	43.7%	-2.8 p.p.	42.4%	39.6%	2.7 p.p.
Software	62,333	54,418	14.5%	66,136	-5.8%	250,693	151,190	65.8%
Software gross mg.	44.4%	46.5%	-2.0 p.p.	47.0%	-2.5 p.p.	45.9%	44.3%	1.7 p.p.
Services	4,919	3,805	29.3%	6,526	-24.6%	21,283	16,548	28.6%
Services gross mg.	20.6%	17.5%	3.1 p.p.	25.7%	-5.1 p.p.	22.1%	20.3%	1.9 p.p.
Outsourcing	4,689	3,319	41.3%	6,420	-27.0%	21,216	15,079	40.7%
Outsourcing gross mg.	20.2%	16.5%	3.7 p.p.	25.9%	-5.7 p.p.	22.8%	19.4%	3.5 p.p.
Projects	230	486	-52.8%	106	116.3%	67	1,469	-95.4%
Projects gross mg.	32.4%	30.2%	0.1 p.p.	16.8%	15.6 p.p.	2.1%	38.6%	-0.9 p.p.
Expenses	(48,144)	(38,037)	26.6%	(57,321)	-16.0%	(211,954)	(132,204)	60.3%
% of net revenues	29.3%	27.4%	1.9 p.p.	34.5%	-5.2 p.p.	33.0%	31.2%	1.8 p.p.
General/administrative	(28,413)	(24,238)	17.2%	(34,496)	-17.6%	(122,875)	(81,561)	50.7%
% of net revenues	17.3%	17.5%	-0.2 p.p.	20.7%	-3.4 p.p.	19.1%	19.3%	-0.1 p.p.
Depreciation/amort.	(19,731)	(13,799)	43.0%	(22,825)	-13.6%	(89,079)	(50,643)	75.9%
% of net revenues	12.0%	9.9%	2.1 p.p.	13.7%	-1.7 p.p.	13.9%	12.0%	0.2 p.p.
EBIT	19,108	20,187	-5.3%	15,342	24.5%	60,022	35,535	68.9%
Financial result	(14,503)	(12,532)	15.7%	12,389	n.a	(29,939)	(7,547)	296.7%
Financial income	5,510	5,292	4.1%	34,073	-83.8%	51,149	29,118	75.7%
Financial expenses	(20,012)	(17,824)	12.3%	(21,684)	-7.7%	(81,087)	(36,665)	121.2%
EBT	4,605	7,655	-39.8%	27,731	-83.4%	30,082	27,988	7.5%
Income tax/social contribution	(2,836)	(2,704)	4.9%	(12,474)	-77.3%	(15,709)	(3,602)	336.1%
Current	(3,428)	(6,824)	-49.8%	(7,268)	-52.8%	(22,979)	(26,052)	-11.8%
Deferred	592	4,120	-85.6%	(5,206)	n.a	7,270	22,450	-67.6%
Results after IT and SC	1,769	4,951	-64.3%	15,257	-88.4%	14,374	24,385	-41.1%
Net margin	1.1%	3.6%	-2.5 p.p.	9.2%	-8.1 p.p.	2.2%	5.8%	-3.5 p.p.
Assigned to:
Sinqia's shareholders	681	4,911	-86.1%	14,672	-95.4%	12,555	24,311	-48.4%
Net margin	0.4%	3.5%	-3.1 p.p.	8.8%	-8.4 p.p.	2.0%	5.7%	-3.8 p.p.
Minority interest	1,088	40	2620.1%	585	86.0%	1,819	74	2358.1%

1Q23 Results	19

(R$ '000)	1Q23	1Q22	1Q23 x 1Q22	4Q22	1Q23 x 4Q22	LTM-1Q23	LTM-1Q22	LTM-1Q23 x LTM-1Q22

EBITDA	41.770	36.235	15,3%	41.473	0,7%	161.763	92.997	73,9%
EBITDA margin	25,4%	26,1%	-0,7 p.p.	24,9%	0,5 p.p.	25,2%	22,0%	3,2 p.p.
(+) Extraordinary expenses	2.025	-	n.a	-	n.a	2.674	1.361	n.a
(+) Extraordinary costs	-	-	n.a	-	n.a	696	-	n.a
Adjusted EBITDA	43.795	36.235	20,9%	41.473	5,6%	165.133	94.358	75,0%
Adj. EBITDA Margin	26,7%	26,1%	0,6 p.p.	24,9%	1,7 p.p.	25,7%	22,3%	3,4 p.p.

Net income (attributable to shareholders)	681	4.911	-86,1%	14.672	-95,4%	12.555	24.311	-48,4%
(+) Extraordinary effects	2.025	-	n.a	-	n.a	3.370	1.361	147,5%
(+) Intangible Amortization from acquisitions	7.183	3.755	91,3%	8.185	-12,2%	33.323	14.913	123,4%
(+)Recognition of put options (non-cash impact)	3.252	4.754	-31,6%	(13.748)	n.a	(3.291)	4.754	n.a
Adjusted Net Income	13.141	13.420	-2,1%	22.857	-42,5%	45.958	45.340	1,4%
(+) Def. income tax/Social Contr. (goodwill on acquisitions)	4.140	1.951	112,2%	2.099	97,3%	10.142	5.625	80,3%
Note: amounts net of tax calculated at a rate of 34% on the deductible portion.

1Q23 Results	20

Exhibit II – Balance Sheet (Consolidated)

(R$ '000)	03.31.2023	12.31.2022	Var.	03.31.2022	Var. YoY
ASSETS	1,483,013	1,555,313	-5%	1,500,781	-1%
Current	173,764	251,050	-31%	167,574	4%
Cash and cash equivalents	83,984	37,941	121%	29,745	182%
Financial Investments	13,772	151,766	-91%	75,082	-82%
Receivables	52,550	40,881	29%	43,035	22%
Advanced expenses	2,300	1,761	31%	3,547	-35%
Taxes and contributions recoverable	19,897	15,840	26%	11,935	67%
Other receivables	1,261	2,861	-56%	4,230	-70%
Non-current	1,309,249	1,304,263	0%	1,333,207	-1.8%
Taxes and contributions recoverable	1,505	1,321	14%	3,051	-51%
Securities	91,385	99,267	-8%	93,241	-2%
Deposits in court	126	197	-36%	174	-28%
Deferred income tax and social contrib.	79,217	78,625	1%	74,782	6%
Property and equipment	47,272	46,740	1%	52,778	-10%
Intangible assets	1,089,744	1,078,113	1%	1,109,181	-1.8%
LIABILITIES AND EQUITY	1,483,013	1,555,313	-5%	1,500,781	-1%
Current	253,859	278,582	-9%	190,371	33.3%
Loans and financing	74,552	74,500	0%	36,746	102.9%
Leasing	23,970	24,334	-1%	16,804	43%
Trade payables	8,213	4,724	74%	9,675	-15%
Advances from customers	14,356	19,363	-26%	10,372	38%
Labor liabilities	69,628	62,234	12%	53,781	29%
Undistributed dividends	4,690	7,720	-39%	5,638	-17%
Tax liabilities	6,415	6,115	5%	10,200	-37%
Liabilities arising from invest. acquisition	51,714	79,101	-35%	46,620	10.9%
Other obligations	321	491	-35%	535	-40%
Non-current	560,348	606,358	-8%	637,321	-12%
Loans and financing	143,611	162,156	-11%	134,170	7%
Leasing	42,559	47,439	-10%	59,419	-28%
Provisions for legal proceedings	134,464	139,866	-4%	142,325	-6%
Advances from customers	-	2,990	-	7,968	-
Liabilities arising from invest. acquisition	80,769	111,637	-28%	143,090	-44%
Non-controlling interest put option	158,945	142,270	12%	150,349	6%
Equity	668,806	670,373	0%	673,089	-1%
Share capital	813,303	813,303	0%	813,303	0%
Treasury shares	(58,194)	(58,174)	0%	(55,457)	5%
Shares issue expenses	(48,890)	(48,890)	0%	(48,890)	0%
Transactions with minority shareholders	(136,563)	(126,810)	-	(126,810)	8%
Capital reserve	12,643	11,867	7%	12,329	3%
Earnings reserve	59,010	59,010	0%	46,915	26%
Retained Earnings	681	-	-	4,911	-86%
Total Equity of controlling shareholders	641,990	650,306	-1%	646,301	-1%
Non-controlling interests	26,816	20,067	34%	26,788	0%

1Q23 Results	21

Sinqia S.A. and Subsidiaries

Quarterly Information as of
March 31, 2023 and

Independent Auditor’s review report

TABLE OF CONTENTS

Message from Management	3
Independent Auditor's Report on the Interim Financial Information	4

Interim Financial Information

Balance Sheet	6
Income Statements for the Periods	9
Statements of Comprehensive Income	10
Statement of Changes in Shareholders' Equity	11
Statements of Cash Flows	12
Statements of Value Added	14
Notes	15

MESSAGE FROM MANAGEMENT

Dear Shareholders and other interested parties,

In compliance with legal provisions, Sinqia S.A., a provider of technology for the financial sector, hereby submits to its shareholders and other interested parties for review the Management Report and the corresponding Interim Financial Information, together with the independent auditor's review report, for the quarter ended March 31, 2023, prepared in accordance with CPC Technical Pronouncement No. 21 – Interim Statements and the international standard IAS 34 – Interim Financial Reporting.

RELATIONSHIP WITH INDEPENDENT AUDITORS

The Company's policy on contracting services not related to the external audit with the independent auditors is based on principles that preserve their independence. These principles consist of internationally accepted standards, in which: (a) the auditor should not audit their own work; (b) the auditor should not hold any management position at their client; and (c) the auditor must not create any conflicts with the interests of their clients.

Procedures used by the Company pursuant to article 17 of CVM Resolution No. 162 of July 13, 2022, the Company and its subsidiaries, as a formal procedure, prior to contracting professional services other than those related to external accounting auditing, consults with the independent auditors and the Board of Directors to ensure that the provision of those other services does not affect their independence and objectivity, as necessary for the performance of audit services, and to obtain approval from its Board of Directors.

Deloitte Touche Tohmatsu Dr. Chucri Zaidan Avenue, 1.240 - 4th to 12th floors - Golden Tower 04711-130 - São Paulo - SP Brazil Tel.: + 55 (11) 5186-1000 Fax: + 55 (11) 5181-2911 www.deloitte.com.br

(Convenience Translation into English from the Original Previously Issued in Portuguese)

REPORT ON REVIEW OF INTERIM FINANCIAL INFORMATION

To the Shareholders, Board of Directors and Management of

Sinqia S.A.

Introduction

We have reviewed the accompanying individual and consolidated interim financial information of Sinqia S.A. ( “Company”), included in the Interim Financial Information Form (ITR), for the three-month period ended March 31, 2023, which comprises the individual and consolidated balance sheet as at March 31, 2023, and the corresponding individual and consolidated statements of income and comprehensive income, statements of changes in equity and individual and consolidated statements of cash flows for the three-month period then ended, including the explanatory notes.

Management is responsible for the preparation of the individual and consolidated interim financial information in accordance with technical pronouncement CPC 21 - Interim Financial Information and international standard IAS 34 - Interim Financial Reporting, issued by the International Accounting Standards Board - IASB, as well as for the presentation of such information in accordance with the standards issued by the Brazilian Securities Commission (CVM), applicable to the preparation of Interim Financial Information (ITR). Our responsibility is to express a conclusion on this interim financial information based on our review.

Scope of review

We conducted our review in accordance with Brazilian and international standards on review of interim financial information (NBC TR 2410 and ISRE 2410 - Review of Interim Financial Information Performed by the Independent Auditor of the Entity, respectively). A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with the standards on auditing and, consequently, does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Conclusion on the individual and consolidated interim financial information

Based on our review, nothing has come to our attention that causes us to believe that the accompanying individual and consolidated interim financial information included in the ITR referred to above was not prepared, in all material respects, in accordance with technical pronouncement CPC 21 and international standard IAS 34, applicable to the preparation of ITR, and presented in accordance with the standards issued by CVM.

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited (“DTTL”), its global network of member firms, and their related entities (collectively, the “Deloitte organization”). DTTL (also referred to as “Deloitte Global”) and each of its member firms and related entities are legally separate and independent entities, which cannot obligate or bind each other in respect of third parties. DTTL and each DTTL member firm and related entity is liable only for its own acts and omissions, and not those of each other. DTTL does not provide services to clients. Please see www.deloitte.com/about to learn more.

Deloitte is a leading global provider of audit and assurance, consulting, financial advisory, risk advisory, tax and related services. Our global network of member firms and related entities in more than 150 countries and territories (collectively, the “Deloitte organization”) serves four out of five Fortune Global 500® companies. Learn how Deloitte’s approximately 345,000 people make an impact that matters at www.deloitte.com.

© 2023. For information, contact Deloitte Global.

Emphasis of matter

Restatement of the corresponding figures for the quarter ended March 31, 2022

As mentioned in note 1.4 to the individual and consolidated financial statements, the corresponding figures for the quarter ended March 31, 2022, presented for purposes of comparison, were adjusted and are being restated as provided for in technical pronouncement CPC 23 - Accounting Policies, Changes in Accounting Estimates and Errors. Our opinion is not qualified in respect of this matter.

Other matters

Statements of value added

The interim financial information referred to above includes the individual and consolidated statements of value added for the three-month period ended March 31, 2023, prepared under the responsibility of the Company’s Management and presented as supplemental information for the purposes of international standard IAS 34. These statements were subject to the review procedures performed together with the review of the ITR to reach a conclusion on whether they are reconciled with the interim financial information and the accounting records, as applicable, and if their form and content are consistent with the criteria set forth in technical pronouncement CPC 09 - Statement of Value Added. Based on our review, nothing has come to our attention that causes us to believe that these statements of value added were not prepared, in all material respects, in accordance with the criteria set out in this standard and consistently with respect to the individual and consolidated interim financial information taken as a whole.

The accompanying individual and consolidated interim financial information has been translated into English for the convenience of readers outside Brazil.

São Paulo, May 8, 2023

DELOITTE TOUCHE TOHMATSU	Fernando Augusto Lopes Silva
Auditores Independentes Ltda.	Engagement Partner

2023SP022976

© 2023. For information, contact Deloitte Global.

SINQIA S.A. AND SUBSIDIARIES

BALANCE SHEET AS OF MARCH 31, 2023 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

			Individual		Consolidated
	Note	03/31/2023	12/31/2022	03/31/2023	12/31/2022
ASSETS
Current
Cash and cash equivalents	6.a)	48,828	11,769	83,984	37,941
Financial investments	6.b)	13,772	98,369	13,772	151,766
Accounts receivable	7	25,983	19,335	52,550	40,881
Prepaid expenses		508	611	2,300	1,761
Taxes and contributions recoverable	8	14,332	11,743	19,897	15,840
Other receivables		292	1,009	1,261	2,861

Total current assets		103,715	142,836	173,764	251,050

Non-current
Accounts receivable from related parties	9.a)	619	3,393	-	-
Taxes and contributions recoverable	8	1,328	945	1,505	1,321
Financial assets	6.c)	39,848	52,972	91,385	99,267
Court deposits	16	104	187	126	197
Deferred income tax and social contribution	22.b)	30,754	25,606	79,217	78,625
Investments	5	648,030	628,688	-	-
Property and equipment	10	17,924	17,410	47,272	46,740
Intangible assets	11	252,790	256,929	1,089,744	1,078,113

Total non-current assets		991,397	986,130	1,309,249	1,304,263

TOTAL ASSETS		1,095,112	1,128,966	1,483,013	1,555,313

The notes are an integral part of the financial information.

6

SINQIA S.A. AND SUBSIDIARIES

BALANCE SHEET AS OF MARCH 31, 2023 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

			Individual		Consolidated
	Note	03/31/2023	12/31/2022	03/31/2023	12/31/2022
LIABILITIES
CURRENT
Debentures	12	74,552	74,500	74,552	74,500
Lease purchase	24	18,452	18,937	23,970	24,334
Trade accounts payable		5,825	3,313	8,213	4,724
Advances from customers		6,968	7,945	14,356	19,363
Labor liabilities	13	45,639	38,619	69,628	62,234
Earnings distributable	17.2.b)	4,690	4,690	4,690	7,720
Tax liabilities	14	1,216	1,065	6,415	6,115
Investment acquisition liabilities	15	14,680	14,384	51,714	79,101
Other accounts payable		327	61	321	491

Total current liabilities		172,349	163,514	253,859	278,582

NON-CURRENT
Debentures	12	143,611	162,156	143,611	162,156
Lease purchase	24	24,770	29,684	42,559	47,439
Provisions for lawsuits	16	33,664	36,607	134,464	139,866
Advances from customers		-	-	-	2,990
Investment acquisition liabilities	15	25,845	35,918	80,769	111,637
Non-controlling interest put option	25	52,883	50,781	158,945	142,270

Total non-current liabilities		280,773	315,146	560,348	606,358

7

SINQIA S.A. AND SUBSIDIARIES

BALANCE SHEET AS OF MARCH 31, 2023 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

			Individual		Consolidated
	Note	03/31/2023	12/31/2022	03/31/2023	12/31/2022

SHAREHOLDERS’ EQUITY
Capital stock	17.1	813,303	813,303	813,303	813,303
Treasury shares	17.4	(58,194)	(58,174)	(58,194)	(58,174)
Share issuing costs	17.5	(48,890)	(48,890)	(48,890)	(48,890)
Transactions with non-controlling shareholders		(136,563)	(126,810)	(136,563)	(126,810)
Capital reserve	17.3	12,643	11,867	12,643	11,867
Revenue reserves	17.2	59,010	59,010	59,010	59,010
Retained earnings		681	-	681	-

Total controlling shareholders' equity		641,990	650,306	641,990	650,306

Non-controlling interest		-	-	26,816	20,067

Total shareholders’ equity		641,990	650,306	668,806	670,373

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		1,095,112	1,128,966	1,483,013	1,555,313

The notes are an integral part of the financial information.

8

SINQIA S.A. AND SUBSIDIARIES

INCOME STATEMENTS

FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022

(In thousands of Reais (R$), except basic/diluted earnings per share)

			Individual		Consolidated
	Note	03/31/2023	03/31/2022	03/31/2023	03/31/2022
			(Restated)		(Restated)

NET REVENUES	18	72,054	67,834	164,241	138,856

Cost of services provided	19	(51,216)	(35,711)	(96,989)	(80,632)

GROSS PROFIT		20,838	32,123	67,252	58,224

General, administrative and selling expenses	20	(29,753)	(14,584)	(48,144)	(38,037)
Equity pickup	5	14,793	(52)	-	-

OPERATING PROFIT BEFORE FINANCIAL RESULT		5,878	17,487	19,108	20,187

Financial result, net	21	(10,346)	(9,219)	(14,503)	(12,532)

PROFIT/(LOSS) BEFORE INCOME TAX AND SOCIAL CONTRIBUTION		(4,468)	8,268	4,605	7,655

INCOME TAX AND SOCIAL CONTRIBUTION
Current	22.a)	-	(2,307)	(3,428)	(6,824)
Deferred	22.a)	5,149	(1,050)	592	4,120

NET INCOME FOR THE PERIOD		681	4,911	1,769	4,951
ATTRIBUTABLE TO:
Controlling shareholders’ interest		681	4,911	681	4,911
Non-controlling shareholders’ interest		-	-	1,088	40
EARNINGS PER SHARE (in Reais (R$))
Basic - attributable earnings per share for the period	23	0.008	0.058	0.008	0.058
Diluted - attributable earnings per share for the period	23	0.008	0.057	0.008	0.057

The notes are an integral part of the financial information.

9

SINQIA S.A. AND SUBSIDIARIES

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022

(In thousands of Reais – R$)

		Individual	Consolidated
	03/31/2023	03/31/2022	03/31/2023	03/31/2022
		(Restated)		(Restated)

NET INCOME FOR THE PERIOD	681	4,911	1,769	4,951

Other comprehensive income	-	-	-	-

TOTAL COMPREHENSIVE INCOME FOR THE PERIOD	681	4,911	1,769	4,951

ATTRIBUTABLE TO:
Controlling shareholders	681	4,911	681	4,911
Non-controlling shareholders	-	-	1,088	40

The notes are an integral part of the financial information.

10

SINQIA S.A. AND SUBSIDIARIES

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022

(In thousands of Reais – R$)

							Revenue Reserves
	Note	Capital stock	Capital reserve	Treasury shares	Share issuing costs	Transactions with non-controlling shareholders	Legal reserve	Profit retention	Retained earnings	Shareholders’ equity	Non-controlling interest	Consolidated Shareholders' Equity
Balances as of December 31, 2021 (Restated)		813,303	12,227	(40,896)	(48,890)	(61,208)	3,542	43,373	-	721,451	19,081	740,532

Net income for the period		-	-	-	-	-	-	-	4,911	4,911	40	4,951
Non-controlling interest put option		-	-	-	-	(65,602)	-	-	-	(65,602)	-	(65,602)
Acquisition of non-controlling interest		-	-	-	-	-	-	-	-	-	7,666	7,666
Share-based compensation	17	-	102	-	-	-	-	-	-	102	-	102
Purchase of treasury shares	17	-	-	(14,561)	-	-	-	-	-	(14,561)	-	(14,561)
Balances as of March 31, 2022 (Restated)		813,303	12,329	(55,457)	(48,890)	(126,810)	3,542	43,373	4,911	646,301	26,787	673,088

							Revenue Reserves
	Note	Capital stock	Capital reserve	Treasury shares	Share issuing costs	Transactions with non-controlling shareholders	Legal reserve	Profit retention	Retained earnings	Shareholders’ equity	Non-controlling interest	Consolidated Shareholders' Equity
Balances as of December 31, 2022		813,303	11,867	(58,174)	(48,890)	(126,810)	4,381	54,629	-	650,306	20,067	670,373

Net income for the period		-	-	-	-	-	-	-	681	681	1,088	1,769
Non-controlling interest put option		-	-	-	-	(9,753)	-	-	-	(9,753)	-	(9,753)
Acquisition of non-controlling interests		-	-	-	-	-	-	-	-	-	5,661	5,661
Purchase of treasury shares	17	-	-	(45)	-	-	-	-	-	(45)	-	(45)
Share-based compensation		-	141	-	-	-	-	-	-	141	-	141
Stock options exercised		-	635	25	-	-	-	-	-	660	-	660
Balances as of March 31, 2023		813,303	12,643	(58,194)	(48,890)	(136,563)	4,381	54,629	681	641,990	26,816	668,806

The notes are an integral part of the financial information.

11

SINQIA S.A. AND SUBSIDIARIES

STATEMENT CASH FLOWS

FOR THE QUARTERS ENDED ON MARCH 31, 2023 AND 2022

(In thousands of Reais – R$)

		Individual		Consolidated
	03/31/2023	03/31/2022	03/31/2023	03/31/2022
		(Restated)		(Restated)
CASH FLOW FROM OPERATING ACTIVITIES

Net income for the period	681	4,911	1,769	4,951
Adjustments to reconcile net income:
Equity pickup	(14,793)	52	-	-
Share-based compensation plan	810	102	810	102
Depreciation and amortization	11,307	10,512	22,662	16,048
Return on financial investments	(3,584)	(3,310)	(4,720)	(4,048)
Provision (reversal of provision) for estimated
losses on doubtful debts	2	(174)	478	(341)
Reversal of provision for lawsuits	(2,786)	(41)	(7,319)	(1,057)
Interest and inflation adjustment of lawsuits	231	196	231	242
Provision for bonuses and profit sharing	4,391	1907	7,618	3,174
Interest and AVP incurred	14,319	13,474	20,070	17,366
Remeasurement of call and put options	(567)	(1,224)	(664)	(1,174)
Deferred income tax and social contribution	(5,149)	1,050	(592)	(4,120)
Provision for current income tax and social contribution	-	2,307	3,428	6,824

Changes in operating asset and liability accounts
Accounts receivable	(6,650)	614	(14,497)	(1,253)
Court deposits	83	-	71	-
Taxes and contributions recoverable	(2,971)	(2,461)	(4,098)	(3,960)
Other receivables	724	1,544	1,205	(9,956)
Trade accounts payable	2,778	2,604	3,286	7,511
Labor liabilities	2,629	2,577	(359)	4,971
Tax liabilities	151	521	136	2,083
Lawsuits paid	(388)	(334)	(718)	(336)
Advances from customers	(977)	(2,680)	(5,007)	3,064
Receipts (payment) from related parties	2,774	1,689	-	-

CASH FROM OPERATIONS	3,015	33,836	23,790	40,091

Income tax and social contribution paid	-	(1,230)	(3,571)	(3,187)
interest paid	(11,812)	(8,264)	(15,181)	(9,683)

NET CASH FROM (USED IN) OPERATIONS	(8,797)	24,342	5,038	27,221

12

SINQIA S.A. AND SUBSIDIARIES

STATEMENT CASH FLOWS

FOR THE QUARTERS ENDED ON MARCH 31, 2023 AND 2022

(In thousands of Reais – R$)

		Individual		Consolidated
	03/31/2023	03/31/2022	03/31/2023	03/31/2022
		(Restated)		(Restated)
CASH FLOW FROM INVESTING ACTIVITIES

Property and equipment and intangible assets purchased	(7,657)	(2,419)	(7,999)	(5,808)
Business acquisitions, net of acquired cash	-	-	(17,058)	(438,637)
Payment of investment acquisition obligations	-	(7,791)	-	(9,359)
Capital contribution to subsidiaries	(15,377)	(463,151)	-	-
Financial investments	88,181	474,460	142,714	465,966
Financial assets - Securities	13,691	(4,952)	12,956	(8,980)

NET CASH FROM (USED IN) INVESTING ACTIVITIES	78,838	(3,853)	130,613	3,182

CASH FLOW FROM FINANCING ACTIVITIES

Debenture amortization	(18,511)	(3,125)	(18,511)	(3,125)
Leases paid	(4,740)	(5,277)	(5,824)	(6,331)
Treasury shares purchased	(54)	(14,562)	(54)	(14,562)
Dividends paid	-	-	(3,030)	(832)
Investment acquisition obligations paid	(9,677)	-	(62,189)	-

NET CASH USED IN FINANCING ACTIVITIES	(32,982)	(22,964)	(89,608)	(24,850)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	37,059	(2,475)	46,043	5,553

Cash and cash equivalents at the beginning of the period	11,769	10,354	37,941	24,192

Cash and cash equivalents at the end of the period	48,828	7,879	83,984	29,745

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	37,059	(2,475)	46,043	5,553

The notes are an integral part of the financial information.

13

SINQIA S.A. AND SUBSIDIARIES.

STATEMENT OF VALUE ADDED

FOR THE QUARTERS ENDED ON MARCH 31, 2023 AND 2022

(In thousands of Reais – R$)

		Individual	Consolidated
	03/31/2023	03/31/2022	03/31/2023	03/31/2022
		(Restated)		(Restated)

REVENUES	80,865	76,350	182,253	154,028
Sales of products and services	80,867	76,176	182,731	153,687
Estimated loss on doubtful debts - Reversal (Formation)	(2)	174	(478)	341

INPUTS PURCHASED FROM THIRD	(9,801)	(8,887)	(16,178)	(19,839)
PARTIES (ICMS, IPI, PIS and COFINS)
Cost of goods and services sold	(6,046)	(6,411)	(10,631)	(14,419)
Materials, energy, third-party services and others	(3,755)	(2,476)	(5,547)	(5,420)

GROSS VALUE ADDED	71,064	67,463	166,075	134,189

DEPRECIATION AND AMORTIZATION	(11,307)	(10,512)	(22,662)	(16,048)

NET VALUE ADDED PRODUCED BY THE COMPANY	59,757	56,951	143,413	118,141

ADDED VALUE RECEIVED ON TRANSFER
	18,604	4,493	5,081	5,292

Equity pickup	14,793	(52)	-	-
Financial revenues	3,811	4,545	5,081	5,292

TOTAL VALUE ADDED DISTRIBUTABLE	78,361	61,444	148,494	123,433

VALUE ADDED DISTRIBUTION	78,361	61,444	148,494	123,433

Personnel	59,539	31,672	104,986	82,423
Direct compensation	47,194	33,686	85,474	66,297
Benefits	9,161	(4,203)	13,952	11,925
FGTS	3,184	2,189	5,560	4,201

Taxes, levies and contributions	3,885	11,895	21,610	17,711
Federal	1,634	9,765	16,496	13,292
Municipal	2,251	2,130	5,114	4,419

Return on borrowed capital	14,256	12,966	20,129	18,348
Interest	12,502	12,445	17,445	16,435
Rents	1754	521	2,684	1913

Return on equity	681	4,911	1,769	4,951
Retained earnings for the period	681	4,911	681	4,911
Non-controlling shareholders’ interest in	-	-	1,088	40
retained earnings

The notes are an integral part of the financial information.

14

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

Section A - GENERAL INFORMATION

1	GENERAL INFORMATION

1.1	Operations

Sinqia S.A. (“Company”) is a publicly-held corporation, headquartered at Rua Bela Cintra No. 755, 7th floor, in the City of São Paulo, State of São Paulo, having its shares traded on B3 – Brasil, Bolsa, Balcão in the Novo Mercado listing segment.

The Company was incorporated in 1996 for the primary purpose of providing technology for the financial sector.

The Company is the parent of Sinqia Tecnologia Ltda., Torq Inovação Digital Ltda., Homie do Brasil Informática Ltda., Rosk Software S.A. and indirectly controls Lote45 Participações S.A. and Compliasset Software e Soluções Digitais S.A., companies whose purpose is to engage in activities complementary to the Company's business.

These quarterly statements are approved to be issued and authorized for disclosure by the Board of Directors on May 5, 2023.

1.2	Basis for preparation, presentation of the Quarterly Information, and summary of principal accounting practices

The individual and consolidated interim financial information was prepared and presented in accordance with CPC Technical Pronouncement 21 (R1) - Interim Statements, IAS 34 - Interim Financial Reporting, issued by the International Accounting Standards Board (IASB), and consistent with the rules issued by the Brazilian Securities Commission, as applicable to the preparation of Quarterly Information. The accounting practices in place in Brazil comprise those included in Brazilian corporate laws and in pronouncements, guidelines and interpretations issued by the Accounting Pronouncements Committee (CPC) and approved by the Brazilian Securities Commission (CVM). The quarterly information should be read in conjunction with the financial statements for the year ended December 31, 2022 (hereinafter referred to as “December 31, 2022 financial statements”), published on March 9, 2023 and made available through the following websites: www.gov.br/cvm, www.b3.com.br and www.sinqia.com/ri.

There was no change in the principal accounting policies in relation to those described in note 29 to the financial statements for the year ended December 31, 2022.

The financial statements were prepared using the historical cost as a base value, except for the valuation of certain assets and liabilities, such as those arising from financial instruments that are measured at fair value.

The preparation of the interim financial information requires the use of certain critical accounting estimates and the exercise of judgment by the Company's management in the process of applying its accounting policies. Those areas that require a higher level of judgment and are more complex, as well as the areas in which assumptions and estimates are significant for the financial information, are disclosed in Note 2.

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SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

The presentation of the individual Statement of Value Added (or VAS) is required by Brazilian corporate laws and by the accounting practices in place in Brazil, as applicable to publicly-held companies. The VAS was prepared in accordance with the criteria set forth in CPC Technical Pronouncement 9 – “Statement of Value Added”. IAS 34 - Interim Financial Reporting does not require the presentation of this statement. As a result, under IFRS, this statement is presented as supplementary information, without prejudice to the set of accounting information.

1.3	Consolidation

The Company consolidates all entities over which it has control, that is, when it is exposed or has rights to variable returns from its involvement with the investee and has the capacity to direct the relevant activities of the investee.

The subsidiaries included in the consolidation are described in Note 5.

1.4	Restatement of comparative balances

The Company's Management is restating the quarterly statements for the quarter ended March 31, 2022 due to adjustments related to: (i) accounting for call and put options related to business combinations involving the companies Homie do Brasil Informática Ltda., Rosk Software S.A. and Lote45 Participações S.A.; (ii) measurement and inclusion of the amount attributable to the non-controlling shareholders in the companies Homie do Brasil Informática Ltda., Rosk Software S.A. and Lote45 Participações S.A., and consequent impacts on the intangible assets and liabilities assumed.

Said adjustments do not have a material impact on the performance of operations, but they have a material effect on the equity position of the Company and its subsidiaries as previously presented in the financial statements for the year ended March 31, 2022. That said, Management understands that the adjustments in equity position and performance of its operations could distort the understanding of the Company's results. Therefore, adjustments were made retrospectively as set forth in CPC Technical Pronouncement 23 - Accounting Practices, Changes in Estimates and Error Corrections. There are no impacts on the opening shareholders' equity of the earliest period presented, which is why the Company is restating only the column for 03/31/2022.

16

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022
(In thousands of Reais – R$)

The following tables summarize the impacts in the Company's previous period:

INCOME STATEMENT

				Individual			Consolidated
	Note			03/31/2022			03/31/2022
		Published	Adjustment	Restated	Published	Adjustment	Restated

General, administrative and selling expenses	20	(14,584)	-	(14,584)	(36,205)	(1832)	(38,037)
Equity pickup	5	1,522	(1,574)	(52)	-	-	-

Result of operations before financial result		19,061	(1,574)	17,487	22,019	(1832)	20,187

Financial result, net	21	(4,401)	(4,818)	(9,219)	(5,329)	(7,203)	(12,532)

Profit (loss) before income tax and social contribution		14,660	(6,392)	8,268	16,690	(9,035)	7,655

Deferred income tax and social contribution	22	(2,688)	1,638	(1,050)	1,671	2,449	4,120

Profit after income tax and social contribution		9,665	(4,754)	4,911	11,537	(6,586)	4,951

Non-controlling interest		-	-	-	(1872)	1832	(40)

Net income for the period		9,665	(4,754)	4,911	9,665	(4,754)	4,911

Basic earnings per share – in Reais	23	0.114	(0.056)	0.058	0.114	(0.056)	0.058
Diluted earnings per share – in Reais	23	0.113	(0.056)	0.057	0.113	(0.056)	0.057

STATEMENT OF COMPREHENSIVE INCOME

			Individual			Consolidated
			03/31/2022			03/31/2022
	Published	Adjustment	Restated	Published	Adjustment	Restated

Net income for the period	9,665	(4,754)	4,911	11,537	(6,586)	4,951

Total comprehensive income for the period	9,665	(4,754)	4,911	11,537	(6,586)	4,951

ATTRIBUTED TO:
Controlling shareholders	9,665	(4,754)	4,911	9,665	(4,754)	4,911
Non-controlling shareholders	-	-	-	1872	(1832)	40

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	Shareholders’ Equity
	Published	Adjustment	Restated
Balances as of December 31, 2021 (Restated)	782,659	(61,208)	721,451

Net income for the period	9,665	(4,754)	4,911
Non-controlling interest put option	-	(65,602)	(65,602)
Balances as of March 31, 2022 (Restated)	777,865	(131,564)	646,301

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SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022
(In thousands of Reais – R$)

	Non-controlling interest	Non-controlling interest	Non-controlling interest	Consolidated Shareholders' Equity	Non-controlling interest	Consolidated Shareholders' Equity
	Published	Adjustment	Restated	Published	Adjustment	Restated
Balances as of December 31, 2021 (Restated)	2,797	16,284	19,081	785,456	(44,924)	740,532

Net income for the period	1872	(1832)	40	11,537	(6,586)	4,951
Non-controlling interest put option	-	-	-	-	(65,602)	(65,602)
Non-controlling interests acquired	(354)	8,020	7,666	(354)	8,020	7,666
Balances as of March 31, 2022 (Restated)	4,315	22,472	26,787	782,180	(109,092)	673,088

STATEMENT OF CASH FLOWS

			Individual			Consolidated
			03/31/2022			03/31/2022
	Published	Adjustment	Restated	Published	Adjustment	Restated

Net income for the period	9,665	(4,754)	4,911	11,537	(6,586)	4,951
Equity pickup	(1,522)	1,574	52	-	-	-
Depreciation and amortization	10,512	-	10,512	14,216	1832	16,048
Financial investments	-	(3,310)	(3,310)	-	(4,048)	(4,048)
Interest and inflation adjustment of lawsuits	-	196	196	-	242	242
Interest and AVP incurred	7,628	5,846	13,474	9,231	8,135	17,366
Remeasurement of call and put options	-	(1,224)	(1,224)	-	(1,174)	(1,174)
Deferred income tax and social contribution	2,687	(1,637)	1,050	(1,737)	(2,383)	(4,120)

Changes in operating asset and liability accounts
Tax liabilities	522	(1)	521	2,149	(66)	2,083

CASH FROM OPERATIONS	37,146	(3,310)	33,836	44,139	(4,048)	40,091

NET CASH FROM (USED IN) OPERATIONS	27,652	(3,310)	24,342	31,269	(4,048)	27,221

CASH FLOW FROM INVESTING ACTIVITIES

Financial investments	471,150	3,310	474,460	461,918	4,048	465,966

NET CASH FROM (USED IN) INVESTING ACTIVITIES	(7,163)	3,310	(3,853)	(866)	4,048	3,182

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SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022
(In thousands of Reais – R$)

STATEMENT OF VALUE ADDED

			Individual			Consolidated
			03/31/2022			03/31/2022
	Published	Adjustment	Restated	Published	Adjustment	Restated

DEPRECIATION AND AMORTIZATION	(10,512)	-	(10,512)	(14,216)	(1832)	(16,048)

NET VALUE ADDED PRODUCED BY THE COMPANY	58,175	-	58,175	121,147	(1832)	119,315

VALUE ADDED RECEIVED ON TRANSFER	4,843	(1,574)	3,269	4,118	-	4,118

Equity pickup	1,522	(1,574)	(52)	-	-	-

TOTAL VALUE ADDED DISTRIBUTABLE	63,018	(1,574)	61,444	125,265	(1832)	123,433

VALUE ADDED DISTRIBUTION	63,018	(1,574)	61,444	125,265	(1832)	123,433

Taxes, levies and contributions	13,533	(1,638)	11,895	20,160	(2,449)	17,711
Federal	11,403	(1,638)	9,765	15,741	(2,449)	13,292

Return on borrowed capital	8,148	4,818	12,966	11,145	7,203	18,348
Interest	7,627	4,818	12,445	9,232	7,203	16,435

Return on equity	9,665	(4,754)	4,911	11,537	(6,586)	4,951
Retained earnings for the period	9,665	(4,754)	4,911	9,665	(4,754)	4,911
Non-controlling shareholders’ interest in retained earnings	-		-	1872	(1832)	40

Section B - RISKS

2	CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

Accounting estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events considered reasonable under the circumstances. In the quarter ended March 31, 2023, there were no changes in estimates and assumptions that posed a significant risk, likely to cause a material adjustment in the carrying amounts of assets and liabilities for the current fiscal year, in relation to those detailed in the annual financial statements.

2.1	Critical accounting estimates and assumptions

There was no change in the critical accounting estimates and assumptions in relation to that described in Note 29 of the financial statements as of December 31, 2022.

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SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022
(In thousands of Reais – R$)

2.2	Critical judgments in the application of accounting policies

There was no change in critical judgments in the application of accounting policies in relation to that described in Note 29 of the financial statements as of December 31, 2022.

2.3	New standards, amendments and interpretations of accounting pronouncements

The Company's Management assessed the existing new standards, amendments and interpretations for initial adoption on January 1, 2023 and concluded that there is no material impact on the Company's individual and consolidated interim financial information.

3	FINANCIAL RISK MANAGEMENT

3.1	Financial risk factors

There was no change in the financial risk factors and the policy for managing these risks in relation to that described in the financial statements as of December 31, 2022, issued on March 9, 2023.

3.2	Capital management

The purpose of the Company's capital management is to ensure that it maintains a strong credit rating with institutions and an optimal capital ratio, in order to support the Company's business and maximize shareholder value.

The Company controls its capital structure by making adjustments and adapting it to current economic conditions. To keep this structure adjusted, the Company may pay dividends, return capital to shareholders, raise new loans, issue promissory notes and contract derivative transactions.

3.3	Fair value estimate

There were no changes regarding the criteria or techniques for measuring the fair value of assets and liabilities, nor were there any changes as to the classification of the Company’s financial instruments in relation to those disclosed in the financial statements as of December 31, 2022.

3.4	Offsetting financial instruments

Financial assets and liabilities are offset (with the same counterparty), and the net amount reported in the balance sheet, when there is a legal right to offset the recognized amounts and there is an intention either to settle them on a net basis or to realize the asset and settle the liabilities simultaneously.

20

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022
(In thousands of Reais – R$)

Section C - SEGMENT INFORMATION

4	THE PRESENTATION OF INFORMATION BY SEGMENT

The purpose of the Company's businesses is to provide information technology products and services, as well as advisory services, aimed at serving the financial sector. Although the products are intended for various segments within financial institutions, these are not controlled and managed by Management as independent segments, and the Company's results are tracked, monitored and evaluated in an integrated manner.

21

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022
(In thousands of Reais – R$)

Section D - GROUP STRUCTURE

5	INVESTMENTS

(a) Changes in investments

	Sinqia Tecnologia Ltda.	Torq Inovação Digital Ltda.	Homie do Brasil Informática Ltda.	Rosk Software S.A.	Total
Balance as of December 31, 2021 (Restated)	91,369	34,113	39,816	32,713	198,011
Capital increase (i)	491,198	7,337	-	-	498,535
Investment acquisition	-	-	-	1,438	1,438
Dividend distribution	-	-	(4,333)	-	(4,333)
Equity pickup	3,053	87	4,333	(704)	6,769
Non-controlling interest put option	(65,602)	-	-	-	(65,602)
Amortization (ii)	-	-	(2,342)	(3,788)	(6,130)
Balance as of December 31, 2022	520,018	41,537	37,474	29,659	628,688
Capital contribution (iii)	14,826	551	-	-	15,377
Equity pickup	13,558	192	899	144	14,793
Non-controlling interest put option	(9,753)	-	-	-	(9,753)
Amortization (ii)	-	-	(585)	(490)	(1,075)
Balance as of March 31, 2023	538,649	42,280	37,788	29,313	648,030

(i) In 2022, the capital increase in Sinqia Tecnologia Ltda. was carried out to make the acquisitions of Lote45 Participações S.A., Mercer Seguridade Ltda. and Newcon Software S.A.

(ii) Amortization of capital gains generated in the business combination, attributed to non-controlling shareholders.

(iii) In 2023, the capital increase in Sinqia Tecnologia Ltda. was made for the acquisition of Compliasset Software e Soluções Digitais S.A., as set out in note 27.

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SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022
(In thousands of Reais – R$)

(b)	Subsidiary information

						Total investment		Equity pickup
Direct investment	Shareholders’ Equity	Equity interest	Goodwill appreciation	Amortization	Result for the period	03/31/2023	12/31/2022	03/31/2023	03/31/2022 (Restated)

Sinqia Tecnologia Ltda.	538,649	100%	-	-	13,558	538,649	520,018	13,558	(1,469)
Torq Inovação Digital Ltda.	42,280	100%	-	-	192	42,280	41,537	192	(40)
Homie do Brasil Informática Ltda.	1,511	60%	41,566	(4,684)	1,499	37,788	37,474	899	1,398
Rosk Software S.A.	1,484	51%	32,834	(4,278)	283	29,313	29,659	144	59
						648,030	628,688	14,793	(52)

(c) Indirect investments (Direct subsidiaries of Sinqia Tecnologia Ltda.)

				Total investment		Equity pickup
Indirect investment	Shareholders’ equity	Equity interest	Result for the period	03/31/2023	12/31/2022	03/31/2023	03/31/2022

Sinqia Seguridade Ltda. (i)	at	at	-	-	-	-	1,117
Lote45 Participações S.A.	6,112	52%	2,551	3,178	1,720	1,326	983
Newcon Software Ltda. (ii)	at	at	-	-	-	-	4,476
Newcon Tecnologia Ltda. (ii)	at	at	-	-	-	-	(2)
Compliasset Software e Soluções Digitais S.A. (iii)	1,256	60%	87	754	-	52	-

				3,932	1,720	1,378	6,574

(i)	On October 1, 2022, Sinqia Seguridade Ltda. was merged into Sinqia Tecnologia Ltda.
(ii)	On December 31, 2022, Newcon Software S.A. and Newcon Tecnologia e Serviços Ltda. were merged into Sinqia Tecnologia Ltda.
(iii)	On March 7, 2023, Sinqia Tecnologia acquired 60% of the shares in Compliasset Software e Soluções Digitais Ltda.

23

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022
(In thousands of Reais – R$)

Section E – SELECTED RELEVANT NOTES

6	CASH AND CASH EQUIVALENTS

a) Cash and cash equivalents

		Individual		Consolidated
	03/31/2023	12/31/2022	03/31/2023	12/31/2022

Banks	1,988	332	4,222	2,143
Local currency fixed-income securities (i)	46,840	11,437	79,762	35,798

	48,828	11,769	83,984	37,941

(i) The Company has financial investment policies in place providing that investments should be concentrated in low-risk securities and substantially remunerated based on percentage changes in the Interbank Deposit Certificate (CDI) rate. Therefore, they refer to investments in fixed-income investment funds, repurchase transactions and Bank Deposit Certificates (CDB), with yields ranging from 85% to 103% of the CDI rate as of March 31, 2023 and December 31, 2022 and immediate liquidity, that is, no grace period for redemptions.

b) Financial investments

		Individual		Consolidated
	03/31/2023	12/31/2022	03/31/2023	12/31/2022

Local currency fixed-income securities (i)	-	98,369	-	151,766
Collateral amounts (ii)	13,772	-	13,772	-

	13,772	98,369	13,772	151,766

(i) The amounts correspond to cash allocated to investing activities, including future business combinations. The Company has financial investment policies in place providing that investments should be concentrated in low-risk securities and substantially remunerated based on percentage changes in the Interbank Deposit Certificate (CDI) rate. Therefore, they refer to investments in fixed-income investment funds, repurchase transactions and Bank Deposit Certificates (CDB), with yields ranging from 85% to 103% of the CDI rate as of December 31, 2022 and immediate liquidity, that is, no grace period for redemptions.

(ii) The collateral amounts correspond mainly to investments in fixed-income investment funds, with equivalent average interest ranging from 106.59% to 115.20% of the CDI rate, held as collateral to guarantee the payment of investment acquisition obligations and short-term debentures.

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SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022
(In thousands of Reais – R$)

c) Financial assets

		Individual		Consolidated
	03/31/2023	12/31/2022	03/31/2023	12/31/2022

Collateral amounts (i)	24,873	38,563	24,873	38,563
Investments in private entities (ii)	1,075	1,075	45,561	44,828
Derivative financial instruments (iii)	13,900	13,334	20,951	15,876

	39,848	52,972	91,385	99,267

(i) The collateral amounts mainly correspond to investments in fixed-income investment funds, with equivalent average interest ranging from 106.59% to 115.20% of the CDI rate, held as collateral to guarantee payment of investment acquisition obligations and debentures.

(ii) The amounts correspond to the fair value of investments in preferred shares of Celcoin Pagamentos S.A., Fundos de Investimento em Participações and loans convertible into shares.

(iii) The amounts refer to the call options for non-controlling shareholders in the subsidiaries Homie do Brasil Informática Ltda., Rosk Software S.A., Lote45 Participações S.A. and Compliasset Software e Soluções Digitais S.A.

7	ACCOUNTS RECEIVABLE

		Individual		Consolidated
	03/31/2023	12/31/2022	03/31/2023	12/31/2022

Amounts invoiced	18,303	16,114	37,509	34,449
Services billable (i)	8,224	3,763	16,615	7,511
Estimated losses on – doubtful debts	(544)	(542)	(1,574)	(1,079)

	25,983	19,335	52,550	40,881

(i) The amount of services billable refers to revenue from services effectively provided to customers, but which, as of the base date of the accounting information, had not been billed.

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SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022
(In thousands of Reais – R$)

(ii) We present below the changes in estimated losses on doubtful accounts:

		Individual		Consolidated
	03/31/2023	03/31/2022	03/31/2023	03/31/2022

Balance at the beginning	(542)	(1,432)	(1,079)	(2,578)

Additions due to corporate reorganization (i)	-	(236)	-	-
Additions due to business acquisition (ii)	-	-	(25)	-
Additions	(10)	(67)	(547)	(67)
Write-offs	8	-	69	-
Reversals – no effect on income	-	241	8	408

Balance at the end of the	(544)	(1,494)	(1,574	(2,237)

(i) Regarding the acquisition and merger of Itaú Administração Previdenciária Ltda.

(ii) Regarding the acquisition of Compliasset Software e Soluções Digitais S.A. on March 7, 2023.

The aging list of accounts receivable is represented as follows:

		Individual		Consolidated
	03/31/2023	12/31/2022	03/31/2023	12/31/2022

Services billable	8,224	3,763	16,615	7,511
Coming due	15,504	15,087	29,968	29,869
Overdue:
Up to 90 days	2,256	485	4,852	3,481
91 to 180 days	11	6	1,594	248
181 to 270 days	6	2	215	33
271 to 360 days	2	6	49	20
Over 360 days	524	528	831	798

	26,527	19,877	54,124	41,960

26

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022
(In thousands of Reais – R$)

8	TAXES AND CONTRIBUTIONS RECOVERABLE

		Individual		Consolidated
	03/31/2023	12/31/2022	03/31/2023	12/31/2022

IRRF and IRPJ/CSLL to offset (i)	15,644	12,671	21,355	17,046
PIS, COFINS and CS
withheld	-	-	24	47
Others	16	17	23	68

	15,660	12,688	21,402	17,161

Current	14,332	11,743	19,897	15,840
Non-current	1,328	945	1,505	1,321

(i) Refers to withholding income tax and prepayments of income tax and social contribution.

9	RELATED PARTIES

a)	Related party information

The table below provides information on outstanding balances as of March 31, 2023 and December 31, 2022 between the Parent Company, its subsidiaries and the Company's management:

		Individual
Amounts receivable from Related Parties – Assets	03/31/2023	12/31/2022

Sinqia Tecnologia Ltda.	260	3,067
Homie do Brasil Informática Ltda.	359	326

Non-current assets	619	3,393

		Individual
Recovery of Expenses (Expenses) – Income	03/31/2023	12/31/2022

Sinqia S.A.	-	33,575
Sinqia Tecnologia Ltda.	-	(11,558)
Newcon Software S.A.	-	(22.017)

	-	-

Transactions between Group companies refer to the sharing of expenses, mainly administrative, and are carried out based on contracts signed between the parties. There are no purchase and sale transactions involving products or services between the companies.

27

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

b)	Management compensation

The Company does not have any additional post-employment obligations, nor does it offer other long-term benefits, such as leaves and other benefits based on time served. The Company does not offer any benefits upon termination of senior management, either, other than those required by the applicable labor laws in Brazil.

Short-term benefits

The Annual Shareholders’ Meeting set overall annual compensation for the Company's managers for the year 2023 in the amount of no more than R$22,778,000 (compared to the amount realized of R$13,003,000 for the year 2022).

Short-term compensation includes salaries, payroll charges, benefits and variable bonuses and is summarized as follows:

	Individual and Consolidated
	03/31/2023	03/31/2022
	(3 months)	(3 months)

Salaries and payroll charges	2,507	1,208
Benefits	360	122
Variable bonuses and payment in shares	-	23
	2,867	1,353

c)	Stock option plan

The Stock Option Plan (“Plan”) provides for the granting of options to purchase common shares (“Options”) in the Company. The Plan aims to (a) attract, retain and engage key personnel for the Company's management ("Beneficiaries"), (b) align the Beneficiaries' interests with the interests of the Company and its shareholders from a long-term perspective and (c) encourage Beneficiaries to contribute to obtaining good results for the Company.

Number of Shares Included in the Plan: The options granted under the Plan, including those already exercised or not, and excluding those canceled due to termination, death, permanent disability or retirement, may confer rights on common shares representing up to three percent (3%) of the Company's capital stock as of the date of approval of the Plan.

Exercise of Options: The options granted may be exercised so long as the terms and conditions stipulated in this Plan and by the Board of Directors are met, as well as the terms and conditions set forth in the relevant Option Agreements. The Beneficiary may exercise all or any part of the exercisable Options, but it is agreed that, in each partial exercise of the Options, the Beneficiary must exercise at least 25% of the Options that held thereby that are exercisable. The exercise of part of the Options by the Beneficiary will not affect the exercise of other Options held.

The fair value of options granted is estimated on the date of grant based on the Black-Scholes option pricing model.

28

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

The main events related to the current plans, the variables used in the calculations and the results are:

	Grants				Fair value assumptions
Date	Number of Options	Exercise price in Reais	Fair value of shares in Reais	Volatility rate	Risk-free rate	Maturity period
09/30/2019	98,646	22.08	18.70	47.82%	9.75%	4 years
03/31/2021	200,424	17.24	25.50	48.26%	6.00%	4 years
05/31/2021	86,382	29.56	22.46	47.82%	7.00%	4 years
09/02/2021	70,044	30.03	23.10	47.82%	7.00%	4 years
04/30/2022	273,008	14.90	19.08	47.82%	9.38%	4 years

10	PROPERTY AND EQUIPMENT

The property and equipment of the Company and its subsidiaries are recorded at acquisition cost, and the depreciation of assets is calculated using the straight-line method and takes into account the estimated economic useful lives of the assets. The details of the Company's property and equipment are shown in the tables below:

					Individual
				03/31/2023	12/31/2022
	Useful life (years)	Cost	Accumulated depreciation	Net	Net

Facilities and improvements	9 – 10	7,848	(4,700)	3,148	3,292
Electrical appliances and materials	9 – 12	561	(387)	174	194
Furniture and fixtures	9 – 12	2,372	(1,608)	764	817
Lease right of use	2 – 10	7,394	(2,508)	4,886	4,786
Computers and peripherals	4 – 5	18,437	(9,485)	8,952	8,321

		36,612	(18,688)	17,924	17,410

				Consolidated
				03/31/2023	12/31/2022
	Useful life (years)	Cost	Accumulated depreciation	Net	Net

Facilities and improvements	9 – 10	10,524	(7,072)	3,452	3,553
Electrical appliances and materials	9 – 12	749	(502)	247	271
Furniture and fixtures	9 – 12	3,579	(2,167)	1,412	1,476
Lease right of use	2 – 10	39,732	(13,053)	26,679	26,565
Computers and peripherals	4 – 5	25,167	(12,540)	12,627	11,990
Vehicles	5	300	(111)	189	205
Buildings	25	3,900	(1,234)	2,666	2,680

		83,951	(36,679)	47,272	46,740

29

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

	Individual
	Facilities and improvements	Electrical appliances and materials	Furniture and fixtures	Lease right of use	Computers and peripherals	Total

Balances as of December 31, 2022	3,292	194	817	4,786	8,321	17,410
Additions	8	-	24	-	1,352	1,384
Additions - right of use (i)	-	-	-	303	-	303
Depreciation	(152)	(20)	(77)	(203)	(721)	(1,173)
Balances as of March 31, 2023	3,148	174	764	4,886	8,952	17,924

(i)	The additions related to CPC 06 (R2) consist of the recognition of the right of use under new property lease agreements.

	Consolidated
	Facilities and improvements	Electrical appliances and materials	Furniture and fixtures	Lease right of use	Computers and peripherals	Vehicles	Buildings	Total

Balances as of December 31, 2022	3,553	271	1,476	26,565	11,990	205	2,680	46,740
Additions	8	-	24	-	1,609	-	-	1,641
Additions referring to CPC 06 (R2) (i)	-	-	-	1,443	-	-	-	1,443
Additions due to business acquisitions (ii)	62	-	19	85	28	-	-	194
Depreciation	(171)	(24)	(107)	(1,414)	(1,000)	(16)	(14)	(2,746)
Balances as of March 31, 2023	3,452	247	1,412	26,679	12,627	189	2,666	47,272

(i)	The additions referring to CPC 06 (R2) consist of the recognition of the right of use under new property lease agreements.

(ii)	In 2022, it refers to the assets arising from the business combination of Newcon Software Ltda., Sinqia Seguridade Ltda. and Lote45 Participações S.A., and in 2023, it refers to the assets arising from the business combination of Compliasset Software e Soluções Digitais S.A.

30

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

11	INTANGIBLE ASSETS

					Individual
				03/31/2023	12/31/2022
	Useful life (years)	Cost	Accumulated amortization and impairment	Net	Net

Goodwill on acquisition of Subsidiaries Goodwill	-	160,829	(2,860)	157,969	157,969
Right to use software	1-5	27,997	(21,179)	6,818	5,525
Trademarks and patents	5-10	2,278	(2,278)	-	-
Acquired software	5	21,983	(12,071)	9,912	10,535
Customer portfolio	10	52,655	(15,143)	37,512	38,652
Non-compete agreement	5	4,575	(4,575)	-	-
New product development	5	11,832	(6,301)	5,531	3,601
Right to use servers	1-3	61,987	(26,939)	35,048	40,647
		344,136	(91,346)	252,790	256,929

					Consolidated
				03/31/2023	12/31/2022
	Useful life (years)	Cost	Accumulated amortization and impairment	Net	Net

Goodwill on acquisition of subsidiaries - Goodwill	-	644,658	(2,860)	641,798	630,596
Right to use software	1-5	34,252	(23,989)	10,263	8,988
Trademarks and patents	5-10	62,871	(12,901)	49,970	51,044
Acquired software	5	104,794	(38,816)	65,978	65,152
Customer portfolio	10	341,657	(62,162)	279,495	276,303
Non-compete agreement	5	9,068	(8,146)	922	1,121
New product development	5	12,571	(6,301)	6,270	4,262
Right to use servers	1-3	61,987	(26,939)	35,048	40,647
		1,271,858	(182,114)	1,089,744	1,078,113

31

SINQIA S.A. AND SUBSIDIARIES.

March 31, 2023

(In thousands of Reais, except as indicated otherwise)

	Individual
	Goodwill on acquisition of subsidiaries - Goodwill (i)	Right to use software	Trademarks and patents	Acquired software	Customer portfolio	New product development	Right of use under leases	Total
Balances as of December 31, 2022	157,969	5,525	-	10,536	38,652	3,600	40,647	256,929
Additions	-	4,342	-	-	-	1931	-	6,273
Additions - right of use (ii)	-	-	-	-	-	-	611	611
Write-offs	-	-	-	-	-	-	(1964)	(1964)
Amortization	-	(3,049)	-	(624)	(1,140)	-	(4,246)	(9,059)
Balances as of March 31, 2023	157,969	6,818	-	9,912	37,512	5,531	35,048	252,790

(i)	The additions referring to CPC 06 (R2) consist of the recognition of the right of use under the new server lease agreements.

	Consolidated
	Goodwill on acquisition of subsidiaries - Goodwill (i)	Right to use software	Trademarks and patents	Acquired software	Customer portfolio	Non-compete agreement	New product development	Right of use under leases	Total
Balances as of December 31, 2022	630,596	8,988	51,044	65,152	276,303	1,121	4,262	40,647	1,078,113
Additions	-	4,350	-	-	-	-	2008	-	6,358
Additions right of use (ii)	-	-	-	-	-	-	-	611	611
Additions due to business Acquisition (iii)	11,202	-	962	4,150	10,228	-	-	-	26,542
Write-offs	-	-	-	-	-	-	-	(1964)	(1964)
Amortization	-	(3,075)	(2036)	(3,324)	(7,036)	(199)	-	(4,246)	(19,916)
Balances as of March 31, 2023	641,798	10,263	49,970	65,978	279,495	922	6,270	35,048	1,089,744

(i)	The entire balance of goodwill recognized is allocated to the Company's only cash-generating unit.
(ii)	The additions referring to CPC 06 (R2) consist of the recognition of the right of use under the new server lease agreements.
(iii)	In 2022, it refers to the assets arising from the business combination of Newcon Software Ltda., Sinqia Seguridade Ltda. and Lote45 Participações S.A., and in 2023 it refers to the assets arising from the business combination of Compliasset Software e Soluções Digitais S.A.

32

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES FROM TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

12	DEBENTURES – INDIVIDUAL AND CONSOLIDATED

	Charges	Maturity	03/31/2023	12/31/2022

1st Issue of Debentures (i)	CDI+1.50%	02/22/2024	11,505	14,634
2nd Issue of Debentures (ii)	CDI+2.30%	07/15/2026	206,658	222,022

Total			218,163	236,656

Current			74,552	74,500
Non-current			143,611	162,156

(i)	The first issue of simple, non-convertible debentures is secured by credit rights arising from receivables. Additionally, the Company is required to keep the amount of R$3,000 deposited, which was recorded in the securities account in non-current assets.

(ii)	The second issue of simple, non-convertible debentures is guaranteed by credit rights from the checking accounts linked to the transaction and the funds deposited therein, arising from the Company's contracts and customers.

Shown below are changes in debentures:

	03/31/2023	03/31/2022

Balance at the beginning of the period	236,656	173,639
Interest incurred	8,991	5,500
Interest paid	(8,973)	(5,098)
Amortization	(18,511)	(3,125)

Balance at the end of the period	218,163	170,916

The expected payment of debentures is shown below:

	03/31/2023	03/31/2022

2022	-	24,737
2023	55,553	49,236
2024	64,159	38,803
2025	62,177	36,716
2026	36,274	21,424

	218,163	170,916

33

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES FROM TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

(a)	Covenants

The debentures have financial covenants that must be determined on the base date of December 31. For 2022, Net Debt divided by EBITDA must be equal to 3 or lower, and from 2023 to 2026, Net Debt divided by EBITDA must be equal to 2.75 or lower.

Gross Debt means the sum of short- and long-term debentures, including (i) bonds discounted with repayment and anticipation of receivables, (ii) lease purchasing, unless the lease purchase is due to rental agreements for operating properties and the right to use servers, (iii) non-convertible, fixed-income securities issued by public or private companies, in the local or international markets, (iv) liabilities arising from derivative financial instruments, (v) financial debts of acquired companies, provided that the interest is greater than fifty percent (50%) of the share capital of the respective acquiree, and not yet consolidated, (vi) debts and convertible securities, and (vii) loan liabilities net of loan assets, duly represented in the Issuer’s consolidated balance sheet, in the “Debentures” account in the consolidated quarterly financial information or in the consolidated annual financial statements.

Net Debt means the sum of Gross Debt net of cash, cash deposits, cash invested in financial assets with the expectation of generating value over time, available in a period of less than 360 days.

As of the present date, the Company expects to comply with all restrictive clauses.

13	LABOR LIABILITIES

		Individual		Consolidated
	03/31/2023	12/31/2022	03/31/2023	12/31/2022

INSS/FGTS payable	7,249	5,021	14,430	10,172
IRRF on salaries	3,390	4,516	5,153	7,256
Vacation pay	16,703	15,045	29,511	26,655
Bonuses, commissions and profit-sharing (i)	18,087	13,943	19,805	17,320
Others	210	94	729	831

	45,639	38,619	69,628	62,234

(i)	The provision for bonuses and profit-sharing is recorded monthly and depends on the achievement of corporate and individual targets of employees. The payment of these earnings always occurs in March and April of the subsequent year.

34

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES FROM TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

14	TAX LIABILITIES

	Individual		Consolidated
	03/31/2023	12/31/2022	03/31/2023	12/31/2022
IR and CS payable	25	16	2,920	3,252
ISS payable	779	801	2,082	1907
PIS/COFINS payable	332	190	1,214	769
Other taxes payable	80	58	199	187

	1,216	1,065	6,415	6,115

15	INVESTMENT PURCHASE OBLIGATIONS

These refer to obligations consisting of installments payable for the acquisition of investments made by the Company and its subsidiaries, negotiated for payment by installments, and for contracts that are not linked market interest rates, the present value adjustment is made (using an average rate between 4.5% and 11%, reflecting the borrowed capital rate for the acquisition period). They are recorded in current and non-current liabilities, as follows:

		Individual		Consolidated
	03/31/2023	12/31/2022	03/31/2023	12/31/2022

Acquisition:
Atena	-	-	3,240	4,082
ADSPrev	-	-	520	1,070
SoftPar	-	-	6,372	6,230
Stock&Info	-	-	1,034	965
Tree Solution	-	-	3,352	3,203
Fromtis	-	-	7,641	7,516
ISP	32,525	42,372	32,525	42,372
Dendron	3,600	3,568	3,600	3,568
Simply	4,400	4,362	4,400	4,361
Lote45	-	-	-	26,833
Mercer	-	-	4,453	7,316
Newcon	-	-	60,301	83,222
Compliasset	-	-	5,045	-

	40,525	50,302	132,483	190,738

Current	14,680	14,384	51,714	79,101
Non-current	25,845	35,918	80,769	111,637

35

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES FROM TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

Changes in investment acquisition obligations are show below:

	Individual	Consolidated
	03/31/2023	03/31/2023

Balance at the beginning of the period	50,302	190,738
Interest incurred	1,791	3,631
Addition due to business acquisition (i)	-	5,045
Interest paid	(1891)	(4,742)
Amortization	(9,677)	(62,189)

Balance at the end of the period	40,525	132,483

(i) It refers to amounts resulting from the acquisition of Compliasset Software e Soluções Digitais S.A.

	Individual	Consolidated
	03/31/2023	03/31/2023

2023	4,000	13,444
2024	14,680	52,319
2025	10,841	29,764
2026	11,004	24,065
2027	-	12,891

	40,525	132,483

16	PROVISION FOR LAWSUITS

The Company, in the ordinary course of its business, is subject to tax, civil and labor lawsuits. Based on the opinion of its legal advisors, Management assesses the expected outcome of the lawsuits in progress and determines whether a provision needs to be set up based on the best estimate of the expenditure required to settle the current liability on the balance sheet date.

The table below presents the position of provisions for lawsuits:

	Individual		Consolidated
	03/31/2023	12/31/2022	03/31/2023	12/31/2022

Civil	9,077	9,223	10,998	11,784
Labor	11,707	13,915	44,394	46,982
Tax	12,880	13,469	79,072	81,100

	33,664	36,607	134,464	139,866

36

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES FROM TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

Changes in provisions for lawsuits are shown below:

	Individual	Consolidated
	03/31/2023	03/31/2023

Balance at the beginning of the period	36,607	139,866
Additions (i)	176	191
Additions due to business acquisition (ii)	-	2,404
Reversals	(2,962)	(7,510)
Interest incurred	231	231
Payments	(388)	(718)

Balance at the end of the period	33,664	134,464

(i) Additions include new lawsuits and changes in values of lawsuits already recorded.

(ii) Concerning amounts resulting from the acquisition of Compliasset Software e Soluções Digitais S.A.

The Company and its subsidiaries are also a party to labor and tax lawsuits whose risk of loss, according to its legal advisors and the Company's Management, is rated as possible, for which no provision was recognized. The amount concerning the restated provisions for these lawsuits corresponds to R$33,599 in the Individual statement as of March 31, 2023 (R$33,030 as of December 31, 2022) and R$35,149 in the Consolidated statement as of March 31, 2023 (R$35,082 as of December 31, 2022). Additionally, the Company has court deposits amounting to R$104 in the Individual statement as of March 31, 2023 (R$187 as of December 31, 2022) and R$126 in the Consolidated statement as of March 31, 2023 (R$197 as of December 31, 2022).

a)	Labor

In general, labor claims involve overtime, additional hazard pay and/or dangerous work pay, wage parity, vacation pay, moral damages resulting from accidental actions, occupational illness, subsidiary liability involving service providers, etc.

b)	Tax

Tax proceedings refer to legal disputes involving municipal and federal taxes, particularly requests for offsets and/or refunds that have not been approved, as well as tax risks identified in the acquisition processes.

c)	Civil

The civil lawsuits mainly refer to actions filed on the grounds of certain problems in the provision of services offered and refund of amounts.

37

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES FROM TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

17	SHAREHOLDERS’ EQUITY

17.1	Capital Stock

At a meeting held on August 26, 2021, the Board of Directors approved an increase in the Company’s capital stock, within the authorized capital limit, pursuant to article 5 of the Bylaws, in the amount of R$400,042, through the issuance of seventeen million, three hundred and ninety-three thousand, one hundred and sixty (17,393,160) common shares.

The Company’s capital stock is R$813,303, and is currently represented by 87,941,972 registered common shares with no par value. Holders of common shares are entitled to one vote per share at the Company’s shareholders’ meetings.

The table below shows the number of shares held by shareholders holding 5% or more of the common shares issued by the Company, as well as treasury shares.

		03/31/2023		12/31/2022
Shareholders	Shares	%	Shares	%

HIX Investimentos Ltda.	9,588,025	10.90%	9,588,025	10.90%
Antônio Luciano de Camargo	6,483,752	7.37%	6,483,752	7.37%
Bernardo Francisco Pereira	5,689,450	6.47%	5,689,450	6.47%
SFA Investimentos Ltda.	5,404,400	6.15%	5,404,400	6.15%
SK Tarpon	4,405,877	5.01%	4,405,877	5.01%
Treasury shares	3,360,684	3.82%	3,362,360	3.82%
Other shareholders	53,009,784	60.28%	53,008,108	60.28%
	87,941,972	100.0%	87,941,972	100.0%

17.2	Revenue reserve

The revenue reserve is made up of the legal reserve and the profit retention reserve arising from allocations of capital budgets approved at the Annual Shareholders’ Meetings.

a) Legal reserve

As of December 31, 2022, the legal reserve was determined in the amount of R$832. In 2023, there was still no formation of legal reserve that will be realized as of December 31, 2023.

b) Dividends and return on equity

As of December 31, 2022, a distribution of profits in the amount of R$4,690 was determined. In 2023, there was still no calculation of dividends that will be made as of December 31, 2023.

17.3	Capital reserve

The balances of capital reserves are mainly composed of the effects of the share-based compensation plan and changes in the purchase and sale prices of treasury shares.

In 2023, an amount of R$141 (R$878 in 2022) was recognized in connection share-based compensation plans. There was a change of R$635 ((R$1,238) in 2022) in the capital reserve concerning shares exercised and not yet transferred to the beneficiaries, less the difference

38

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES FROM TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

between the purchase price and the delivery price of treasury shares that have already been transferred.

The balance as of March 31, 2023 is R$12,643.

17.4	Treasury shares

In a meeting held on March 10, 2021, the Board of Directors authorized the purchase of up to 5,241,054 shares, representing 8.9% of the outstanding shares, through the launch of the Sixth Share Buyback Program.

In 2021, shares were purchased for an amount of R$99,777, and part of these shares was delivered for an amount of R$56,109 in payment for the newly acquired Simply Sistemas S.A., Dendron Tecnologia S.A., Homie do Brasil Informática Ltda. and Rosk Software S.A.

For the quarter ended March 31, 2023, shares were purchased in the amount of R$45 (R$21,658 in 2022), and shares were transferred upon options being exercised under Stock Option Plan in the amount of R$25 (R$4,380 in 2022), resulting in a balance in the treasury shares account of R$58,194 (R$58,174 as of December 31, 2022).

17.5	Share issuing costs

The share issuing costs account reflects changes in Shareholders’ Equity due to the issuance of new shares. In 2021, expenses of R$24,975 related to the increase in the Company’s capital stock were recorded, within the authorized capital limit, pursuant to article 5 of the Bylaws.

17.6	Non-controlling interest

The non-controlling interest refers to the interest of the shareholders of Homie do Brasil Informática Ltda., Rosk Software S.A., Lote45 Participações S.A. and Compliasset Software e Soluções Digitais S.A., representing an amount of R$16,816 in 2023 (R$20,067 in 2022).

39

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES FROM TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

18	NET OPERATING REVENUE

		Individual		Consolidated
	03/31/2023	03/31/2022	03/31/2023	03/31/2022

Software	54,541	52,107	155,867	129,252
Services	26,326	24,069	26,864	24,435
Total gross revenues	80,867	76,176	182,731	153,687

Revenue deductions	(8,813)	(8,342)	(18,490)	(14,831)

Net revenues	72,054	67,834	164,241	138,856

Tax basis	80,867	76,176	182,731	153,687

Deductions
ISS	(2,251)	(2,129)	(5,115)	(4,418)
PIS and COFINS	(2,939)	(2,782)	(6,725)	(5,555)
Employer’s INSS	(3,623)	(3,431)	(6,650)	(4,858)
	(8,813)	(8,342)	(18,490)	(14,831)

Software	48,626	46,951	140,336	117,118
Services	23,428	20,883	23,905	21,738

	72,054	67,834	164,241	138,856

The average taxes levied on sales in the period was 10.12% for the Consolidated statement (9.65% on March 31, 2022), covering PIS/PASEP (Social Integration Program), COFINS (Financial Contribution for Social Security), the ISSQN (Tax on Services of Any Nature) and the employer’s INSS (National Social Security Institute).

19	COSTS OF SERVICES PROVIDED

		Individual		Consolidated
	03/31/2023	03/31/2022	03/31/2023	03/31/2022

Third-party services	3,567	2,247	7,296	7,248
Personnel, payroll charges and benefits	41,420		78,471
Depreciation and	2,723	2,249	2,932	2,249
Other costs	3,506	3,000	8,290	6,198

	51,216	35,711	96,989	80,632

40

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES FROM TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

20	GENERAL, ADMINISTRATIVE AND SELLING EXPENSES

		Individual		Consolidated
	03/31/2023	03/31/2022	03/31/2023	03/31/2022
				(Restated)

Third-party services	2,227	1,602	3,331	4,777
Personnel, payroll charges, benefits and bonuses	18,882	2,298	27,577	17,095
Commissions	991	1,140	1,294	1,247
Rents, insurance, condominium and other charges	319	438	828	783
Reversal of provision for lawsuits	(2,786)	(41)	(7,319)	(1,057)
Complement (reversal) of estimated provision for doubtful debts	2	(174)	478	(341)
Advertising and marketing	138	290	160	365
Depreciation and amortization	8,584	8,263	19,730	13,799
Other expenses	1,396	768	2,065	1,369

	29,753	14,584	48,144	38,037

41

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES FROM TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

21	FINANCIAL RESULT

		Individual		Consolidated
	03/31/2023	03/31/2022	03/31/2023	03/31/2022
		(Restated)		(Restated)

Financial revenues:
Return on financial investment	3,584	3,310	4,720	4,048
Adjustment to fair value of financial instruments (i)	567	1,224	664	1,174
Interest assets	50	11	126	70
Other financial revenues	69	-	386	-
	4,270	4,545	5,896	5,292

Financial expenses:
Interest on investment acquisition	(1,791)	(483)	(3,631)	(995)
Interest on debentures	(8,991)	(5,500)	(8,991)	(5,500)
Bank expenses	(23)	(19)	(50)	(110)
Adjustment to present value of leases	(1,435)	(1,448)	(1,856)	(2,495)
Adjustment to the present value of put option	(2,102)	(6,042)	(5,592)	(8,377)
IOF expenses	(43)	(32)	(48)	(46)
Interest and inflation adjustment of lawsuits	(231)		(231)	(242)
Other financial expenses	-	(44)	-	(59)
	(14,616)	(13,764)	(20,399)	(17,824)

Financial result, net	(10,346)	(9,219)	(14,503)	(12,532)

42

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES FROM TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

22	PROVISION FOR INCOME TAX AND SOCIAL CONTRIBUTION

Current income tax and social contribution were computed at the prevailing rates and deferred income tax and social contribution are calculated on temporary differences and on accumulated tax losses and negative bases.

a)	Reconciliation of income tax and social contribution revenues (expense)

The following amounts of income tax and social contribution, current and deferred, were recorded in income statements for the periods:

		Individual	Consolidated
	03/31/2023	03/31/2022	03/31/2023	03/31/2022
		(Restated)		(Restated)

Profit before income tax and social contribution	(4,468)	8,268	4,605	7,655
Current tax rate	34%	34%	34%	34%

IRPJ and CSLL at the combined rate	1,519	(2,811)	(1,566)	(2,603)

Adjustments for calculating the effective rate:

Equity pickup	5,030	(18)	-	-
Bonus expense	(1,463)	(517)	(1,510)	(536)
Assumed profit in subsidiaries (ii)	-		(154)	62
Other permanent differences (i)	63	(11)	394	373

Income tax and social contribution expense	5,149	(3,357)	(2,836)	(2,704)

Income tax and social contribution:

Current	-	(2,307)	(3,428)	(6,824)
Deferred	5,149	(1,050)	592	4,120

(i) Other permanent differences consist mainly of deferred IR/CS from previous years, reversals of contingency capital gains and payment of shares.

(ii) Difference referring to group companies that follow the income tax and social contribution calculation system through assumed profit.

43

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES FROM TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

b)	Deferred income tax and social contribution - Assets

Below is the breakdown of deferred income tax and social contribution:

		Individual	Consolidated
	03/31/2023	03/31/2022	03/31/2023	03/31/2022

Non-current assets
Tax loss and negative basis	35,967	28,882	56,000	49,070

Estimated losses on doubtful debts	-	184	30	367

Profit-sharing provision	323	328	323	443

Provision for lawsuits	9,458	10,202	36,630	42,081

Amortization of tax goodwill on business combination	(13,168)	(11,413)	(21,279)	(12,575)
Other provisions	1,256	1,254	4,906	1,424
Change in fair value of financial assets	(4,200)	(4,915)	980	(3,736)
Lease purchase	1,118	1,084	1,627	1,551

	30,754	25,606	79,217	78,625

23	EARNINGS PER SHARE – INDIVIDUAL AND CONSOLIDATED

Basic earnings per share are calculated by dividing net income for the period attributed to holders of common shares in the Parent Company by the weighted average number of common shares available during the period.

Diluted earnings per share is calculated by dividing net income for the period attributable to holders of common shares of the Parent Company by the weighted average number of common shares available during the period plus the weighted average number of common shares that would be issued upon conversion of all potential common shares diluted into common stock.

The tables below show the data on earnings and shares used in the calculation of basic and diluted earnings per share:

a)	Basic earnings per share

	03/31/2023	03/31/2022
		(Restated)

Earnings attributable to the Company’s controlling shareholders	681	4,911

Weighted average number of common shares outstanding	84,579,674	84,992,966

Basic earnings per share – R$	0.008	0.058

44

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES FROM TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

b)	Diluted earnings

	03/31/2023	03/31/2022
		(Restated)

Earnings attributable to the Company’s controlling shareholders	681	4,911
Weighted average number of common shares outstanding	84,579,674	84,992,966
Potential increase in common shares due to the stock option and restricted stock plans	680,190	434,913

Diluted earnings per share – R$	0.008	0.057

24	LEASE PURCHASE

The lease purchase liability was recognized as directed by CPC Accounting Pronouncement 6 (R2) (IFRS 16), which requires the recording of the liability for future payments and the right to use the leased assets for all contracts within the scope of the standard. For current leases, an average discount rate of 7.38% was used.

			Individual		Consolidated
	Expiration	03/31/2023	12/31/2022	03/31/2023	12/31/2022

Belo Horizonte office	12/31/2028	5,867	5,761	5,867	5,761
São Paulo office	07/01/2028	-	-	22,817	22,535
Curitiba office	08/31/2023	-	-	390	617
Taubate office	04/01/2025	-	-	100	-
Oracle do Brasil
(Servers)	12/31/2023	466	-	466	-
Solo Network (Servers)	07/31/2025	36,889	40,759	36,889	40,759
Claranet (Servers)	09/30/2026	-	2,101	-	2,101

Total		43,222	48,621	66,529	71,773

Current		18,452	18,937	23,970	24,334
Non-current		24,770	29,684	42,559	47,439

In accordance with CVM/SNC/SEP CIRCULAR LETTER No. 02/2019, the Company adopted as an accounting policy the requirements of CPC 06 (R2) in the measurement and remeasurement of its right of use, using the discounted cash flow technique without considering inflation (real cash flow discounted at the nominal rate). Management assessed the use of nominal flows and concluded that they do not present material misstatements in the information presented.

In order to safeguard the faithful representation of the information in view of the requirements of CPC 06 (R2) and to meet the guidelines of the CVM technical teams, the liabilities balances without inflation, effectively accounted for (real flow v. nominal rate), and the estimate of the inflated balances in the periods of comparison (nominal flow v. nominal rate).

45

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES FROM TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

Other assumptions, such as the maturity schedule of liabilities and interest rates used in the calculation are disclosed in other items of this same note, as well as the inflation indices that are observable in the market, so that nominal flows can be prepared by users of the financial statements.

		Individual		Consolidated
	03/31/2023	12/31/2022	03/31/2023	12/31/2022
Actual flow discounted at the nominal rate
Lease liability	48,642	55,240	76,569	83,193
Present value adjustment	(5,420)	(6,619)	(10,040)	(11,420)
	43,222	48,621	66,529	71,773
Nominal flow discounted at the nominal rate
Lease liability	50,330	57,286	78,671	86,326
Present value adjustment	(7,104)	(6,773)	(12,239)	(11,761)
	43,226	50,513	66,432	74,565

Shown below are changes in lease purchasing:

	Individual	Consolidated
	03/31/2023	03/31/2023

Balance at the beginning of the period	48,621	71,773

Additions	914	2,154
Interest incurred	1,435	1856
Interest paid	(1,044)	(1,466)
Amortization	(4,740)	(5,824)
Write-offs	(1964)	(1964)

Balance at the end of the period	43,222	66,529

25	NON-CONTROLLING INTEREST PUT OPTION

As part of the business combinations where partial acquisitions of the acquired company’s capital were made, the Company issued a put option for the remaining portion to non-controlling shareholders. The put option was recorded based on the expected future exercise price, discounted at present value. The exercise price of the options will be measured based on a multiple of revenues, which will be determined by the EBITDA margin on a future date.

46

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES FROM TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

As of the present date, the following options have been issued:

			Individual	Consolidated
	Exercise date	03/31/2023	12/31/2022	03/31/2023	12/31/2022

Homie do Brasil
Informática Ltda.	07/31/2025	18,768	17,982	18,768	17,982
Rosk Software S.A.	04/30/2025 and
	04/30/2026	34,115	32,799	34,115	32,799
Lote45 Participações S.A.	04/30/2027	-	-	94,857	91,489
Compliasset Software e
Soluções Digitais S.A.	09/30/2026	-	-	11,205	-

Total		52,883	50,781	158,945	142,270

26	TRANSACTIONS THAT DID NOT AFFECT CASH

Investing and financing transactions that do not involve the use of cash or cash equivalents are not included in the statement of cash flows. The Company carried out the following non-cash investing and financing activities:

		Individual	Consolidated
	03/31/2023	03/31/2022	03/31/2023	03/31/2022

Recognition (reversal) of lease assets	(1,146)	2,214	90	2,214
(Recognition) reversal of lease liabilities	1,146	(2,214)	(90)	(2,214)
Investment recognition from transaction with non-controlling shareholders	(9.753)	-	-	-
Portion withheld to pay for the acquisition of investments	-	-	300	109,657
Assets acquired in business combination	-	-	1,665	309,877
Liabilities acquired in business combinations	-	-	(1,665)	(309,877)

28	BUSINESS COMBINATIONS

On March 7, 2023, the Company completed the acquisition of a 60% equity interest in Compliasset Software e Soluções Digitais S.A., through its subsidiary Sinqia Tecnologia Ltda. The transaction involved (i) an initial amount of R$17,700 in cash, (ii) a retained portion of R$300 to be paid 120 days after the acquisition date, and (iii) a variable portion conditional on net revenue for the period from August 1, 2023 to July 31, 2024. Additionally, the transaction provides for the call and put options for the remaining portion to be exercised in 2026 and the exercise price linked to Compliasset ’s 2025 net revenues and adjusted EBITDA margin.

Compliasset was created in 2016 based on the legal expertise of one of its founders in capital market compliance. It has more than 230 clients in the capital markets and a technological solution that supports compliance and privacy programs in a holistic way. Over time, it expanded its operations to other markets, such as Closed Complementary Pension Entities, having a strong partnership with the Brazilian Association of Closed Complementary Pension Entities (Abrapp).

47

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES FROM TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

Goodwill of R$11,201, generated by the difference between the amount paid and the acquiree’s equity, was evaluated by an independent valuation company and corresponds to the value of future economic benefits (goodwill) arising from the synergies expected to occur with the acquisition carried out. The acquisition further expands Sinqia’s offering of solutions and reinforces the company’s strategy of building a complete ecosystem to serve the Financial System. With the addition of Compliasset to its portfolio, Sinqia accelerates its position as a one-stop-shop for customers, bringing yet another Software as a Service (SaaS), Plug & Play and Cloud solution focused on Regulatory Compliance Management.

In the consolidated interim information for the quarter ended March 31, 2023, Compliasset contributed net revenues of R$582 and net income of R$87, considering the period after the aforementioned acquisition date.

The Company hired a third-party valuator in order to carry out studies to measure the fair value of the assets acquired and liabilities assumed, since Sinqia has less than 100% equity interest in the acquiree, the fair value of the non-controlling interest was calculated through the application effective percentage of the non-controlling shareholders’ equity in the shareholders’ equity at fair value of the subsidiaries.

a) Fair value as of the acquisition date of the consideration transferred:

60%
Payment in cash	17,700
Price adjustment	300
Variable price add-on (Earn Out)	4,745
Call and Put Options	(3,080)
Total consideration	19,665

48

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES FROM TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

b)	Assets and liabilities recognized at fair value on the acquisition date:

BALANCE SHEET OF THE ACQUIRED COMPANY

	03/07/2023		03/07/2023
Current assets		Current liabilities

Cash and cash equivalents	2	Trade accounts payable	33
Financial investments	640	Tax liabilities	164
Accounts receivable	628	Labor liabilities	135
Taxes recoverable	-
Advances to suppliers	102
Prepaid expenses	24

Total current assets	1,396	Total current liabilities	332

Non-current assets		Non-current liabilities

Accounts receivable	12	Lease purchase	100
Property and equipment	194	Contingencies	2,404
Intangible assets	15,340

Total non-current assets	15,546	Total non-current liabilities	2,504

		Total shareholders’ equity	14,106

Total assets	16,942	Total liabilities	16,942

c)	Goodwill generated on the acquisition of equity interest

Estimated price	19,665

(-) Fair value of assets acquired:
Software	4,150
Trademark	962
Customer portfolio	10,228

(+) Fair value of liabilities assumed: Contingencies	2,404

(-) Book shareholders’ equity on the acquisition date	1,170

(+) Non-controlling interest	5,643

Goodwill for expected future profitability generated in the acquisition	11,202

Goodwill expected to be deductible for tax purposes	9,759

A contingent liability of R$2,404 was recognized due to labor and social security risks of R$1,462 and tax risks of R$942, referring to the risk period. As of March 31, 2023, there has been no change in the amounts recognized since the acquisition date for the liability or in the ranges of expected values or even in the assumptions used to develop the estimate.

49

SINQIA S.A. AND SUBSIDIARIES.

MANAGEMENT’S NOTES FROM TO THE INTERIM INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2023 AND 2022 AND DECEMBER 31, 2022

(In thousands of Reais – R$)

The following table shows the acquired intangible assets that were not initially recorded in the acquiree’s accounting books, as well as the estimated useful life and the amortization method:

Amortization
	Useful life	method
Intangible Assets

Software	5 years	Straight line
Trademark	10 years	Straight line
Customer portfolio	14.6 years	Straight line

Additionally, the Company reports that the assets and liabilities recognized at fair value of business combinations disclosed in 2022 have not changed.

50

Annex VI to Exhibit 99.2 –

(Convenience translation into English from the original previously issued in Portuguese)
EVERTEC BRASIL INFORMÁTICA LTDA.

Independent auditor’s report

Interim financial statements
As at March 31, 2023

EVERTEC BRASIL INFORMÁTICA LTDA.

Interim financial statements
As at March 31, 2023

Contents

Independent auditor’s report on the interim financial statements

Statements of financial position

Statements of income

Statements of comprehensive income

Statements of change in equity

Statements of cash flows

Statements of value added

Management’s notes to the financial statements

2

Tel.: + 55 51 3395 3065 Fax: + 55 51 3395 3065 www.bdo.com.br	Rua André Puente, 441, sala 305 Independência – Porto Alegre, RS Brasil 90035-150

INDEPENDENT AUDITOR’S REPORT ON THE INTERIM FINANCIAL STATEMENTS

To the
Shareholders and Management of
Evertec Brasil Informática Ltda.
São Paulo - State of São Paulo

Opinion

We have audited the interim individual and consolidated financial statements of Evertec Brasil Informática Ltda. (the “Company”), identified in this report as company and consolidated, respectively, which comprise the statement of financial position as at March 31, 2023 and the statements of income, comprehensive income, change in equity and cash flows for the three-month period then ended, as well as the corresponding notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the interim individual and consolidated interim financial statements referred to above present fairly, in all material aspects, the individual and consolidated financial position of Evertec Brasil Informática Ltda. as at March 31, 2023 and financial performance and cash flows for the period then ended in accordance with Brazilian accounting practices and International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB).

Basis for the opinion

We conducted our audit according to Brazilian and International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the section “Auditor’s responsibilities for the audit of the interim individual and consolidated financial statements” of our report. We are independent from the Company and its controlled companies in accordance with the relevant ethical principles established in the Code of Ethics for Professional Accountants and in the professional standards issued by the Brazilian Federal Association of Accountants (CFC), and we have fulfilled our other ethical responsibilities in accordance with those standards. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of matter

Significant transactions with related parties

As described in note 8 to the interim financial statements, significant operations exist between the Company and related parties. Thus, the result of operations should be analyzed taking into consideration that context. Our opinion is not qualified in respect of this matter.

Key audit matters

Key audit matters are those that, in our professional judgment, were of most significance in our audit of the financial statements. These matters were addressed in the context of our audit of the interim individual and consolidated financial statements taken as a whole and in forming our  opinion thereon, and we do not provide a separate opinion on these matters.

BDO RCS Auditores Independentes, an audit partnership organized according to Brazilian law, is a member of BDO International Limited, a UK company limited by guarantee, and makes part of the international BDO network of independent member firms. BDO is the brand name for BDO network and for each of the BDO Member Firms.

3

Revenue recognition
The Company’s revenue comes mostly from the provision of maintenance and support services to software used to process financial transactions. The associated performance obligations are fulfilled along the contract term, as the services are rendered. Services may or not have been invoiced yet according to the specific terms of each contract. The recognition of revenue takes place when the performance obligations of the contracts are met.

For the reasons above mentioned, as well as potential risk involved in relation to the definition of correct period for recognition of revenue, we considered this matter to be significant during our audit.
Audit response
Our audit procedures included, among other things:

◾	Understand the process and evaluate the effectiveness of the internal controls used at the Company, as well as the components considered significant in the recognition of revenue;
◾
Tests of revenue on a sampling basis, checking service contract terms, in order to reach a conclusion as to whether it was adequately accounted for. We also  checked if revenue was recorded in the proper periods and the cut-off.

◾	In addition, we evaluated the disclosure made in the interim financial statements.

Based on the evidence obtained, we concluded that the amount of revenue and the information disclosed in the notes relating the revenue from maintenance and support services provided are adequate.

Other matters

Reference amounts

We have not, neither other independent auditors have audited the interim financial statements corresponding to the period ended March 31, 2022, presented for comparison purposes. Our opinion is not qualified in respect of this matter.

Statement of value added

The interim individual and consolidated statements of the value added for the three-month period ended March 31, 2023 were prepared under responsibility of the Company’s Management and were submitted to the same audit procedures applied to the other interim financial statements. According to IFRS, they are presented as supplementary information. To reach an opinion, we evaluated if such statements matched the financial statements and other accounting records, as applicable, and if their form and contents comply with the criteria defined in standard NBC TG 09 – Statement of Value Added. We are not aware of any fact that could lead us to believe that those statements of value added were not prepared, in all material aspects, according to the criteria defined in the mentioned standard and or that they are not consistent with the interim individual and consolidated financial statements taken as a whole.

Responsibility of the Management and of those charged with governance for the interim financial statements

Management is responsible for the preparation and fair presentation of the interim individual and consolidated financial statements in accordance with Brazilian accounting practices and with IFRS, issued by the International Accounting Standards Board (IASB), and for such internal control as Management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

4

In preparing the interim individual and consolidated financial statements, management is responsible for assessing the ability of the Company and of its controlled companies to continue as going concerns, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company and its controlled companies or to cease operations, or has no realistic alternative but to do so.

Auditor’s responsibilities for the audit of the interim individual financial statements

Our objectives are to obtain reasonable assurance about whether the interim individual and consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Brazilian standards and ISA will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Brazilian standards and ISA, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

◾
Identify and assess the risks of material misstatement of the interim individual and consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control;

◾
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s and its controlled companies' internal control;

◾	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by Management;

◾
Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s and its controlled companies’ ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the interim individual and consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company and its controlled companies to cease to continue as a going concern;

◾
Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the interim individual and consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation;

◾
Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the interim individual and consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

5

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Porto Alegre, August 11, 2023.

BDO RCS Auditores Independentes SS Ltda. CRC 2 SP 013846/O-1

/s/Márcio Silva Márcio Silva
Accountant CRC 1 RS078817/O-2 – S - SP

6

EVERTEC BRASIL INFORMÁTICA LTDA.
Statements of financial position
as at March 31, 2023 and December 31, 2022
(in thousands of Brazilian Reais)

Assets

		Parent Company		Consolidated
	Note	3/31/2023	12/31/2022	3/31/2023
Current
Cash and Cash Equivalents	5	21,307	15,709	32,616
Trade Accounts Receivables	6	3,452	8,237	5,803
Taxes to be recovered		141	224	244
Other Receivables	7	21	110	255,205
Total Current Assets		24,921	24,280	293,868

Non-Current Assets
Contract Assets	6	4,036	2,718	4,036
Receivables from Related Parties	8|6	274	135	274
Other Receivables		10	9	469

Investments in Subsidiaries	2 | 9	131,740	-	-
Right of Use Asset		89	106	89
Fixed Assets		247	253	842
Intangible Assets	10	4,192	4,324	109,956
Total Non-Current Assets		140,588	7,545	115,666

Total Assets		165,509	31,825	409,534

Management's explanatory notes form an integral part of the individual and consolidated financial statements.

7

EVERTEC BRASIL INFORMÁTICA LTDA.
Statements of financial position
as at March 31, 2023 and December 31, 2022
(in thousands of Brazilian Reais)

Liabilities and Equity

		Parent Company		Consolidated
	Note	3/31/2023	12/31/2022	3/31/2023
Current
Trade accounts payable	11	4,832	789	4,508
Lease Liability		97	96	114
Labor and Tax Obligations	12	3,257	2,345	4,988
Contract Liabilities	13	4,275	4,345	4,275
Other Liabilities	7	-	-	242,601
Total Current Liabilities		12,461	7,575	256,486

Non-Current Liabilities
Lease Liability		2	20	2
Accounts Payable to Related Parties	8|11	6,367	5,764	6,367
Contract Liabilities	13	784	1,263	784
Total Non- Current Liabilities		7,153	7,047	7,153

Equity	15
Capital stock		128,620	10	128,620
Accumulated Earnings		17,275	17,193	17,275
Total Equity		145,895	17,203	145,895

Total Liabilities and Equity		165,509	31,825	409,534

Management's explanatory notes form an integral part of the individual and consolidated financial statements.

8

EVERTEC BRASIL INFORMÁTICA LTDA.
Statements of Income
for the three month periods ended March 31, 2023 and 2022
(in thousands of Brazilian Reais)

		Parent Company		Consolidated
	Note	3/31/2023	03/31/2022 (Unaudited)	3/31/2023
Net operating revenue	16	7,952	5,365	10,385
Cost of goods sold	17	(4,421)	(2,432)	(5,985)
Gross Profit		3,531	2,933	4,400

Operating (Expenses) Revenues
Sales Expenses	17	(291)	(107)	(291)
General and Administrative Expenses	17	(4,859)	(4,218)	(5,242)
Other net operating revenues	17	12	15	12
Earnings of investments in subsidiaries		1,399	-	-
Income from operations		(208)	(1,377)	(1,121)

Financial expenses	18	(1)	(1)	(1)
Financial revenues	18	214	501	1,746
Exchange rate gains (losses)	18	72	2,541	59

Net financial income (loss)		285	3,041	1,804

Income before taxes		77	1,664	683

Current Income tax and Social Contribution	14	(115)	(440)	(721)

Net Income (loss) for the period		(38)	1,224	(38)

Management's explanatory notes form an integral part of the individual and consolidated financial statements.

9

EVERTEC BRASIL INFORMÁTICA LTDA.
Statements of Comprehensive Income
for the three month periods ended March 31, 2023 and 2022
(in thousands of Brazilian Reais)

	Parent Company		Consolidated
	3/31/2023	03/31/2022 (Unaudited)	3/31/2023
Net Income (loss) for the period	(38)	1,224	(38)

Other comprehensive income to be reclassified to statement of income in subsequent periods

Total comprehensive income (loss), net of taxes	(38)	1,224	(38)

Management's explanatory notes form an integral part of the individual and consolidated financial statements.

10

EVERTEC BRASIL INFORMÁTICA LTDA.
Statements of Changes in Equity
(in thousands of Brazilian Reais)

	Capital stock	Income reserve	Accumulated earnings	Total equity
Balance at January 1, 2023	10	17,193		17,203

Loss for the period	-	-	(38)	(38)
Increase in contributed capital	128,610	-	-	128,610
Share based compensation	-	120	-	120
Compensation for losses	-	(38)	38	-

Balance at March 31, 2023	128,620	17,275	-	145,895

Management's explanatory notes form an integral part of the individual and consolidated financial statements.

11

EVERTEC BRASIL INFORMÁTICA LTDA.
Statements of cash flows - Indirect method
For the three-month period ended March 31, 2023 and 2022
(in thousands of Brazilian Reais)

	Parent Company		Consolidated
	3/31/2023	03/31/2022 (Unadited)	3/31/2023
Cash flows from operating activities
Net Income (loss) for the period	(38)	1,224	(38)

Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	193	165	193
Provision for expected credit losses	(79)	11	(79)
Realization of deferred taxes	115	440	115
Unrealized exchange rate gains (losses)	(72)	(2,541)	(72)
Share based compensation	121	85	121
Earning of investments in subsidiaries	(1,399)	-	-

Operating lease liability	28	17	28
Trade and other accounts receivable	4,847	2,698	(23,325)
Taxes to be recovered	(82)	906	1,995
Prepaid expenses	1,317	(1,951)	1,317
Receivable from/Payable to related parties	5,596	(2,310)	5,600
Unrecognized revenues	(549)	(1,539)	(549)
Accounts payable and accrued expenses	(2,969)	(98)	(203,359)
Other liabilities	328	(44)	(7,647)

Net cash from operating activities	7,357	2,937)	(225,700)

Cash flows from investing activities
Acquisition of subsidiary, net of cash acquired	(130,342)	-	7,840
Fixed assets acquisitions	(27)	(10)	501
Investments			105,656
Net cash from investing activities	(130,369)	(10)	113,997

Cash flows from financing activities
Capital contribution	128,610	-	128,610

Net cash from financing activities	128,610	-	128,610

Effect of foreign exchange rate on cash and cash equivalents

Net increase/(decrease) in cash and cash equivalents	5,598	(2,947)	16,907

Cash and cash equivalents at the beginning of the year	15,709	27,150	15,709
Cash and cash equivalents at the end of the year	21,307	24,203	32,616

Net increase/(decrease) in cash and cash equivalents	5,598	(2,947)	16,907

Management's explanatory notes form an integral part of the individual and consolidated financial statements.

12

EVERTEC BRASIL INFORMÁTICA LTDA.
Statements of Value Added
for the three month periods ended March 31, 2023 and 2022
(in thousands of Brazilian Reais)

	Parent Company		Consolidated
	3/31/2023	03/31/2022 (Unadited)	3/31/2023
Revenues	9,473	6,794	12,183
Sales of goods, products and services	9,382	6,768	12,092
Other Operating income	12	15	12
Provision for expected credit losses	79	11	79

Inputs purchased from third parties	(6,220)	(5,019)	(6,485)
(Includes tax amounts - ICMS, IPI, PIS e COFINS)
Cost of merchandise of services sold	(4,052)	(3,845)	(4,052)
Materials, Utilities and third party services or others	(2,168)	(1,174)	(2,433)

Gross added value	3,253	1,775	5,698

Depreciation and amortization	(193)	(165)	(759)

Net added value produced by the entity	3,060	1,610	4,939

Equivalency result in equity	1,399	-	-
Financial Income	367	3,025	1,891

Additional total value to be distributed	4,826	4,635	6,830

Distribution of added value	4,826	4,635	6,830

Personnel
Direct remuneration	2,213	1,090	2,711
Benefits	934	427	1,506
FGTS	84	49	122

Taxes and contributions
Federal	1,514	1,743	2,409
Municipal	118	100	118

Capital remuneration to third parties
Fees	1	2	1
Rents	-	-	-
Others	-	-	1

Equity return
Net income (loss) for the period	(38)	1,224	(38)

Management's explanatory notes form an integral part of the individual and consolidated financial statements.

13

EVERTEC BRASIL INFORMÁTICA LTDA.
Statements of Changes in Equity
(in thousands of Brazilian Reais)

	Capital stock	Income reserve	Accumulated earnings	Total equity
Balance at January 1, 2022 (unaudited)	10	14,481	-	14,491

Net income for the period	-	-	1,224	1,224
Share based compensation	-	83	-	83

Balance at March 31, 2022 (unaudited)	10	14,564	1,224	15,798

Management's explanatory notes form an integral part of the individual and consolidated financial statements.

14

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)

1.	General information

EVERTEC Brasil Informática Ltda. (the “Company”), is a limited liability company, incorporated on March 25, 2004, headquartered in São Paulo, with the purpose of developing and licensing software and its processing; provision of maintenance and support services for programs relating to financial transactions, whether proprietary or third-party.

Direct and indirect subsidiaries:

	Location	03/31/2023	12/31/2022
Direct Subsidiaries	Brazil
Paysmart Ltda.		100%	-
Indirect Subsidiaries
Issuer Holding Ltda.	Brazil	100%	-
Issuer Institution de Pagamentos Ltda.	Brazil	100%	-

Direct and indirect subsidiaries

Paysmart Ltda. (“Paysmart”) is a limited company, founded 19 years ago on March 26, 2004 under CNPJ 06.182.839/0001-74, located in Porto Alegre, RS. Paysmart's main activity is the development of custom computer programs. In addition, it also works with specialized retail trade of computer equipment and supplies; Consulting in information technology.

Issuer Holding Ltda. (“Issuer Holding”) is a limited liability company, founded 1 year ago on April 18, 2022 under CNPJ 46.052.634/0001-99, located in Porto Alegre, RS, being an investee of Paysmart A Issuer Holding its main activity is holding financial institutions.

The Issuer Instituição de Pagamento Ltda. (“Issuer IP”) is a limited company, founded 3 years ago on September 3, 2019 under CNPJ 34.747.388/0001-00. Located in Porto Alegre / RS, being an investee of Issuer Holding. Issuer IP's main activity is the intermediation and agency of services and businesses in general, except real estate. In addition, it also works with credit card administration.

2.	Acquisition of shares in companies (Business combination) Paysmart

On February 16, 2023, the Company acquired 100% of the share capital of Paysmart, following the completion of the "Due Diligence," through a "Share Purchase Agreement," thereby gaining control of Paysmart from that date onwards. The Company holds a direct 100% stake in this investment, thus being responsible for the entire consideration described below.

15

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)

The purchase was finalized for a total value of R$ 130,341,636 (one hundred and thirty million, three hundred and forty-one thousand, six hundred and thirty-six Brazilian reais), of which R$ 4,602,491 (four million, six hundred and two thousand, four hundred and ninety-one Brazilian reais) are recorded as accounts payable, as of February 16, 2023.

Paysmart and its subsidiaries engage in the following activities:

Paysmart is a company whose main activity is the development of customized computer programs. Additionally, it is involved in the specialized retail trade of computer equipment and supplies; Information technology consultancy.

Issuer Holding Ltda. is a subsidiary of Paysmart whose main activity is the holding of financial institutions.

Issuer Instituição de Pagamento Ltda. is a subsidiary of Issuer Holding, primarily engaged in intermediation and brokerage of services and general business, excluding real estate. Additionally, it is involved in credit card administration.

Below, we present the accounts of Paysmart and its subsidiaries, both assets and liabilities, impacted by the fair value measurement effect as of February 28, 2023:

Fair Value
Current Assets
Cash and Cash equivalents	138,182
Financial Investments	105,656
Other current assests	40,674
Recoverable Taxes	2,179
Accounts Receivable	1,772
Miscellaneous Receivables	310
Non-Current Assets
Security deposits	200,000
Accounts receivable	508
Assets in use	945
Net property, plant and equipment	438
Intangible assets	14,091
Identifiable Intangibles
Tradenames and trademarks	6,550
Software	4,950
Customer relationships	57,450

Current Liabilities
Accounts Payable and Accrued Expenses	(205,506)
Labor and Tax Obligations	(2,901)
Other Deposits	(256,992)
Non Current Liabilities
Loans and Financing	(42)
Lease Obligations	(384)
Net Assets	107,880

16

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)

Below we present the preliminary calculation of purchased goodwill as of February 28, 2023:

Fair Value
Consideration – Parent Company	130,342

Total Consideration	130,342

(-) Net Assets	107,880

Goodwill	22,462

The preliminary fair values were obtained through fair value measurement techniques prepared by an independent specialized company located abroad. These values are currently under review by the appraiser in Brazil from the same company, who was hired to support the Management's conclusion. The fair values were derived using the following techniques:

◾	Trademarks and Trade Names, Software

The relief-from-royalty method with a revenue approach was used.

The relief-from-royalty method is a form of income approach commonly used to assess intangible assets that can be licensed to third parties, such as trademarks, trade names, software, patents, and certain technologies. The premise associated with this valuation technique is that, instead of owning the asset, a company would be willing to pay royalties to a third party for the use of that asset. The owner of the asset is spared from this cost. The value of the asset is estimated based on cost savings or the avoidance of royalty expenses.

◾	Customer Relationship

The multi-period excess earnings method with a revenue approach was used.

The multi-period excess earnings method indirectly measures the economic benefit by calculating the income attributable to an asset after appropriate returns have been paid to the complementary assets used in conjunction with the subject asset to generate the associated earnings, commonly referred to as Contributory Asset Charges (CAC).

The revenue included in the consolidated income statement for February 2023 includes the revenue generated by Paysmart amounting to R$ 2,433, which contributed R$ 1,399 to the result.

17

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)

If Paysmart had been consolidated starting from January 1, 2023, the consolidated pro forma net revenue would have been R$ 13,670 and pro forma EBITDA would have been R$ 2,334. This pro forma net revenue and result information was obtained by simply aggregating the acquired values to the consolidated result of the Company and does not represent the actual consolidated values for the year.

3.	Basis of Preparation

Statement of Compliance (with respect to IFRS and CPC standards)

The individual and consolidated interim financial statements have been prepared and are being presented in accordance with the accounting practices adopted in Brazil, which include the provisions of the Corporations Law, regulations of the Brazilian Securities and Exchange Commission ("CVM"), and the pronouncements of the Accounting Pronouncements Committee ("CPC"), as well as the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board ("IASB").
The individual and consolidated interim financial statements of the Company are being presented in accordance with Technical Guidance OCPC 07, which addresses the basic requirements for preparation and disclosure to be observed when disclosing accounting and financial reports, especially those contained in the explanatory notes. Management confirms that all relevant information specific to the individual and consolidated interim financial statements is being disclosed and that this information corresponds to that used in its management.
The presentation of the Statement of Value Added (SVA) is required by Brazilian Corporate Legislation and the accounting practices adopted in Brazil applicable to publicly traded companies, in accordance with CPC 09 - Statement of Value Added. IFRS standards do not require the presentation of this statement. As a result, under IFRS standards, this statement is presented as supplementary information, without prejudice to the set of individual and consolidated financial statements.
The individual and consolidated interim financial statements are presented in Brazilian Reais (BRL), which is also the functional currency of the Company.

The main accounting policies adopted in the preparation of these individual and consolidated interim financial statements are described below. These policies have been consistently applied in all periods presented, unless otherwise indicated.

The individual and consolidated financial statements have been approved for issuance by the Company's Management on August 11, 2023.

18

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)

4.	Summary of Key Accounting Policies

a)	Measurement Basis

The individual and consolidated interim financial statements have been prepared using the historical cost as the measurement basis, except for recognized revaluations and the fair value measurement of certain assets and liabilities as financial instruments. These are measured at fair value.

b)	Functional Currency and Presentation Currency

The individual and consolidated interim financial statements are prepared using the functional currency. The functional currency of an entity is the currency of the primary economic environment in which it operates.

In determining the functional currency, Management considered the currency that significantly influences the selling price of its products and services, as well as the currency in which most of the cost of its production inputs is paid or incurred.

The individual and consolidated interim financial statements are presented in Brazilian Reais (R$), which is the functional currency of the Company. All financial information is presented in thousands of reais, unless stated otherwise.

c)	Foreign Currency Transactions and Balances

Foreign currency transactions and balances, which are those not conducted in the established functional currency, are converted using the historical exchange rate on the dates of each transaction, as determined by IAS 21/CPC 02 (R2) - Effects of Changes in Foreign Exchange Rates and Conversion of Financial Statements.

Assets and liabilities subject to foreign exchange fluctuations are adjusted using the rates of the respective currencies prevailing on the last business day of each reporting period. Gains and losses arising from variations in foreign investments are recognized directly in equity under the "other comprehensive income" account and recognized in the income statement when these investments are disposed of, wholly or partially.
Non-monetary items measured in terms of historical costs in foreign currency are converted using the exchange rate determined on the transaction date.

19

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)

d)	Consolidation Basis

Business Combinations

The Company measured goodwill as the fair value of the consideration transferred, including the recognized amount of any non-controlling interests in the acquired entity, net of the recognized amounts of identifiable assets and assumed liabilities measured at fair value, all assessed at the acquisition date.

For each business combination, the Company chooses whether to measure the non-controlling interest at fair value or at the proportionate share of the non-controlling interest's share in the identifiable net assets, determined at the acquisition date.

Transaction costs other than those associated with the issuance of debt or equity instruments, which the Company and its subsidiaries incur in relation to a business combination, are recognized as expenses as incurred.

Subsidiaries and Jointly Controlled Entities

The interim financial statements of subsidiaries are included in the consolidated interim financial statements from the date control is obtained until the date control ceases to exist.

Elimination of Intercompany Transactions

Balances and transactions between companies within the "Group," and any revenues or expenses arising from intercompany transactions, are eliminated when preparing the consolidated interim financial statements. Unrealized gains from transactions with investee companies recorded using the equity method are eliminated against the investment in proportion to the Company's ownership interest in the investee entities. Unrealized losses are not eliminated in the same way as unrealized gains; they are eliminated only to the extent that there is no evidence of impairment loss.

e)	Use of Estimates and Judgments

The preparation of the individual and consolidated interim financial statements, in accordance with IFRS and CPC standards, requires management to make judgments, estimates, and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenues, and expenses. Actual results may differ from these estimates.

20

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)

Estimates and assumptions are continuously reviewed. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any affected future periods.

f)	Cash and Cash Equivalents, and Marketable Securities

Cash and cash equivalents include cash on hand, bank deposits, and immediately liquid investments. Refer to Note 5 in the explanatory notes for further details on the Company's cash and cash equivalents.

g)	Financial Instruments

The Company's financial instruments are in accordance with the accounting pronouncement adopted starting January 1, 2018, IFRS 9/CPC 48 - Financial Instruments, in which all assets and liabilities are recorded according to their respective practices.

Financial Assets

Financial assets are classified under the following categories: assets measured at amortized cost; fair value through profit or loss, or fair value through other comprehensive income. Assets are classified according to the business model adopted by the Company and the cash flow characteristics of the financial asset.
Foreign exchange fluctuations on financial assets and liabilities are recognized as financial income by the Company.

Recognition and Measurement

Upon initial recognition, the Company classifies its financial assets into three categories:

i)	Financial assets measured at amortized cost;
ii)	Fair value through profit or loss; or
iii)	Fair value through other comprehensive income.

◾
Amortized Cost: Financial assets measured at amortized cost must be measured if both of the following conditions are met: i) the financial assets are held within a business model whose objective is to hold financial assets in order to collect contractual cash flows, and ii) the contractual terms of the financial asset give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal amount outstanding.

21

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
The Company will recognize its interest income, foreign exchange gains and losses, and impairments directly in the income statement.

◾
Fair Value Through Profit or Loss: Financial assets must be measured at fair value through profit or loss only if they do not qualify as assets measured at amortized cost or fair value through other comprehensive income. The Company should recognize its interest income, foreign exchange gains and losses, impairments, along with other net gains and losses, directly in the income statement.

◾
Fair Value Through Other Comprehensive Income: Financial assets must be measured at fair value through other comprehensive income only when the following conditions are met: i) the financial asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and ii) the contractual terms of the financial asset give rise, on specified dates, to interest on the principal amount outstanding.

Financial assets measured at fair value through other comprehensive income are classified into two categories: i) Debt instruments: Interest income calculated using the effective interest rate method, foreign exchange gains and losses, and impairments are recognized in the income statement. Other net gains or losses are recognized directly in the Company's equity under "Other Comprehensive Income." Upon derecognition, the accumulated amount in other comprehensive income is reclassified to the income statement; or ii) Equity instruments are measured at fair value. Dividends are recognized as gains in the income statement unless the dividend clearly represents a recovery of part of the investment's cost.

Other net gains or losses are recognized directly in the Company's equity under "Other Comprehensive Income" and are never reclassified to the income statement.

The fair values of investments with quoted market prices are based on current purchase prices. If the market for a financial asset (including securities not listed on an exchange) is not active, the Company establishes fair value using valuation techniques.

These techniques include using recent transactions with third parties, referencing other substantially similar instruments, discounted cash flow analysis, and option pricing models that make maximum use of market- generated data and minimize reliance on data generated by the entity's own management.

22

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
Regular purchases and sales of financial assets are recognized on the trade date, which is the date the Company commits to buying or selling the asset.

◾
Derecognition of Financial Assets: Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred; in the latter case, provided that the Company has transferred substantially all the risks and benefits of ownership. If the entity retains substantially all the risks and benefits of ownership of the financial asset, it must continue to recognize the financial asset.

Financial Liabilities

Financial liabilities are classified into the following categories: financial liabilities at amortized cost or fair value through profit or loss. Management determines the classification of financial liabilities upon initial recognition.

◾
Financial liabilities at amortized cost: The Company should classify all of its financial liabilities at amortized cost except for financial liabilities classified at fair value through profit or loss, derivative liabilities, and guarantee contracts. Other financial liabilities are measured at amortized cost using the effective interest method. Interest expenses, gains, and losses from foreign exchange are recognized in the income statement. The Company holds the following non-derivative financial liabilities: trade accounts payables;

◾
Financial liabilities at fair value through profit or loss: Financial liabilities classified in this category are financial liabilities held for trading or those designated upon initial recognition. Derivatives are also categorized as held for trading and are thus classified in this category unless they have been designated as effective hedging instruments. Gains and losses related to financial liabilities classified at fair value through profit or loss are recognized in the income statement.

◾
Derecognition of Financial Liabilities: Financial liabilities are derecognized only when they are extinguished, i.e., when the obligation specified in the contract is settled, canceled, or expires. The Company also derecognizes a financial liability when the terms are modified, and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

23

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
Offsetting of Financial Instruments

Financial assets and liabilities are offset, and the net amount is reported in the balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle them on a net basis or to realize the asset and settle the liability simultaneously.

Derivative Financial Instruments

The Company did not engage in derivative financial instruments for the periods ended in March 2023 and 2022.

h)	Accounts Receivable from Customers

They are presented at present and realization values, and accounts receivable from foreign customers are updated based on the exchange rates prevailing on the dates of the individual and consolidated interim financial statements. An Allowance for Current Expected Credit Losses (CECL) is established in an amount considered sufficient by Management, with the monitoring of overdue credits and receivables and the risk of non- receipt of amounts resulting from credit sales.

i)	Fixed Assets

Recognition and Measurement

Items of property, plant, and equipment are measured at historical cost of acquisition or construction, less accumulated depreciation and accumulated impairment losses.

The cost includes expenses that are directly attributable to the acquisition of an asset. The cost of assets constructed by the Company itself includes the cost of materials and direct labor, any other costs to bring the asset to the location and condition necessary for it to be able to operate as intended by Management.
Rights related to tangible assets intended for the maintenance of the Company's activities, originating from lease transactions, are recognized as a right-of-use asset, with an associated lease liability recognized at the commencement of each lease transaction. These assets are also subject to depreciation calculated based on the estimated useful lives of the respective assets or the lease term.

Gains and losses from the disposal of a property, plant, or equipment item are determined by comparing the proceeds from the disposal with the net carrying amount of the asset and are recognized net within other income/expenses in the income statement.

24

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
Depreciation

Depreciation is recognized in the income statement, based on the straight- line method using the estimated useful lives of each component of a property, plant, and equipment item, as this method most closely reflects the pattern of consumption of future economic benefits embedded in the asset.

The average estimated useful lives determined by the Company's management, supported by technical studies for the current and comparative periods, are as follows:

Years
Machinery and Equipment	5 and 10
Furniture and Fixtures	10
Hardware	5 and 10

The depreciation methods, useful lives, and residual values are updated and reviewed at least at the end of each financial year, and any adjustments are recognized as changes in accounting estimates.

j)	Leases

Contracts are considered leases when they cumulatively meet the following conditions:

◾
An explicitly or implicitly specified identifiable asset. In this case, the lessor does not have the practice of substituting the asset, or the substitution would not bring any economic benefit to the lessor.

◾
The right to control the use of the asset during the contract. In this case, the Company must have the authority to make decisions about the use of the asset and the ability to obtain substantially all the economic benefits from the use of the asset.

The right-of-use asset is initially measured at cost and includes the initial amount of the lease liability adjusted for any payments made before the start of the contract, plus any directly attributable initial costs incurred and an estimate of dismantling, removal, restoration costs of the asset at the location where it is located, less any incentives received.
The right-of-use asset is subsequently depreciated using the straight-line method from the start date until the end of the lease term or the end of the useful life of the right-of-use asset, whichever comes first.

25

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
The lease liability is initially measured at the present value of the remaining payments, discounted at the incremental borrowing rate. The lease liability is subsequently measured at amortized cost using the effective interest method.

A lessee recognizes a right-of-use asset that represents its right to use the leased asset and a lease liability that represents its obligation to make lease payments. Optional exemptions are available for short-term leases and low-value items.

k)	Intangible Assets

Intangible assets acquired separately are initially measured at cost and subsequently deducted by accumulated amortization and impairment losses, if applicable.

Intangible assets with a defined useful life are amortized according to their estimated economic life, and when indications of impairment are identified, they are subject to a recoverable amount assessment. Intangible assets with an indefinite useful life are not amortized but are subject to an annual impairment test.

Amortization

Amortization is calculated using the straight-line method based on the estimated useful life of the items, net of their estimated residual values. Amortization is generally recognized in the income statement.

Years
Software	8-10
Trademarks and Patents	1-15
Customer Portfolio	8-15

Goodwill arising from acquisition of subsidiaries

Goodwill represents the excess of the acquisition cost over the net fair value of acquired assets, assumed liabilities, and identifiable contingent liabilities of a subsidiary, jointly controlled entity, or associate, as of the respective acquisition date. Goodwill is recognized as an asset and included in the Investments account in the parent company and in the Intangible assets account in the consolidated financial statements.

26

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
l)	Impairment testing of assets

Financial assets

The Company assesses annually whether there is any objective evidence indicating that the financial asset or group of financial assets is impaired. A financial asset or group of financial assets is considered impaired when there is an indication of loss in its economic value.

Non-financial assets

Management periodically reviews the net book value of assets with the aim of assessing events or changes in economic, operational, or technological circumstances that may indicate impairment or loss of their recoverable value. Upon identification of such evidence and upon determining that the net book value exceeds the recoverable value, a provision for impairment is immediately recognized, adjusting the net book value to its recoverable value.

The recoverable amount of an asset, or a specific Cash Generating Unit (“CGU”), is defined as the higher of its value in use and its net selling price.

In estimating the value in use of the asset, estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects the weighted average cost of capital for the industry in which the CGU operates.

The net selling price is determined, whenever possible, based on a firm sale contract in a transaction at arm's length, between knowledgeable and willing parties, adjusted for expenses attributable to the sale of the asset. When there is no firm sale contract, the net selling price is based on the market price defined in an active market, or the most recent transaction price involving similar assets.

The following criteria are also applied to assess impairment loss for specific assets:

Goodwill paid for expected future profitability

Impairment testing for goodwill is conducted at least annually, or when circumstances indicate a potential impairment of the carrying amount.

Indefinite-lived intangible assets

Indefinite-lived intangible assets are tested for impairment at least annually, either individually or at the CGU level, as applicable, or when circumstances indicate potential impairment of the carrying amount.

27

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
m)	Other assets and liabilities (current and non-current)

An asset is recognized in the balance sheet when it is probable that its future economic benefits will flow to the Company, and its cost or value can be reliably measured.
A liability is recognized in the balance sheet when the Company has a legal obligation or a liability has arisen as a result of a past event, and it is probable that an outflow of economic resources will be required to settle it. Liabilities are increased, where applicable, by corresponding charges, monetary or exchange rate variations incurred, and adjustments to present value. Provisions are recorded based on the best estimates of the associated risks.
Assets and liabilities are classified as current when their realization or settlement is expected to occur within the next twelve months. Otherwise, they are presented as non-current.

n)	Income Tax and Social Contribution

The current and deferred income tax and social contribution of the Company and its subsidiaries are calculated based on tax rates of 15%, plus an additional 10% on taxable income exceeding R$ 240 for income tax, and 9% on taxable income for social contribution on net income. These calculations consider the offset of tax losses and negative contribution base, limited to 30% of taxable income.
The expense related to income tax and social contribution comprises current and deferred taxes. Both current and deferred taxes are recognized in the income statement, unless they are related to business combinations, or items directly recognized in equity or other comprehensive income.
Deferred tax is recognized for temporary differences between the carrying amounts of assets and liabilities for accounting purposes and their corresponding values used for tax purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets and liabilities in a transaction that is not a business combination and does not affect either accounting or taxable profit or loss, and differences related to investments in subsidiaries and controlled entities when it is likely that they will not reverse in a foreseeable future.
Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax assets and liabilities, and they relate to income taxes levied by the same taxation authority on the same entity subject to taxation.

28

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
A deferred income tax and social contribution asset is recognized for tax losses, tax credits, differences due to the adoption of accounting practices (IFRS), and unused deductible temporary differences when it is probable that future taxable profits will be available against which they can be utilized.

Deferred income tax and social contribution assets are reviewed at each reporting date and are reduced to the extent that their realization is no longer probable.

o)	Contingent assets and liabilities and legal obligations

The accounting practices for the recognition and disclosure of contingent assets, contingent liabilities, and legal obligations are as follows: (i) Contingent assets are recognized only when there are legal assurances or finalized favorable court decisions. Contingent assets with probable outcomes are only disclosed in the explanatory notes; (ii) Contingent liabilities are provisioned when losses are assessed as probable and the amounts involved can be reliably measured.
Contingent liabilities evaluated as possible losses are only disclosed in the explanatory notes, and contingent liabilities evaluated as remote losses are neither provisioned nor disclosed; and (iii) Legal obligations are recorded as liabilities, regardless of the assessment of the likelihood of success, for legal claims in which the Company has challenged the constitutionality of taxes.

p)	Revenue Recognition Contracts with Customers

Revenue is measured based on the consideration specified in the contract with the customer. Recognition occurs as the performance obligations related to the provided service are fulfilled.

The recognized revenues are subject to assessments and judgments by the Company's management in determining their accounting recognition.
Sales revenue is presented net of taxes and discounts applicable to it. Sales taxes are recognized when sales are invoiced, and sales discounts are recognized when known. Service sales revenues are recognized at the consideration to which the Company expects to be entitled, deducted for returns, discounts, allowances, and other deductions if applicable, and recognized as the Company fulfills its performance obligation. The breakdown of sales revenue is disclosed in Explanatory Note 15.

29

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
q)	New standards, amendments, and interpretations

During the year 2022, the IASB issued/revised certain IFRS standards, which are to be adopted for the year 2023 or later, and the Company is evaluating the impacts on its individual and consolidated interim financial statements resulting from the adoption of these standards:

◾
Amendment to IAS 1 – Classification of Liabilities as Current or Non- current: Clarifies aspects to be considered for the classification of liabilities as Current Liabilities or Non-current Liabilities. This standard amendment is effective for periods beginning on or after January 1, 2023. The Company does not expect significant impacts on its individual and consolidated interim financial statements.

◾
Amendment to IAS 1 and Disclosure of Accounting Policies: Clarifies aspects to be considered in disclosing accounting policies. This standard amendment is effective for periods beginning on or after January 1, 2023. The Company does not expect significant impacts on its individual and consolidated interim financial statements.

◾
Amendment to IAS 8 – Definition of Accounting Estimates: Clarifies aspects to be considered in defining accounting estimates. This standard amendment is effective for periods beginning on or after January 1, 2023. The Company does not expect significant impacts on its individual and consolidated interim financial statements.

◾
Amendment to IAS 12 – Deferred Tax related to Assets and Liabilities arising from a Single Transaction: Clarifies aspects to be considered in recognizing deferred tax assets and liabilities related to taxable and deductible temporary differences. This standard amendment is effective for periods beginning on or after January 1, 2023. The Company does not expect significant impacts on its individual and consolidated interim financial statements.

◾
Amendment to IFRS 16 – Leases in a Sale and Leaseback Transaction: Clarifies aspects to be considered for the treatment of an asset transfer as a sale. This standard amendment is effective for periods beginning on or after January 1, 2024. The Company does not expect significant impacts on its individual and consolidated interim financial statements.

◾
Amendment to IAS 1 – Non-current Liabilities with Covenants: Clarifies aspects of separate classifications in the balance sheet of current and non-current assets and liabilities, establishing presentation based on liquidity when it provides reliable and more relevant information. This standard amendment is effective for periods beginning on or after January 1, 2024. The Company does not expect significant impacts on its individual and consolidated interim financial statements.

30

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
r)	Value Added Statements

The Company has prepared Value Added Statements (“VAS”) in accordance with the Technical Pronouncement CPC 09 - Value Added Statement, which are presented as an integral part of the interim financial statements under applicable BRGAAP for publicly traded companies. For IFRS, the VAS represents additional financial information as part of the interim financial statements taken as a whole.

The purpose of the VAS is to demonstrate the value of the wealth generated by the Company, its distribution among the components that contributed to the generation of this wealth, such as employees, financiers, shareholders, government, and others, as well as the portion of wealth not distributed.

s)	Segment Information

Management believes that segment reporting is not applicable to the Company's activities, as it monitors its activities, evaluates performance, and makes decisions for resource allocation at the level of technology businesses.

5.	Cash and Cash Equivalents

The financial assets of the Company and its subsidiaries are as follows:

	Parent Company		Consolidated
	03/31/2023	12/31/2022	03/31/2023
Checking account banks	6,398	1,014	9,389
Financial Investments	14,909	14,695	23,227
	21,307	15,709	32,616

The financial investments of the Company have been classified according to their characteristics and intention, measured at fair value through profit or loss, corresponding to Level 2 of the fair value hierarchy, and are summarized as follows:

	Parent Company		Consolidated
	03/31/2023	12/31/2022	03/31/2023
Measured at fair value through profit or loss (Level 2 of the fair value hierarchy).)	14,909	14,695	23,227
Total	14,909	14,695	23,227

31

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
6.	Accounts receivable from customers

	Parent Company		Consolidated
	03/31/2023	12/31/2022	03/31/2023
Accounts receivable - domestic market	3,684	8,547	6,034
Accounts receivable - related parties	274	135	274
Total	3,958	8,682	5,355
(-) Estimated losses on doubtful accounts	(232)	(310)	(231)
	(232)	(310)	(231)
	3,726	8,372	6,077
Accounts receivable from customers - current	3,452	8,237	5,803
Related parties - non-current	274	135	274
Total	3,726	8,372	6,077

Below are the balances of accounts receivable shown by age of maturity:

	Parent Company		Consolidated
	03/31/2023	12/31/2022	03/31/2023
To be collected	3,450	8,213	5,800
Overdue
Up to 30 days	57	59	57
31 to 60 days	-	98	-
61 to 90 days	-	-	-
Above 91 day	177	177	177
Total	3,684	8,547	6,034

Expected losses are estimated based on historical analyses and the current situation of customers. Expected losses on doubtful accounts, as well as their reversals, are recorded in the income statement under the "Selling Expenses" category. The movement of expected credit losses for the period from March 2023 and as of December 31, 2022, is represented as follows:

Description	Value (R$)
Balances as of December 31, 2021 (unaudited)	148
Provisioned credits	234
Recovered credits	(72)
Exchange rate variation	-
Balances as of December 31, 2022	310
Provisioned credits	-
Recovered credits	(78)
Exchange rate variation	-
Balances as of March 31, 2023	232

32

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
The Company does not have any guarantee for overdue notes. The contract assets, recorded in non-current assets, are summarized in the tables shown below, corresponding to the services provided that will be billed in accordance with contractual provisions.

	Parent Company		Consolidated
	03/31/2023	12/31/2022	03/31/2023
Alelo	3,499	1,706	3,499
Bonsucceso	120	90	120
Cabal Brasil	-	180	-
Fidelity	63	235	63
Banco Original	23	-	23
Carrefour	27	-	27
Riachuelo	150	-	150
Sicredi	97	-	97
Agiplan	19	-	19
Livelo	-	117	-
Tribanco	38	390	38
Total	4,036	2,718	4,036

7.	Other receivables and payables

The balance of other receivables and other payables owed to the investee Issuer IP, related to payment method operations with short-term settlements, with assets and liabilities related to this operation.

	Parent Company		Consolidated
	03/31/2023	12/31/2022	03/31/2023
Other receivables	21	110	255,205
Other payables	-	-	(242,601)
Total	21	110	12,604

8.	Related parties

Transactions with related parties, carried out under market conditions, are summarized in the tables shown below:

	Parent Company		Consolidated
Accounts receivable	03/31/2023	12/31/2022	03/31/2023
Evertec Inc.	267	128	267
BBR Chile S.A.	7	7	7
Total	274	135	274

	Parent Company		Consolidated
Accounts Payable	03/31/2023	12/31/2022	03/31/2023
Evertec Inc.	710	548	710
Paytrue S.A.	3,489	3,426	3,489
Evertec Chile S.p.A.	1,266	1,037	1,266
Evertec Placetopay S.A.S.	260	199	260
Evertec Colombia S.A.S.	642	554	642
Total	6,367	5,764	6,367

33

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
The Company, in the understanding of the full integration of its operations with its subsidiaries, carries out transactions for the sale and purchase of services related to software development.

The other transactions with related parties are presented below:

	Parent Company		Consolidated
	03/31/2023	12/31/2022	03/31/2023
Income from Management fees
Evertec Inc.	139	80	139
BBR Chile S.A.	-	7	-
Total	139	87	139
Revenue from Services
Paytrue S.A.	2,167	25,931	2,167
Evertec Placetopay S.A.S.	962	199	62
Evertec Colombia S.A.S.	100	554	100
Total	3,229	26,684	3,229
Expenses from Management fees
Evertec Inc.	177	226	177
Paytrue S.A.	90	289	90
Evertec Chile S.p.A.	254	1,037	254
Evertec Placetopay S.A.S.	3	-	3
Total	524	1,552	524

Management compensation

As at March 31, 2023, the Company recorded expenses with the remuneration of its key personnel (Company Officers) in the amount of R$356 (R$1,176 as at December 31, 2022). All remuneration is short-term, as shown below:

	Parent Company
	03/31/2023	12/31/2022
Executive Board	356	1,176
Total	356	1,176

9.	Investments

As described in Note 2 to the Company carrying out the Paysmart acquisition, we demonstrate this below.

Investee	Percentual	Total assets	Capital stock	Equity + Goodwill	Revenue	Profit
Paysmart	100%	284,344	33,881	131,740	2,433	1,399

a.	Movement of investments

Investee	Acquisition of subsidiary	Equity income (loss)	Ending balance
Paysmart	130,341	1,399	131,740

34

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
10.	Intangible Assets

a.	Composition of the intangible assets as of March 31, 2023 and December 31, 2022

	Parent Company
Description	Historical cost	Accumulated amortization	03/31/2023 Net Balance	12/31/2022 Net Balance
Software	5,240	(1,048)	4,192	4,324
Total	5,240	(1,048)	4,192	4,324

	Consolidated
Description	Historical cost	Accumulated amortization	03/31/2023 Net Balance
Software	27,522	(4,035)	23,487
Trademarks	6,557	-	6,557
Relationship with customers	57,450	-	57,450
Goodwill	22,462	-	22,462
Total	113,991	(4,035)	109,956

b.	Summary movement of the intangible assets during the period ended March 31, 2023 to the consolidated results

Consolidated	Goodwill	Software	Trademarks	Relationship with customers	Total
1 January 2023	-	4,324	-	-	4,324
Addition through company acquisition	22,462	4,950	6,557	57,450	91,419
Paysmart Intangible	-	14,498	-	-	14,498
Amortization	-	(285)	-	-	(285)

March 31 2023	22,462	23,487	6,557	57,450	109,956

11.	Accounts Payable

	Parent Company		Consolidated
	03/31/2023	12/31/2022	03/31/2023
Domestic	4,832	789	4,508
Related parties	6,367	5,764	6,367
	11,199	6,553	10,875

35

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
12.	Labor and tax obligations

	Parent Company		Consolidated
	03/31/2023	12/31/2022	03/31/2023
Labor
Salaries and management fees	644	446	227
IRRF	238	107	203
INSS	30	25	194
FGTS	84	45	122
Employer GPS	220	118	220
Trade unions	1	1	1
Third party	61	32	-
Vacation provision/13th and charges	539	449	641
Other income and charges	170	151	170
	1,987	1,374	1,778

	Parent Company		Consolidated
	03/31/2023	12/31/2022	03/31/2023
Tax
ISS	723	747	2,663
IRRF	540	203	540
PIS / COFINS	7	21	7
	1,270	971	3,210

	3,257	2,345	4,988

13.	Contract liabilities

	Parent Company		Consolidated
	03/31/2023	12/31/2022	03/31/2023
Revenue not recognized (a)	5,059	5,608	5,059
	5,059	5,608	5,059

Current	4,275	4,345	4,275
Non-current	784	1,263	784
	5,059	5,608	5,059

a. Contractual liabilities are recognized for the consideration received in relation to performance obligations not yet satisfied.

14.	Income Tax and Social Contribution

a)	Current – payable

The income tax and social contribution are calculated and recorded based on the taxable result, including the tax incentives that are recognized as the taxes are paid and considering the rates provided for by the current tax legislation, Law No. 12,973/2014.

36

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
15.	Equity

a)	Capital stock

As of December 31, 2022, the share capital totals R$10,000.00 (ten thousand reais), which is divided into 1,000 (one thousand) shares, each with a nominal value of R$10.00 (ten reais). These shares were fully subscribed and paid in cash, in the currency of the country, and distributed among shareholders.

On February 15, 2023, the capital increase to R$ 130,351,636 million was approved, through the issuance of 13,034,164 (thirteen million, thirty- four, one hundred and sixty-four) shares, being partially paid up by the partner Evertec Group.

b)	Dividends

The profits will be distributed according to the proportion to be decided by the partners, according to the Company's articles of incorporation.

c)	Share Based Compensation

The Group carries out a plan through which Restricted Stock Units (“RSU”) of the Evertec Inc. are awarded to senior executives of Evertec Brasil Informática Ltda. The strike price of these RSU’s is equal to the market price of the shares on the date of grant. The rights to the RUS’s are acquired when the employee complies with the terms and conditions of the contract signed between the employee and the Company; otherwise, no RSU’s will be granted.

The fair value of the RSU’s is estimated at the date of assignment using the market value of the shares, taking into account the terms and conditions under which such RSU’s on shares were assigned. However, the conditions detailed above are considered only in determining the number of shares that will ultimately be granted.

The RSU’s can be exercised within the term and conditions defined in the contracts with each executive once the conditions are met, therefore, the average contractual term of each of the RSU’s granted is 1.27 years, and cannot be settled in cash. The Group accounts for RSU’s for senior executives as a plan that is settled through equity instruments.

37

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
16.	Net operating income

The following table demonstrates the breakdown of the Company's gross revenue:

	Parent Company		Consolidated
	03/31/2023	03/31/2022 (Unaudited)	03/31/2023
Revenue from services - domestic market	9,468	6,768	12,191
Deductions from revenue - taxes levied and other	(1,516)	(1,403)	(1,806)
	7,952	5,365	10,385

17.	Expenses by nature

	Parent Company		Consolidated
	03/31/2023	03/31/2022 (Unaudited)	03/31/2023
Classified as
Cost of goods sold	4,421	2,432	5,985
Sales expenses	291	107	291
General and administrative expenses	4,859	4,218	5,242
Other operating income	(12)	(15)	(12)
Total	9,559	6,742	11,506
Expenditure by nature
Variable selling expenses	291	107	291
General administrative and commercial expenses	1,601	1,425	1,981
Personnel administrative and business expenses	7,486	5,060	8,132
Depreciation and amortization expenses	193	165	1,114
Other operating income and expenses	(12)	(15)	(12)
Total	9,559	6,742	11,506

18.	Net financial income (loss)

	Parent Company		Consolidated
	03/31/2023	03/31/2022 (Unaudited)	03/31/2023
Financial revenues
Return from financial investments	214	501	1,746
Total	214	501	1,746
Financial expenses
Other expenses	(1)	(1)	(1)
Total	(1)	(1)	(1)
Exchange rate gains (losses)	72	2,541	59
Monetary adjustment of the balance sheet		-
Net financial income (loss)	285	3,041	1,804

38

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
19.	Risk management and financial instruments

a)	General considerations

The Company participates in transactions involving financial instruments, including cash and cash equivalents, financial investments, accounts receivable, accounts payable to suppliers and commercial leasing, for the purpose of managing the financial availability of its operations.

b)	Risk management

The Company is exposed to liquidity risks, due to the possibility of not having enough cash to meet its operating needs, to market risks, arising from variations in interest rates and to credit risk, arising from the possibility of default of its counterparties in financial investments and accounts receivable.

The Company adopts liquidity, market and credit risk management procedures through financial market mechanisms that seek to minimize the exposure of the Company's assets and liabilities, protecting the profitability of contracts and equity.

c)	Liquidity risk

The cash flow forecast is carried out by the Company, and its projection is continuously monitored in order to guarantee and ensure liquidity requirements, cash and equivalents are sufficient to meet the operational needs of the business.

The excess cash generated by the Company is invested in interest-bearing checking accounts, time deposits and short-term deposits, choosing instruments with appropriate maturities or sufficient liquidity to provide margin as determined by the aforementioned forecasts.

The following table analyzes the Company's non-derivative financial liabilities, by maturity ranges, corresponding to the period remaining between the balance sheet date and the contractual maturity date. The amounts disclosed in the table are the contracted undiscounted cash flows.

	Less than one year (ii)	Between one and two years (ii)	Between two and five years (ii)	Over five years (ii)
Parent Company
Balances as of December 31, 2022
Trade accounts payable and other obligations (i)	789	-	-	-
Balances as of March 31, 2023 Trade accounts payable and other obligations (i)	5,521	-	-	-

39

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
Consolidated	Less than one year (ii)	Between one and two years (ii)	Between two and five years (ii)	Over five years (ii)
Balances as of March 31, 2023
Trade accounts payable and other obligations (i)	5.197	-	-	-

(i)	The maturity analysis applies only to financial instruments and therefore obligations arising from legislation are not included.

d)	Sensitivity analysis of financial assets and liabilities

The Company presents below the tables of sensitivity to the risk of interest rates to which it is exposed considering that the eventual temporal effects would impact the future results based on the exposures presented on March 31, 2023, being the effects on equity basically the same as the result.

i. Financial assets

In order to verify the sensitivity of the indexer in the financial investments to which the Company was exposed on the base date of March 31, 2023, 03 different scenarios were defined. Based on the CDI values, using the 2023 CDI, it was defined as a probable scenario (scenario I). From it, variations of 25% (scenario II) and 50% (scenario III) were calculated.

For each scenario, the "gross financial revenue" was calculated, not taking into account the incidence of taxes on the income from the investments. The following table shows the projection of the effect of the change in interest rates on equity and 3-month future income, considering the balances as of March 31, 2023.

		Parent Company	Consolidated
Instrument	Risk	03/31/2023	03/31/2023
Financial investments	Reduction in CDI	14.909	23.227

	Rate	Revenue
Scenario I - Probable	3.25%	485	755
Scenario II - Possible Adverse	4.06%	605	943
Scenario III - Extreme Adverse	4.88%	727	1.133

The Company did not operate in derivative financial instruments or other pegged financial instruments during the period ended March 31, 2023.

40

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
e)	Exposure to credit risks

The operations that subject the Company to the concentration of credit risk reside mainly in bank current accounts and financial investments, where the Company is exposed to the risk of the financial institution involved. In order to manage this risk, the Company maintains bank current accounts and financial investments in institutions considered by the Administration as first-line.

f)	Cash and cash equivalents, financial investment, accounts receivable, other current assets and liabilities

The carrying values of the Company's financial instruments approximate their realization values.

19.1. Capital management

The Company monitors capital based on the financial leverage ratio. This ratio corresponds to the net debt divided by the total capital. Net debt or net cash, in turn, corresponds to the total gross debt (leases, including current and non-current liabilities, as shown on the balance sheet), minus the amount of cash and cash equivalents. Total capital is calculated through the sum of equity, as shown on the balance sheet.

The financial leverage ratio as of March 31, 2023 can be summarized as follows:

	Individual	Consolidated
	March 31, 2023	March 31, 2023
Lease	99	116
Gross debt	99	116
Cash and cash equivalents (Note 6)	(21,307)	(32,616)
Net debt	(21,208)	(32,500)
Total equity	145,895	145,895
Financial leverage ratio - %	(15%)	(22%)

20.	Earnings per share

The Company disclosed the net result, by shares, considering the result attributable to the shareholders, divided by the number of shares at the end of the period. The Company does not have instruments that could potentially dilute the loss per share presented.

41

EVERTEC BRASIL INFORMATICA LTDA.

Management's explanatory notes to the individual and consolidated financial statements
For the periods ended March 31, 2023 and 2022 and December 31, 2022
(In thousands of Reais – R$ – unless otherwise indicated)
The calculation by share follows:

03/31/2023
Numerator
Result of the period	(38)
Denominator
Number of outstanding shares	13,034,164
Earnings per share in Reais	0.0029

21.	Subsequent events Sinqia Acquisition

Evertec has made a proposal to buy Sinqia in July 2023, one of the largest Brazilian companies specializing in the financial industry niche. The proposed amount is R$ 2.5 billion, of which 90% will be paid in cash and 10% in Evertec Inc. shares. The business is structured as an incorporation.

Increase in share capital

In May 2023, a capital contribution of R$ 1,241 was made.
42

Annex VII to Exhibit 99.2 – Pro Forma Financials pursuant to RCVM 81 and CVM Resolution Number 78 of March, 2022

(Convenience translation into English from the original previously issued in Portuguese)
EVERTEC BRASIL INFORMÁTICA LTDA.

Independent Auditor’s Assurance Report
Pro forma condensed consolidated financial information
For the period ended March 31, 2023 and for the year ended December 31, 2022

EVERTEC BRASIL INFORMÁTICA LTDA.

Pro forma condensed consolidated financial information
For the period ended March 31, 2023 and year ended December 31, 2022

Contents

Independent Auditor’s Assurance Report on the Compilation of Pro Forma Condensed Consolidated Financial Information

Pro forma condensed consolidated balance sheet as of March 31, 2023

Pro forma condensed consolidated income statement for the period ended March 31, 2023

Pro forma condensed consolidated income statement for the year ended December 31, 2022

Notes to the pro forma condensed consolidated financial information

2

Tel.: +55 19 3294 2390 Fax: + 55 19 3254 1484 www.bdo.com.br	Av. José de Souza Campos, 243, 1° andar – Cambuí, Campinas, SP Brasil 13025-320

INDEPENDENT AUDITOR ASSURANCE REPORT ON THE COMPILATION OF PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

To the
Shareholders and Management of
Everted Brasil Informática Ltda.
São Paulo - SP

We concluded our assurance work to issue a report on the compilation of pro forma condensed consolidated financial information of Evertec Brasil Informática Ltda. (“Company”), prepared under the responsibility of its Management. The pro forma condensed consolidated financial information comprises the pro forma condensed consolidated balance sheet as of March 31, 2023, the pro forma condensed consolidated income statement for the period of three months ended March 31, 2023 and the pro forma condensed consolidated income statement for the year ended December 31, 2022 and the respective notes. The applicable criteria based on which the Company’s Management compiled the pro forma condensed consolidated financial information are specified in Comunicado CTG 06 - “Presentation of Pro Forma Financial Information” and are summarized in the notes that accompanying the pro forma condensed consolidated financial information.

The pro forma condensed consolidated financial information was compiled by the Company’s Management to illustrate the impacts of the Company’s probable transaction, presented in note n°1 on the pro forma condensed consolidated financial information. As part of this process, the information on the Company’s financial position and operating performances were extracted by the Company’s Management from its consolidated financial statements as of and for the period of three months ended March 31, 2023 and its financial statements as of and for the year ended December 31, 2022, on which we issued reports on the audit of the individual and consolidated financial statements, without modification, dated August 11, 2023 and on the audit of the financial statements of the Company, without modification, dated August 8, 2023, respectively.

Additionally, the information on Sinqia S.A.’s financial position and its operating performances were extracted by Company’s Management from the interim condensed consolidated financial statements as of and for the period of three months ended March 31, 2023 and the individual and consolidated financial statements for the year ended December 31, 2022 of Sinqia S.A., respectively, whose review was conducted under the responsibility of other independent auditors, who issued review report, without modification, dated May 8, 2023, and whose audit was conducted under the responsibility of other independent auditors, who issued audit report, without modification, dated March 8, 2023, respectively.

Moreover, the interim condensed consolidated financial information for the period of two months ended February 28, 2023 and the consolidated financial information for the year ended December 31, 2022 of Paysmart Pagamentos Eletrônicos Ltda., were extracted from its accounting records by the Company’s Management, whose information has not been audited or reviewed by independent auditors.

Responsibilities of Management and those charged with governance for the pro forma condensed consolidated financial information

The Company’s Management is responsible for compiling the pro forma condensed consolidated financial information based on the Comunicado CTG 06 - “Presentation of Pro Forma Financial Information” issued by the Brazilian Federal Accounting Council.

BDO RCS Auditores Independentes, uma empresa brasileira da sociedade simples, é membro da BDO Internacional Limited, uma companhia limitada por garantia do Reino Unido, e faz parte da rede internacional BDO de firmas-membro independentes. BDO é nome comercial para a rede BDO e cada uma das firmas da BDO.
3

Auditor’s responsibilities for the audit of the pro forma condensed consolidated financial information

Our responsibility is to express an opinion, as required by the Brazilian Securities and Exchange Commission (“CVM”), on whether the pro forma condensed consolidated financial information has been compiled by the Company’s Management, in all material respects, based on the Comunicado CTG 06 - Presentation of Pro Forma Financial Information by the Brazilian Federal Accounting Council.

We conduct our work in accordance with NBC TO 3420 - “Assurance Work on the Compilation of Pro Forma Financial Information Included in Prospectus”, issued by the Brazilian Federal Accounting Council, equivalent to the International Standard issued by the International Federation of Accountants ISAE 3420. These standards require that auditors comply with ethical requirements and that audit procedures be planned and performed with the objective of obtaining reasonable assurance that the Company’s Management has compiled, in all material respects, the pro forma condensed consolidated financial information based on the Comunicado CTG 06 - Presentation of Pro Forma Financial Information issued by the Brazilian Federal Accounting Council.

For the purposes of this work, we are not responsible for updating or re-issue any reports or opinions on any historical accounting information used in compiling the pro forma condensed consolidated financial information.

The purpose of the pro forma condensed consolidated financial information is solely to illustrate the material impacts of the probable transaction on the Company’s historical financial information, as if the probable transaction had taken place on the earlier date selected for illustrative purposes. Therefore, we do not provide any assurance that the actual result of the probable transaction would have been as presented.

A reasonable assurance engagement as to whether the pro forma condensed consolidated financial information has been compiled, in all material respects, based on the applicable criteria, involves performing procedures to assess whether the applicable criteria adopted by the Company’s Management in the compilation of the pro forma condensed consolidated financial information provide a reasonable basis for presenting the relevant effects directly attributable to the likely transaction, and for obtaining sufficient appropriate evidence as to whether:

◾	the corresponding pro forma adjustments provide an appropriate effect to these criteria; and

◾	the pro forma condensed consolidated financial information reflects the proper application of these adjustments to the historical financial information.

The procedures selected depend on the independent auditor’s judgment, taking into account their understanding of the Company, the nature of the event or the probable transaction in relation to which the pro forma condensed consolidated financial information was compiled, as well as other relevant circumstances of the work. The work also involves evaluating the general presentation of the pro forma condensed consolidated financial information.

We believe that the evidence obtained is sufficient and appropriate to support our opinion on the compilation of the pro forma condensed consolidated financial information.

4

Opinion on the pro forma condensed consolidated financial information

In our opinion, the pro forma condensed consolidated financial information was compiled, in all material respects, based on Comunicado CTG 06 - “Presentation of Pro Forma Accounting Information” issued by the Brazilian Federal Accounting Council.

Porto Alegre, August 11, 2023.

BDO RCS Auditores Independentes SS Ltda
CRC 2 SP 013846/O-1
/s/ Márcio Silva
Márcio Silva
Accountant CRC 1 RS 078817/O-2 – S - SP

5

Pro forma condensed consolidated balance sheet
as of March 31, 2023
(In thousands of Brazilian Reais)

Assets	Evertec Brasil (historical) (1)	Sinqia S.A. (historical) (2)	Pro forma adjustments	Pro forma	Note
Current assets
Cash and cash equivalents	32,616	83,984	-	116,600
Financial investments	-	13,772	-	13,772
Accounts receivable from customers	5,803	52,550	-	58,353
Prepaid expenses	-	2,300	-	2,300
Taxes and contributions recoverable	244	19,897	-	20,141
Other receivables	255,205	1,261	-	256,466
Total current assets	293,868	173,764	-	467,632

Non-current assets
Contract assets	4,036	-	-	4,036
Other receivables	469	126	-	595
Financial assets	-	91,385	-	91,385
Taxes and contributions recoverable	-	1,505	-	1,505
Related parties	274	-	-	274
Deferred income tax and social contribution	-	79,217	-	79,217

Right-of-use assets	89	26,679	-	26,768
Property and equipment	842	20,593	-	21,435
Goodwill	22,462	641,798	1,106,461	1,770,721	2 (a)
Intangible	87,494	447,946	662,666	1,198,106	2 (b)
Total non-current assets	115,666	1,309,249	1,769,127	3,194,042
Total assets	409,534	1,483,013	1,769,127	3,661,674

(1)	Represents the historical audited consolidated balance sheet of Evertec Brasil Informática Ltda. and its subsidiaries (“Evertec Brasil”) as of March 31, 2023.
(2)	Represents the historical reviewed consolidated balance sheet of Sinqia S.A. and its subsidiaries (“Sinqia S.A.”) as of March 31, 2023.

The accompanying notes are an integral part of the pro forma condensed financial information.

1 of 10

Pro forma condensed consolidated balance sheet
as of March 31, 2023
(In thousands of Brazilian Reais)

Liabilities and Shareholders’ Equity	Evertec Brasil (historical) (1)	Sinqia S.A. (historical) (2)	Pro forma adjustments	Pro forma	Note
Current liabilities
Debentures	-	74,552	-	74,552
Lease purchase	114	23,970	-	24,084
Trade accounts payable	4,508	8,213	-	12,721
Advances from customers	-	14,356	-	14,356
Labor and tax liabilities	4,988	76,043	-	81,031
Earnings distributable	-	4,690	-	4,690
Investment acquisition liabilities	-	51,714	-	51,714
Contract liability	4,275	-	-	4,275
Other accounts payable	242,601	321	-	242,922
Total current liabilities	256,486	253,859	-	510,345

Non-current liabilities
Debentures	-	143,611	-	143,611
Lease purchase	2	42,559	-	42,561
Provision for lawsuits	-	134,464	-	134,464
Related parties	6,367	-	-	6,367
Contract liability	784	-	-	784
Investment acquisition liabilities	-	80,769	-	80,769
Non-controlling interest put option	-	158,945	-	158,945
Total non-current liabilities	7,153	560,348	-	567,501

Shareholders’ Equity
Total shareholders’ equity attributed to controllers	145,895	641,990	1,769,127	2,557,012	2 (d)
Non-controlling interest	-	26,816	-	26,816
Total shareholders’ equity	145,895	668,806	1, 769,127	2,583,828
Total liabilities and shareholders’ equity	409,534	1,483,013	1, 769,127	3,661,674

(1)	Represents the historical audited consolidated balance sheet of Evertec Brasil Informática Ltda. (“Evertec Brasil”) as of March 31, 2023.
(2)	Represents the historical reviewed consolidated balance sheet of Sinqia S.A. as of March 31, 2023.

The accompanying notes are an integral part of the pro forma condensed financial information.

2 of 10

Pro forma condensed consolidated income statement
for the period ended March 31, 2023
(In thousands of Brazilian Reais, unless otherwise indicated)

	Evertec Brasil (historical) (1)	Sinqia S.A. (historical) (2)	PaySmart (historical) (3)	Pro forma adjustments	Pro forma	Note

Net revenues	10,385	164,241	7,221	181,847

Costs of services provided	(5,985)	(96,989)	(1,445)	(104,419)

Gross profit	4,400	67,252	5,776	77,428

Selling, general and administrative expenses	(5,521)	(48,144)	(2,845)	(17,693)	(74,203)	2 (c)

Operating profit before financial result	(1,121)	19,108	2,931	(17,693)	3,225

Financial result, net	1,804	(14,503)	82	(12,617)

Profit/(loss) before income tax and social contribution	683	4,605	3,013	(17,693)	(9,392)

Income tax and social contribution
Current	(721)	(3,428)	(896)		(5,045)
Deferred	-	592	-		592

Net income	(38)	1,769	2,117	(17,693)	(13,845)

Earnings per share (in Brazilian Reais (R$))
Basic	(0.0029)				(0.0459)	2 (e)
Diluted	(0.0029)				(0.0459)	2 (e)

(1) Represents the historical audited consolidated statement of income of Evertec Brasil Informática Ltda. (“Evertec Brasil”) for the period ended March 31, 2023.
(2) Represents the historical reviewed consolidated statement of income of Sinqia S.A for the period ended March 31, 2023.
(3) Represents the historical unaudited and not reviewed consolidated statement of income of PaySmart Pagamentos Eletronicos Ltda. (“PaySmart”) from January 1, 2023 to February 28, 2023.

The accompanying notes are an integral part of the pro forma condensed financial information.

3 of 10

Pro forma condensed consolidated income statement
for the year ended December 31, 2022
(In thousands of Brazilian Reais, unless otherwise indicated)

	Evertec Brasil (historical) (1)	Sinqia S.A. (historical) (2)	PaySmart (historical) (3)	Pro forma adjustments	Pro forma	Note

Net revenues	33,615	616,472	47,405		697,492

Costs of services provided	(12,449)	(353,524)	(7,629)		(373,602)

Gross profit	21,166	262,948	39,776		323,890

Selling, general and administrative expenses	(19,750)	(201,847)	(12,515)	(70,772)	(304,884)	2 (c)

Operating profit before financial result	1,416	61,101	27,261	(70,772)	19,006

Financial result, net	2,144	(27,968)	131		(25,693)

Profit/(loss) before income tax and social contribution	3,560	33,133	27,391	(70,772)	(6,688)

Income tax and social contribution
Current	(1,315)	(26,375)	(6,660)		(34,350)
Deferred	-	10,798	-		10,798

Net income	2,245	17,556	20,731	(70,772)	(30,240)

Earnings per share (in Brazilian Reais (R$))
Basic	2,245				(0.1048)	2 (e)
Diluted	2,245				(0.1048)	2 (e)

(1) Represents the historical audited consolidated statement of income of Evertec Brasil Informática Ltda. (“Evertec Brasil”) for the year ended December 31, 2022.
(2) Represents the historical audited consolidated statement of income of Sinqia S.A for the year ended December 31, 2022.
(3) Represents the historical unaudited and not reviewed consolidated statement of income of PaySmart Pagamentos Eletronicos Ltda. (“PaySmart”) for the year ended December 31, 2022.

The accompanying notes are an integral part of the pro forma condensed financial information.

4 of 10

Notes to the pro forma condensed consolidated financial information
(In thousands of Brazilian Reais)

1.    Description of the transactions and basis for preparing the pro forma condensed consolidated financial information

(a)  Description of the transactions

Aquisition of Sinqia S.A.

On July 20, 2023, Evertec Inc, the leading full-service transaction processing company in Latin America and the Caribbean (“Evertec Inc”) and Evertec Brasil Informática Ltda. (“Evertec Brasil”), a company belonging to the same group as Evertec Inc, entered into the Merger Agreement and Other Covenants (“Merger Agreement”) with Sinqia S.A., leading provider of software for the financial services industry in Brazil (“Sinqia”) and other key shareholders of Sinqia. The aforementioned Merger Agreement established the terms and conditions regarding the business combination of Evertec Brasil and Sinqia, which will be carried out through a merger of all shares issued by Sinqia into Evertec Brasil in pursuant to provisions of the Brazilian Corporations Law (the “Merger of Shares”), and as a result of such Merger of Shares, Sinqia will become a wholly-owned subsidiary of Evertec Brasil (the “Transaction”). As Evertec Inc intends to incorporate the acquired assets, there are no deferred tax impacts on the allocated fair values.

At the effective time of the Merger of Shares:

•     each common share of Sinqia, issued and outstanding immediately prior to the Merger of Shares will be exchanged by:

(a)  one class A mandatorily redeemable preferred share issued by Evertec Brasil (“Evertec Brasil New Class A Shares”), and

(b) one class B mandatorily redeemable preferred share issued by Evertec Brasil (“Evertec Brasil New Class B Shares” and, jointly with New Evertec Brasil Class A Shares, the “Evertec Brasil New Shares”).

Immediately upon implementation of the Merger of Shares, all Evertec Brasil New Shares delivered to the shareholders of Sinqia will be automatically redeemed and canceled, and each then shareholder of Sinqia will be entitled to receive, for each Evertec Brasil New Class A Share held. The amount of twenty-four Brazilian Reais and forty-seven cents (R$ 24.47), to be:

a)
Properly adjusted by the base interest rate of Sistema Especial de Liquidação e de Custódia (the “SELIC Adjustment”) applied to the amount of twenty-seven Brazilian Reais and fifty cents (R$ 27.50) as from the date of execution of the Merger Agreement until the date of the closing of the Transaction (the “Closing” and such date, the “Closing Date”), observing the following (i) the SELIC Adjustment shall not exceed one Real (R$1.00) per Evertec Brasil New Class A Share to be redeemed (“SELIC Adjustment Cap”); (ii) the SELIC Adjustment Cap shall not apply in case the Closing of the Transaction gets delayed as a result of a delay in compliance of certain Conditions Precedent to be Fulfilled by Evertec, as defined in the Merger Agreement, provided that all Conditions Precedent to be Fulfilled by Sinqia have been complied pursuant to the the Merger Agreement; and (iii) for the avoidance of doubt, the SELIC Adjustment Cap will cap the abovementioned amount at twenty five Brazilian Reais and forty-seven cents (R$25.47), except as mentioned in item “(ii)” above.;

b)
Adjusted in case of any change, up to the Closing Date (included), to the number of outstanding shares into which Sinqia’s share capital is divided, on a fully diluted basis, except as authorized under the Merger Agreement;

c)
reduced by the same amount of any dividends, interest on equity and other earnings declared and/or paid by Sinqia as from the date of the Merger Agreement and up to Closing Date, adjusted by the SELIC Adjustment as from the payment date, except to the interest on equity declared by Sinqia at the annual general shareholders’ meeting held on April 27, 2023, as authorized under the Merger Agreement;

5 of 10

Notes to the pro forma condensed consolidated financial information
(In thousands of Brazilian Reais)

Additionaly, each Sinqia’s shareholder will be entitled to received, for each Evertec Brasil New Class B Share, 0.014354 Brazilian Depositary Receipt (BDR) Level I representing common shares issued by Evertec Inc, with a par value of one cent (USD 0.01), listed for trading on the New York Stock Exchange, which will be admitted for trade at B3 – Brasil, Bolsa, Balcão S.A. (“Evertec Inc BDR”).

All of the foregoing steps will occur substantially concurrently and will be conditional on the effectiveness of each of the other steps. The result of the Transaction will be: (a) Evertec Brasil will hold all of Sinqia’s share capital; and (b) Sinqia shareholders will receive (i) R$2,178,476 in cash, which will be restated according to the SELIC rate variation from July 20, 2023 until the Closing, subject to the above rules and the rules set forth in the Merger Agreement, and (ii) 0.014354 BDR Evertec Inc.

Evertec Inc has obtained financing commitments for the purpose of financing the Transaction and paying related fees and expenses. The financial institutions have agreed to provide Evertec Inc with debt financing in an aggregate principal amount of $600 million (as such amount may be increased) in one or more Incremental Term B Loans on the terms and subject to the conditions set forth in a debt commitment letter. The proceeds of such financing will be used to finance part of the cash consideration paid to current shareholders of Sinqia.

Aquisition of PaySmart Pagamentos Eletronicos Ltda.

On February 16, 2023, Evertec Inc by Evertec Brasil Informática Ltda. acquired 100% of Paysmart Pagamentos Eletronicos Ltda (“PaySmart”). Headquartered in Porto Alegre, Brazil, PaySmart provides issuer processing services and Banking Identification Number (BIN) sponsorship services for prepaid programs under domestic and international schemes in Brazil. The aggregate purchase price was R$130,000.

(b)  Basis of presentation of pro forma condensed consolidated financial information

The pro forma condensed consolidated financial information for the period ended March 31, 2023 presented herein is based on:

(i)
Evertec Brasil’s audited consolidated financial statements for the period ended March 31, 2023, prepared in accordance with accounting practices adopted in Brazil and international financial reporting standards (IFRS), issued by the International Accounting Standards Board (“IASB”), audited by BDO RCS Auditores Independentes SS Ltda. (“BDO”);

(ii)
Sinqia’s reviewed consolidated financial statements for the period ended March 31, 2023, prepared in accordance with accounting practices adopted in Brazil and IFRS, issued by the IASB, reviewed by Deloitte Touche Tohmatsu Auditores Independentes Ltda. (“Deloitte”);

(iii)
PaySmart’s unaudited and not reviewed consolidated financial information for the two-month period ended February 28, 2023, prepared by management in accordance with accounting practices adopted in Brazil and IFRS, issued by IASB, that comprised on the following financial information:

•	PaySmart’s unaudited and not reviewed financial information for the two-month period ended February 28, 2023, prepared by management in accordance with accounting practices adopted in Brazil;

•
Issuer Instituição de Pagamento Ltda.’s (“Issuer”) unaudited and not reviewed financial information two-month period ended February 28, 2023, prepared in accordance with accounting practices adopted in Brazil;

•
Issuer Holding Ltda.’s (“Issuer Holding”) unaudited and not reviewed financial information for the two-month period ended February 28, 2023, prepared in accordance with accounting practices adopted in Brazil.

6 of 10

Notes to the pro forma condensed consolidated financial information
(In thousands of Brazilian Reais)

The pro forma condensed consolidated financial information for the year-ended December 31, 2022 presented herein is based on:

(i)	Evertec Brasil’s audited financial statements for the year ended December 31, 2022, prepared in accordance with accounting practices adopted in Brazil and IFRS, issued by IASB and audited by BDO;

(ii)
Sinqia’s audited consolidated financial statements for the year ended December 31, 2022, prepared in accordance with accounting practices adopted in Brazil and IFRS, issued by the IASB and audited by Deloitte;

(iv)
PaySmart’s unaudited and not reviewed consolidated financial information for the year ended December 31, 2022, prepared by management, in accordance with accounting practices adopted in Brazil and IFRS, issued by IASB, that comprised on the following financial information:

•	PaySmart’s unaudited and not reviewed financial information for the year ended December 31, 2022, prepared in accordance with accounting practices adopted in Brazil;

•
Issuer Instituição de Pagamento Ltda.’s (“Issuer”) audited financial statements for the year ended December 31, 2022, prepared in accordance with accounting practices adopted in Brazil and audited by BDO;

•	Issuer Holding Ltda.’s (“Issuer Holding”) unaudited and not reviewed financial information for the year ended December 31, 2022, prepared in accordance with accounting practices adopted in Brazil.

The pro forma adjustments are based upon currently available information and certain assumptions, and actual results may differ from the pro forma adjustments. However, management believes that these estimates and assumptions provide a reasonable basis for presenting the significant effects of the contemplated transactions and that the pro forma adjustments are factually supportable and give appropriate effect to those estimates and assumptions.

The pro forma condensed consolidated financial information is not intended to represent what actual results would have been if the business combinations with Sinqia and PaySmart had occurred on the dates indicated, nor is it indicative of future results of operations or financial condition. The pro forma condensed consolidated financial information should be read in conjunction with Evertec Brasil’s historical consolidated financial statements, Sinqia’s historical consolidated financial statements and PaySmart’s unaudited and not reviewed financial information.

The pro forma adjustments have been prepared as if the Closing Date had taken place on March 31, 2023, in the case of the pro forma condensed balance sheet, on January 1, 2022 and on January 1, 2023, in the case of the pro forma condensed statements of income.

7 of 10

Notes to the pro forma condensed consolidated financial information
(In thousands of Brazilian Reais)

2.    Pro forma adjustments

The audited consolidated financial statements and the unaudited and not reviewed condensed consolidated financial statements from which the pro forma condensed consolidated financial information have been derived, were prepared in accordance with IFRS, issued by IASB. There were no differences between accounting practices adopted in Brazil and IFRS.

The acquisitions of Sinqia and PaySmart by Evertec Brasil are each accounted for as a business combination in accordance with IFRS 3 - Business Combinations, using the purchase method of accounting.

The pro forma information presented, including allocation of the purchase price, is based upon preliminary estimates of the fair value of the assets acquired and liabilities assumed, available information as of this date and management assumptions, and will be revised upon final calculations during the one year measurement period as from each acquisition date. Therefore, the actual adjustments may differ from the pro forma adjustments, and the differences may be material. The final purchase price allocation will be determined when Evertec Brasil has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in the value of the consideration transferred, (2) changes in allocations to intangible assets such as trademarks, customer relationships, softwares as well as goodwill and (4)  other changes to assets and liabilities.

The following are general descriptions of material adjustments that are directly attributable to the proposed Transaction, factually supportable and, with respect to the statement of income, expected to have a continuing impact on the consolidated results.

a) Consideration transferred

Evertec Brasil has performed a preliminary valuation analysis of the fair market value of Sinqia’s assets to be acquired and liabilities to be assumed. This preliminary purchase price allocation has  been  used  to  prepare pro  forma transaction  accounting  adjustments   in   the pro forma balance sheet and pro forma statement of income. Using the total consideration for the Transaction, Evertec Brasil has estimated the allocations to such assets and liabilities.

The following table summarizes the allocation of the preliminary purchase price as if the closing date had been March 31, 2023:

Cash consideration	2,178,476
Evertec Inc.’s shares	232,641
Total consideration	2,411,117

Book value of Sinqia’s shareholders’ equity (NCI not considered)	641,990
Elimination of book value of existing goodwill	(641,798)
Book value of Sinqia’s shareholders’ equity (NCI not considered), net of goodwill	192

Trademarks	96,623
Customer relationships	411,741
Softwares	154,302
Total fair value impacts	662,666
Total pro forma goodwill	1,748,259

The total consideration amount indicated above takes account the SELIC Adjustment Cap and, therefore, the total consideration amount may vary depending on the exact Closing Date and the relevant provisions of the Merger Agreement.

8 of 10

Notes to the pro forma condensed consolidated financial information
(In thousands of Brazilian Reais)

The adjustment reflects the net increase in goodwill as of December 31, 2022 consist of the elimination of the book value of Sinqia’s existing goodwill in the amount of R$ (641,798) thousand and the goodwill generated by the Transaction in the amount of R$ 1,748,259.

b) Fair value of assets acquired and liabilities assumed

Evertec Brasil carried out an assessment of the fair value of Sinqia’s assets to be acquired and liabilities to be assumed, in accordance with CPC 15 (R1) - Combinação de negócios (IFRS 3 – Business combination), based on information available at the date of this pro forma condensed consolidated financial information. Using the total consideration for the Transaction, Evertec Brasil estimated the purchase price allocation.

The following table summarizes the purchase price allocation as if the transaction date had occurred on March 31, 2023:

	Book value	Adjusted	Fair value
Trademarks	49,970	96,623	146,593
Customer relationships	279,495	411,741	691,236
Softwares	65,978	154,302	220,280
Goodwill	641,798	1,106,461	1,748,259

c) Intangibles

Reflects the adjustment to fair value of intangibles identified from brands, customer relationships and software. The table below demonstrates the methodology used to measure these intangible assets and the respective estimated fair values and amortizations for the year ended December 31, 2022 and for the period ended March 31, 2023.

Amortization expense estimated pro forma using the straight-line method recognized in general and administrative expenses:

	Estimated fair value	Estimated useful life	Year ended December 31, 2022	Period ended March 31, 2023
Trademarks	96,623	60 months	19,325	4,831
Customer relationships	411,741	240 months	20,587	5,147
Softwares	154,302	60 months	30,860	7,715
Total	662,666		70,772	17,693

Methodology

The valuation techniques used for measuring the fair value of separately identified intangible assets acquired were as follows:

Intangible assets acquired	Valuation technique
Trademark and Softwares
Relief from royalty
This methodology is based on the market remuneration of the use license granted to third parties. The value of the asset is restated by the savings of royalties that the owner would have to own the asset. It is necessary to determine a royalty rate that reflects the appropriate remuneration of the asset. The royalty payments, net of taxes, are discounted to present value.

Customer relationships
Multi-period excess earnings method
The method considers the present value of net cash flows expected to be generated by customer relationships, by excluding any cash flows related to contributory assets.

9 of 10

Notes to the pro forma condensed consolidated financial information
(In thousands of Brazilian Reais)

d) Equity

The pro forma adjustment to shareholders’ equity in March 31, 2023 is calculated as follows:

Capital contribution made by Evertec Inc in Evertec Brasil	2,178,476
Elimination of Sinqia’s Equity accounts	(641,990)
Shares to be issued by Evertec Inc	232,641
Total Pro Forma adjustment	1,769,127

e) Pro forma basic and diluted earnings per share

Pro forma basic and diluted earnings per share were adjusted considering the issuance of  288,680,915 shares of Evertec Inc., as shown below:

	Year ended December 31, 2022	Period ended March 31, 2023
Weighted average of Evertec Brasil Shares - in thousands of shares	1	13,034
Shares issued by Evertec Inc - in thousands of shares	288,681	288,681
Total pro forma weighted average of shares - in thousands of shares	288,682	301,715

Pro Forma Net Income	(30,240)	(13,845)
Pro Forma Earnings per Share (in Brazilian Reais)	(0.1048)	(0.0459)

*          *          *

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Annex VIII to Exhibit 99.2 – Minutes of the Board of Directors of Sinqia (GSM)

SINQIA S.A.
Publicly-held company
CNPJ/ME No. 04.065.791/0001-99
NIRE 35.300.190.785

BOARD OF DIRECTORS’ MEETING MINUTES
HELD ON AUGUST 13, 2023

Date, Time and Location: On August 13, 2023 at 13h00, by video conference, as authorized by article 13 of the Bylaws of Sinqia S.A. (“Company”).

Call and Attendance: The prior call notice was waived, due to the attendance of all of the members of the Board of Directors of the Company, that is, Ana Carolina Ribeiro Strobel, Antonio Luciano de Camargo Filho, Bernardo Francisco Pereira Gomes, Caio Lewkowicz, Gustavo José Costa Roxo, Roberto Dagnoni e Rodrigo Heilberg.

Presiding Board: President: Antonio Luciano de Camargo Filho; Secretary: Verônica Belchior de Sousa Campos.

Resolutions: After analysis, discussions and clarifications, the Directors resolved, unanimously and without reservations, to:

1.
to approve the execution, by the Company’s board of officers, of the “Protocol and Justification for the Merger of Shares Issued by Sinqia S.A. by Evertec Brasil Informática S.A.” (“Protocol”), with the purpose of merging the shares issued by the Company by Evertec Brasil Informática S.A. (“Evertec BR”) (“Merger of Shares”) within the scope of the business combination between the Company and Evertec BR (“Transaction”), with the authorization for the Company’s board of officers to adopt all the necessary measures to implement the resolutions that may be approved at the Company’s General Shareholders’ Meeting (“GSM”);

2.
to approve, in accordance with the Protocol, and in compliance with the provisions of Articles 6, 8 and 12 of the Company’s Bylaws, the calling of the Company’s GSM, to resolve on the following agenda:

(a)
To examine, discuss and resolve on the Protocol and on the Merger of Shares upon the delivery, to the Company’s shareholders, of class A preferred shares and class B preferred shares issued by Evertec BR, automatically redeemable upon delivery, as consideration, of a cash installment and Level I Brazilian Depositary Receipts (BDRs) backed by common shares issued by Evertec, Inc. (“Evertec Inc”), under the terms and conditions set forth in the Protocol, hereby authorizing the Company’s board of officers to adopt all the necessary measures to implement the resolutions that may be approved at the GSM;

(b)
To resolve on the waiver of Evertec BR’s obligation to join the Novo Mercado segment of B3 S.A. - Brasil, Bolsa, Balcão (“Novo Mercado”) due to the Merger of Shares, pursuant to Article 46, Sole Paragraph, of the Novo Mercado Regulation; and

(c)	To resolve on the termination of Sinqia’s Stock Granting Plan, immediately after the delivery of the shares covered by such plan to its beneficiaries.

As they are considered part of a single transaction, subject of the material fact published on July 20, 2023, the approval of each of the matters on the agenda will be conditioned to the full approval of all matters on the agenda of the GSM, provided that the consummation of the operation described in the Protocol is conditioned to the implementation of all the conditions precedent provided for in the Protocol.

3.
to approve the Management Proposal for the Company’s GSM, which will be made available at the Company’s headquarters and on its website (ri.sinqia.com.br), as well as on the CVM and B3 websites, which contains the information required by Law 6404/76 and CVM Resolution 81/2022; and

4.	authorize the officers of the Company to carry out any and all acts necessary for the implementation of the resolutions hereby approved.

Closing: There being no further business to discuss, the Chairman closed the meeting. These minutes were drawn up, found in compliance and executed by all those present. Directors: Ana Carolina Ribeiro Strobel, Antonio Luciano de Camargo Filho, Bernardo Francisco Pereira Gomes, Caio Lewkowicz, Gustavo José Costa Roxo, Roberto Dagnoni and Rodrigo Heilberg.

This is a true copy of the original minutes drawn up in the appropriate book.

São Paulo, August 13, 2023.

Antonio Luciano de Camargo Filho	Verônica Belchior de Sousa Campos
(digitally signed)	(digitally signed)

Annex IX to Exhibit 99.2 – Minutes of the Sinqia Fiscal Committee (GSM)

SINQIA S.A.
Publicly-held Company CNPJ/ME No. 04.065.791/0001-99
NIRE 35.300.190.785

FISCAL COUNCIL’S MEETING MINUTES
HELD ON AUGUST 13, 2023

Date, Time and Location: On August 13, 2023, at 13h00, by video conference, as authorized by article 8, 1st paragraph, of the Internal Regulations of the Fiscal Council of Sinqia S.A. (“Sinqia” or “Company”).

Call and Attendance: The prior call notice was waived, due to the attendance of all of the members of the Fiscal Council (“CF”), Mr. Augusto Frederico Caetano Schaffer, Mr. Hugo Paulo Ehrentreich and Mr. Wesley Montechiari Figueira. The Company’s Chief Executive Officer, Mr. Bernardo Gomes, and the Vice-President of Finance and Strategy and Chief Investor Relations Officer Mr. Thiago Rocha.

Presiding Board: Wesley Montechiari Figueira – President; Augusto Frederico Caetano Schaffer – Secretary.

Agenda: To give an opinion on the proposal of the Company’s management regarding the business combination between Sinqia and Evertec Brasil Informática S.A. (“Evertec BR”), through the merger of shares of the Company by Evertec BR (“Merger of Shares”), followed by the redemption of the new shares issued by Evertec BR, under the terms of the “Protocol and Justification for the Merger of Shares Issued by Sinqia S.A. by Evertec Brasil Informática S.A.” (“Protocol”), to be submitted to the Company’s general shareholders’ meeting (“EGM”).

Resolutions: Opening the meeting, the Chief Executive Officer presented to the members of the CF (i) the terms and conditions of the proposed Merger of Shares, as set out in the Protocol, duly shared with the members of the CF in advance of the meeting; as well as (ii) the fairness opinion prepared by Banco BTG S.A. attesting to the potential benefits of the Merger of Shares, the reasonableness of the exchange ratio and its economic terms. After analyzing and discussing the agenda, the members of the CF, unanimously and without restrictions, gave a favorable opinion on the Merger of Shares, to be submitted to the Company’s EGM.

Closing: There being no further business to discuss, the President closed the meeting.  These minutes were drawn up, found in compliance and digitally executed by all those present.

São Paulo, August 13, 2023.

Augusto Frederico Caetano Schaffer Member of the Fiscal Council	Hugo Paulo Ehrentreich Member of the Fiscal Council

Wesley Montechiari Figueira Member and Coordinator of the Fiscal Council